                                                          Exhibit 99(b)(2)


                                                           CONFORMED COPY


===============================================================================






                                      CREDIT AGREEMENT

                                 Dated as of February 3, 1998,

                                          among


                              PACIFICORP GROUP HOLDINGS COMPANY,

                                    PACIFICORP ENERGYCO,

                                  THE LENDERS NAMED HEREIN,


                                      CITIBANK, N.A.,
                              as Paying Agent and Issuing Bank


                                            and



                                     CITICORP USA, INC.,
                                     as Collateral Agent


                                   --------------------------


                                    CITICORP SECURITIES, INC.,
                                GOLDMAN SACHS CREDIT PARTNERS L.P.
                                             and
                                  J.P. MORGAN SECURITIES INC.,
                                          as Arrangers


===============================================================================

                                                      [CS&M  Ref. No. 6558-145]

                     TABLE OF CONTENTS

                                                   Page




                     ARTICLE I Definitions
Section 1.01. Defined Terms. . . . . . . . . . . . . . . . . . .2
SECTION 1.02.  Terms Generally . . . . . . . . . . . . . . . . 31
SECTION 1.03.  Exchange Rates. . . . . . . . . . . . . . . . . 31

                        ARTICLE II The Credits

SECTION 2.01.  Commitments . . . . . . . . . . . . . . . . . . 32
SECTION 2.02.  Loans . . . . . . . . . . . . . . . . . . . . . 32
SECTION 2.03.  Borrowing Procedure . . . . . . . . . . . . . . 34
SECTION 2.04.  Evidence of Debt; Repayment of Loans. . . . . . 35
SECTION 2.05.  Fees. . . . . . . . . . . . . . . . . . . . . . 35
SECTION 2.06.  Interest on Loans . . . . . . . . . . . . . . . 36
SECTION 2.07.  Default Interest. . . . . . . . . . . . . . . . 36
SECTION 2.08.  Alternate Rate of Interest. . . . . . . . . . . 37
SECTION 2.09.  Termination and Reduction of Commitments. . . . 37
SECTION 2.10.  Conversion and Continuation of Borrowings . . . 38
SECTION 2.11.  [Intentionally Omitted] . . . . . . . . . . . . 39
SECTION 2.12.  Optional Prepayments. . . . . . . . . . . . . . 39
SECTION 2.13.  Mandatory Prepayments . . . . . . . . . . . . . 40
SECTION 2.14.  Reserve Requirements; Change in Circumstances . 41
SECTION 2.15.  Change in Legality. . . . . . . . . . . . . . . 43
SECTION 2.16.  Indemnity . . . . . . . . . . . . . . . . . . . 43
SECTION 2.17.  Pro Rata Treatment. . . . . . . . . . . . . . . 44
SECTION 2.18.  Sharing of Setoffs. . . . . . . . . . . . . . . 44
SECTION 2.19.  Payments. . . . . . . . . . . . . . . . . . . . 45
SECTION 2.20.  Taxes . . . . . . . . . . . . . . . . . . . . . 45
SECTION 2.21.  Assignment of Commitments Under Certain
               Circumstances; Duty
               to Mitigate . . . . . . . . . . . . . . . . . . 47
SECTION 2.22.  Letters of Credit . . . . . . . . . . . . . . . 48
SECTION 2.23.  Extension of Revolving Credit Commitments . . . 52

            ARTICLE III Representations and Warranties
SECTION 3.01.  Organization. . . . . . . . . . . . . . . . . . 53
SECTION 3.02.  Corporate and Governmental Authorization; No
               Contravention . . . . . . . . . . . . . . . . . 53

SECTION 3.03.  Enforceability. . . . . . . . . . . . . . . . . 53
SECTION 3.04.  Financial Statements. . . . . . . . . . . . . . 54
SECTION 3.05.  No Material Adverse Change. . . . . . . . . . . 55
SECTION 3.06.  Title to Properties; Possession Under Leases. . 55
SECTION 3.07.  Subsidiaries. . . . . . . . . . . . . . . . . . 55
SECTION 3.08.  Litigation; Compliance with Laws. . . . . . . . 55
SECTION 3.09.  Agreements. . . . . . . . . . . . . . . . . . . 56
SECTION 3.10.  Federal Reserve Regulations . . . . . . . . . . 56
SECTION 3.11.  Investment Company Act; Public Utility Holding
               Company Act . . . . . . . . . . . . . . . . . . 56
SECTION 3.12.  Tax Matters . . . . . . . . . . . . . . . . . . 56
SECTION 3.13.  No Material Misstatements . . . . . . . . . . . 56
SECTION 3.14.  Employee Benefit Plans. . . . . . . . . . . . . 57
SECTION 3.15.  Environmental Matters . . . . . . . . . . . . . 57
SECTION 3.16.  Insurance . . . . . . . . . . . . . . . . . . . 58
SECTION 3.17.  Security Documents. . . . . . . . . . . . . . . 58
SECTION 3.18.  Solvency. . . . . . . . . . . . . . . . . . . . 59
SECTION 3.19.  Labor Matters . . . . . . . . . . . . . . . . . 59


                      ARTICLE IV Conditions

SECTION 4.01.  Effective Date. . . . . . . . . . . . . . . . . 59
SECTION 4.02.  Borrowings. . . . . . . . . . . . . . . . . . . 60


                 ARTICLE V Affirmative Covenants

SECTION 5.01.  Existence; Businesses and Properties. . . . . . 62
SECTION 5.02.  Insurance . . . . . . . . . . . . . . . . . . . 62
SECTION 5.03.  Obligations and Taxes . . . . . . . . . . . . . 62
SECTION 5.04.  Financial Statements, Reports, etc. . . . . . . 63
SECTION 5.05.  Litigation and Other Notices. . . . . . . . . . 64
SECTION 5.06.  Maintaining Records; Access to Properties and
               Inspections . . . . . . . . . . . . . . . . . . 64
SECTION 5.07.  Use of Proceeds . . . . . . . . . . . . . . . . 65
SECTION 5.08.  Compliance with Laws. . . . . . . . . . . . . . 65
SECTION 5.09.  Further Assurances. . . . . . . . . . . . . . . 65
SECTION 5.10.  Interest Rate Protection Agreements . . . . . . 65
SECTION 5.11.  Tax Sharing Accounts. . . . . . . . . . . . . . 65
SECTION 5.12.  Tax Sharing Agreements. . . . . . . . . . . . . 66
SECTION 5.13.  Peabody Transfer; PPM Contribution; Citizens
               Transfer. . . . . . . . . . . . . . . . . . . . 66
SECTION 5.14.  Open Market Shares. . . . . . . . . . . . . . . 66


                  ARTICLE VI Negative Covenants

SECTION 6.01.  Indebtedness. . . . . . . . . . . . . . . . . . 66
SECTION 6.02.  Liens . . . . . . . . . . . . . . . . . . . . . 68
SECTION 6.03.  Sale and Lease-Back Transactions. . . . . . . . 70
SECTION 6.04.  Investments, Loans and Advances . . . . . . . . 70
SECTION 6.05.  Mergers, Consolidations, Sales of Assets and
               Acquisitions. . . . . . . . . . . . . . . . . . 71
SECTION 6.06.  Dividends and Distributions; Restrictions on
               Ability of
               Subsidiaries to Pay Dividends . . . . . . . . . 72
SECTION 6.07.  Transactions with Affiliates. . . . . . . . . . 73
SECTION 6.08.  Business of PGH and Subsidiaries. . . . . . . . 73
SECTION 6.09.  Other Indebtedness and Agreements . . . . . . . 73
SECTION 6.10.  Fixed Charge Coverage Ratio . . . . . . . . . . 74
SECTION 6.11.  Leverage Ratio. . . . . . . . . . . . . . . . . 74
SECTION 6.12.  Consolidated EBITDA . . . . . . . . . . . . . . 75
SECTION 6.13.  Fiscal Year . . . . . . . . . . . . . . . . . . 75



                  ARTICLE VII Events of Default


      ARTICLE VIII The Paying Agent and the Collateral Agent


                     ARTICLE IX Miscellaneous

SECTION 9.01.  Notices . . . . . . . . . . . . . . . . . . . . 81
SECTION 9.02.  Survival of Agreement . . . . . . . . . . . . . 82
SECTION 9.03.  Binding Effect. . . . . . . . . . . . . . . . . 82
SECTION 9.04.  Successors and Assigns. . . . . . . . . . . . . 82
SECTION 9.05.  Expenses; Indemnity . . . . . . . . . . . . . . 85
SECTION 9.06.  Right of Setoff . . . . . . . . . . . . . . . . 86
SECTION 9.07.  APPLICABLE LAW. . . . . . . . . . . . . . . . . 86
SECTION 9.08.  Waivers; Amendment. . . . . . . . . . . . . . . 86
SECTION 9.09.  Interest Rate Limitation. . . . . . . . . . . . 87
SECTION 9.10.  Entire Agreement. . . . . . . . . . . . . . . . 87
SECTION 9.11.  WAIVER OF JURY TRIAL. . . . . . . . . . . . . . 88
SECTION 9.12.  Severability. . . . . . . . . . . . . . . . . . 88
SECTION 9.13.  Counterparts. . . . . . . . . . . . . . . . . . 88
SECTION 9.14.  Headings. . . . . . . . . . . . . . . . . . . . 88
SECTION 9.15.  Jurisdiction; Consent to Service of Process . . 88
SECTION 9.16.  Conversion of Currencies. . . . . . . . . . . . 89
SECTION 9.17.  Confidentiality . . . . . . . . . . . . . . . . 89
SECTION 9.18. Margin Regulations . . . . . . . . . . . . . . . 90
SECTION 9.19.  European Monetary Union . . . . . . . . . . . . 90

                                                    Contents, p.5

                                                             Page

                                                    Contents, p.6

                                                             Page
Exhibits and Schedules

EXHIBIT A                Administrative Questionnaire
EXHIBIT B                Assignment and Acceptance
EXHIBIT C                Borrowing Request
EXHIBIT D                Collateral Assignment
EXHIBIT E                Guarantee Agreement
EXHIBIT F                Pledge Agreement
EXHIBIT G                U.K. Tax Sharing Agreement
EXHIBIT H                U.S. Tax Sharing Policy
EXHIBIT I-1              Opinion of Stoel Rives LLP
EXHIBIT I-2              Opinion of Davis Polk & Wardwell
EXHIBIT I-3              Opinion of Linklaters & Paines
EXHIBIT I-4              Opinion of Clifford Chance

SCHEDULE 1.01(a)         Additional Cost
SCHEDULE 1.01(b)         Excluded Assets
SCHEDULE 1.01(c)         Offer Conditions Precedent
SCHEDULE 1.01(d)         Refinanced Indebtedness
SCHEDULE 2.01            Commitments
SCHEDULE 3.06 (b)        Leases
SCHEDULE 3.07 (a)        Closing Date Subsidiaries
SCHEDULE 3.07(b)         Funding Date Subsidiaries
SCHEDULE 3.08            Litigation
SCHEDULE 3.15            Environmental Matters
SCHEDULE 3.16            Insurance
SCHEDULE 6.01(a)         Indebtedness
SCHEDULE 6.02(a)         Liens
SCHEDULE 6.04(b)         Commitments for Investments, Loans and
                         Advances of PGH and its Subsidiaries

                    CREDIT AGREEMENT dated as of February 3,
               1998, among PACIFICORP GROUP HOLDINGS COMPANY (formerly known as PacifiCorp Holdings, Inc.), a Delaware corporation ("PGH" or the "Guarantor"), PACIFICORP ENERGYCO, an unlimited company incorporated in England and Wales (the "Borrower"), the Lenders (as defined in
               Article I), CITIBANK, N.A., a national banking association ("Citibank"), as paying agent (in such capacity, the "Paying Agent") for the Lenders, and as issuing bank (in such capacity, the "Issuing Bank"), and CITICORP USA, INC., a Delaware corporation ("Citicorp USA"), as collateral agent (in such capacity, the "Collateral Agent") for the Lenders.


   Pursuant to the Offer (such term and each other capitalized term used but not defined herein having the meaning given to it in Article I), PA has offered or will offer to purchase each outstanding Share (including Shares
represented by Depositary Shares) at a purchase price of          pence net
per share in cash to the holder thereof. In connection therewith and to provide a portion of the financing therefor, (a) PA has entered into the PA Facility Agreement and (b) Powercoal has entered into the Powercoal Credit Agreement.

   The Borrower has requested the Lenders to extend credit in the form of (a) Term Loans at any time during the Term Loan Availability Period, in an aggregate principal amount not in excess of $1,500,000,000 (or the Sterling Equivalent thereof) and (b) Revolving Loans at any time and from time to time prior to the Revolving Credit Maturity Date, in an aggregate principal amount at any time outstanding not in excess of $400,000,000 (or the Sterling Equivalent thereof). The Borrower has requested the Issuing Bank to issue letters of credit, in an aggregate face amount at any time outstanding not in excess of $350,000,000 (or the Sterling Equivalent thereof) to support payment obligations incurred in the ordinary course of business by the Borrower, PGH or any of their respective subsidiaries.

   The proceeds of the Term Loans, together with approximately $606,000,000 in net cash proceeds of an equity contribution (the "PGH Equity Contribution") to be made by PGH to the Borrower, are to be used solely (a) to distribute to PA through certain of the Borrower's direct and indirect subsidiaries a portion of the funds necessary to finance the Offer and for the other purposes specified in Clause 3.1(a)(i) of the PA Facility Agreement and (b) for the payment of fees and expenses in connection with the Offer. The proceeds of the Revolving Loans (other than the Revolving Loans used for the purposes specified in the immediately preceding sentence) are to be used solely for the ordinary working capital needs of the Borrower, PGH and their respective subsidiaries. PA will use (a) the proceeds from each Acquisition Borrowing, (b) the proceeds of the Powercoal/PA Loans and (c) certain proceeds from borrowings by PA under the PA Facility Agreement to finance the Offer and for the other purposes specified in Clause 3.1(a)(i) of the PA Facility Agreement.

   The Lenders are willing to extend such credit to the Borrower and the Issuing Bank is willing to issue letters of credit for the account of the Borrower on the terms and subject to the conditions set forth herein. Accordingly, the parties hereto agree as follows:

                            ARTICLE I

                           Definitions

   SECTION 1.01. Defined Terms. As used in this Agreement, the following terms shall have the meanings specified below:

   "Acquisition Borrowing" shall mean any Borrowing, the proceeds of which are distributed to PA through certain of the Borrower's direct and indirect subsidiaries to be used by PA to finance a portion of the Offer and/or for the other purposes specified in Clause 3.1(a)(i) of the PA Facility Agreement.

   "Additional Cost" shall mean, in relation to any Sterling Borrowing for any Interest Period, the cost as calculated by the Paying Agent in accordance with Schedule 1.01(a) imputed to each Lender participating in such Sterling Borrowing of compliance with the mandatory liquid assets requirements of the Bank of England during that Interest Period, expressed as a percentage.

   "Adjusted LIBO Rate" shall mean, with respect to any Eurocurrency Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) if such Eurocurrency Borrowing is a Dollar Borrowing, the LIBO Rate in effect for such Interest Period multiplied by Statutory Reserves and (b) if such Eurocurrency Borrowing is a Sterling Borrowing, the LIBO Rate in effect for such Interest Period plus Additional Cost.

   "Adjustment Amount" shall mean the cumulative amount (during the period from April 1, 1998, hereunder to the end of the period relating to the relevant determination) by which the cash expenditures of Powercoal and its subsidiaries (after giving effect to the Peabody Transfer) for reclamation and related liabilities, workers compensation liabilities, postretirement benefit costs, industry fund obligations and similar items exceed the sum of:
 (a) the cumulative expense during such period recognized in Consolidated Net Income of Powercoal and its subsidiaries (after giving effect to the Peabody Transfer) for reclamation and related liabilities, workers compensation liabilities, postretirement benefit costs, industry fund obligations and similar items and (b) $50,000,000.

   "Administrative Questionnaire" shall mean an Administrative Questionnaire in the form of Exhibit A or such other form as shall be approved by the Paying Agent.

   "Affiliate" shall mean, when used with respect to a specified person, any other person that directly or indirectly, through one or more intermediaries, Controls or is Controlled by or is under direct or indirect common Control with such specified person; provided that, for purposes of Section 6.07 only, beneficial ownership of 10% or more of the voting securities of a person shall be deemed to be Control for purposes of the definition of "Affiliate". Neither the Lenders nor any of their Affiliates will be treated as an Affiliate of the Borrower or any of its subsidiaries for purposes of this Agreement.

   "Aggregate Revolving Credit Exposure" shall mean the aggregate amount of the Lenders' Revolving Credit Exposures.

   "Agreement Currency" shall have the meaning assigned to such term in
Section 9.16.

   "Announcement Date" shall mean the date on which the Press Release is issued.

   "Assessment Rate" shall mean for any date the annual rate (rounded upwards, if necessary, to the next 1/100 of 1%) most recently estimated by the Paying Agent as the then current net annual assessment rate that will be employed in determining amounts payable by the Paying Agent to the Federal Deposit Insurance Corporation (or any successor thereto) for insurance by such Corporation (or such successor) of time deposits made in Dollars at the Paying Agent's domestic offices.

   "Asset Sale" shall mean the sale, lease, transfer or other disposition (by way of merger or otherwise, including as a result of a Condemnation Event or a Casualty Event) by PGH, the Borrower or any of their respective subsidiaries to any person other than PGH, the Borrower or any of their respective subsidiaries of (a) any capital stock or other equity interests of the Borrower or any of the subsidiaries of PGH or the Borrower or (b) any other assets of PGH, the Borrower or any of their respective subsidiaries (other than inventory, obsolete or worn-out assets, scrap and Permitted Investments, in each case disposed of in the ordinary course of business), except for (i) any sale, lease, transfer or other disposition in one transaction or a series of related transactions having a value of $25,000,000 (or the Dollar Equivalent thereof in another currency) or less and (ii) payment of a cash dividend permitted by Section 6.06(a). Notwithstanding the foregoing, the term "Asset Sale" shall not include (a) the transfer of Open Market Shares in accordance with Section 5.15, (b) transfers of assets as part of a sale and leaseback transaction permitted by Section 6.03 and (c) the transfer to PacifiCorp or a subsidiary of PacifiCorp of any of the Excluded Assets.

   "Assignment and Acceptance" shall mean an assignment and acceptance entered into by a Lender and an assignee, and accepted by the Paying Agent, in the form of Exhibit B or such other form as shall be approved by the Paying Agent.

   "Base CD Rate" shall mean the sum of (a) the product of (i) the Three-Month Secondary CD Rate and (ii) Statutory Reserves and (b) the Assessment Rate.

   "Base Rate" shall mean, for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Base CD Rate in effect on such day plus 1% and (c) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. If for any reason the Paying Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Base CD Rate or the Federal Funds Effective Rate or both for any reason, including the inability or failure of the Paying Agent to obtain sufficient quotations in accordance with the terms of the definition thereof, the Base Rate shall be determined without regard to clause (b) or (c), or both, of the preceding sentence, as appropriate, until the circumstances giving rise to such inability no longer exist. Any change in the Base Rate due to a change in the Prime Rate, the Base CD Rate or the Federal Funds Effective Rate shall be effective on the effective date of such change in the Prime Rate, the Base CD Rate or the Federal Funds Effective Rate, respectively.

   "Base Rate Borrowing" shall mean a Borrowing comprised of Base Rate Loans.

   "Base Rate Loan" shall mean any Base Rate Term Loan or Base Rate Revolving Loan.

   "Base Rate Revolving Loan" shall mean any Revolving Loan bearing interest at a rate determined by reference to the Base Rate in accordance with the provisions of Article II.

   "Base Rate Spread" shall mean 1.75%; provided, however, that (a) the Base Rate Spread shall be 1.25% if within 10 Business Days of the initial Acquisition Borrowing the credit facilities under this Agreement shall have received credit ratings from Standard & Poor's Ratings Services and Moody's Investors Service, Inc. of BB+ and Ba1 or higher, respectively, and (b) the Base Rate Spread shall be increased by 0.75% during the Extension Period.

   "Base Rate Term Borrowing" shall mean a Borrowing comprised of Base Rate Term Loans.

   "Base Rate Term Loan" shall mean any Term Loan bearing interest at a rate determined by reference to the Base Rate in accordance with the provisions of
Article II.

   "Board" shall mean the Board of Governors of the Federal Reserve System of the United States of America.

   "Borrowing" shall mean (a) Revolving Loans or (b) Term Loans, in each case, of the same Type, Class and currency, made, converted or continued on the same date and, in the case of Eurocurrency Loans, as to which a single Interest Period is in effect.

   "Borrowing Request" shall mean a request by the Borrower in accordance with the terms of Section 2.03 and substantially in the form of Exhibit C or such other form as shall be approved by the Paying Agent.

   "Business Day" shall mean any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a Eurocurrency Loan, the term "Business Day" shall also exclude any day on which banks are not open for dealings in deposits in the London interbank market.

   "Calculation Date" shall mean (a) the last Business Day of each calendar month, (b) if at any time the Aggregate Revolving Credit Exposure exceeds 75% of the Total Revolving Credit Commitments, the last Business Day of each week and (c) if a Default or an Event of Default shall have occurred and be continuing, such additional dates as the Paying Agent or the Required Lenders shall specify.

   "Capital Lease Obligations" of any person shall mean the obligations of such person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

   "Cash Available for Fixed Charges" shall mean, for any period, without duplication, the excess of (a) the sum of (i) the aggregate amount of cash dividends or distributions actually received by the Loan Parties during such period in respect of the common stock of, or other ownership interests in, their respective subsidiaries; (ii) the aggregate amount of payments actually received by PGH during such period with respect to PGH's interest in the Spring Creek Obligations; (iii) the aggregate amount of any interest payments actually received by PGH during such period with respect to Indebtedness due to PGH under the Intercompany Loan Agreements and with respect to any other intercompany loans or advances; (iv) the aggregate amount of cash equity investments made by PacifiCorp in PGH during such period; and (v) the aggregate amount of payments received by the Loan Parties under or in respect of the Tax Sharing Agreements, net of any tax payments made by the Loan Parties under or in respect of the Tax Sharing Agreements or in respect of taxes over (b) cash expenses (other than Cash Interest Expense) paid by the Loan Parties during such period. For purposes of clause (d) of this definition, a cash equity investment made by PacifiCorp in PGH within 45 days after the end of any fiscal quarter shall be deemed to have been made during such fiscal quarter (and not during the following fiscal quarter) if PGH so elects by giving written notice of such election to the Paying Agent within such 45-day period.

   "Cash Interest Expense" shall mean, for any period, the interest expense of any Loan Party (including related commitment fees, facilities fees and similar fees, and the interest component in respect of Capital Lease Obligations but excluding fees and expenses paid in connection with the closing of the Transactions) paid in cash during such period, as determined in accordance with GAAP.

   "Casualty Event" shall mean an event pursuant to which PGH or any of its subsidiaries has the right to collect insurance proceeds under any insurance policies with respect to any insured casualty or other insured damage to any property of PGH or any of its subsidiaries.

   A "Change in Control" shall be deemed to have occurred if (a) any person or group (within the meaning of Rule 13d-5 of the Securities Exchange Act of 1934 as in effect on the Closing Date) shall own, directly or indirectly, beneficially or of record, shares representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding capital stock of PacifiCorp; (b) a majority of the seats (other than vacant seats) on the board of directors of PacifiCorp, PGH or the Borrower shall at any time be occupied by persons who were neither (i) nominated by the board of directors of PacifiCorp, nor (ii) appointed by directors so nominated; (c) any change in control (or similar event, however denominated) with respect to PacifiCorp shall occur under and as defined in any indenture or agreement in respect of Indebtedness to which PGH, any person directly or indirectly Controlling the Borrower or any subsidiary of PGH is a party; (d) PacifiCorp consolidates with, or merges with or into, any person, or any person consolidates with, or merges with or into, PacifiCorp in any such event pursuant to a transaction in which any of the issued and outstanding capital stock of PacifiCorp is converted into or exchanged for cash, securities or other property, other than any such transaction where the capital stock of PacifiCorp outstanding immediately prior to such transaction is converted into or exchanged for capital stock of the surviving or transferee person constituting a majority of the issued and outstanding shares of such capital stock of such surviving or transferee person (immediately after giving effect to such conversion or exchange); (e) PacifiCorp shall own, directly or indirectly, beneficially and of record, less than 80% of the outstanding capital stock of PGH, free and clear of all Liens (other than Liens permitted under the Transaction Documents); or (f) PGH shall cease to own, directly or indirectly, beneficially and of record, 100% of the outstanding capital stock of the Borrower, free and clear of all Liens (other than Liens permitted under the Transaction Documents).

   "Citibank" shall have the meaning assigned to such term in the preamble to this Agreement.

   "Citicorp USA" shall have the meaning assigned to such term in the preamble to this Agreement.

   "Citizens" shall mean Citizens Power LLC, a limited liability company organized under the laws of the State of Delaware, all the limited liability company interests of which on the date hereof are directly owned by Peabody Investments.

   "Citizens Transfer" shall mean the direct or indirect transfer by PA or any of its subsidiaries of all the issued and outstanding limited liability company interests of Citizens to Powercoal or any of its subsidiaries.

   "Class", when used in reference to any Loan or Borrowing, shall refer to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans or Term Loans and, when used in reference to any Commitment, refers to whether such Commitment is a Revolving Commitment or a Term Loan Commitment.

   "Clean-up Period" shall mean the period commencing on the Closing Date and ending on the date that is 180 (or, in the case of Citizens, 270) days after the date of the initial Borrowing hereunder.

   "Closing Date" shall mean February 3, 1998.

   "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

   "Collateral" shall mean all the "Collateral", as defined in any Security Document.

   "Collateral Assignment" shall mean the Collateral Assignment, substantially in the form of Exhibit D, made by the Loan Parties in favor of the Collateral Agent for the benefit of the Secured Parties.

   "Collateral Trust and Intercreditor Agreement" shall mean an agreement entered into after the Closing Date and in form and substance satisfactory to the Collateral Agent and the Initial Lenders pursuant to which the Collateral Agent will agree, on behalf of the Secured Parties, with the trustee or representative of the holders from time to time of FRNs and/or EnergyCo Refinancing Indebtedness that such holders may be secured equally and ratably with the Secured Parties by the Collateral; provided, however, that such Collateral Trust and Intercreditor Agreement shall provide (and the indenture or other agreement governing any EnergyCo Refinancing Indebtedness must provide (and, in the case of clause (c) below, must permit the continuing lien in the Collateral in favor of the Revolving Credit Lenders or any replacement revolving credit facility in an aggregate principal amount not less than the then current Total Revolving Credit Commitment) in order to be so equally and ratably secured) that (a) the Collateral Agent shall have the absolute discretion as to the timing and manner of any enforcement against, or disposition of, the Collateral (subject to the direction of a majority in interest of the Secured Parties and the holders of FRNs), (b) upon any release of all or any portion of the Collateral by the Secured Parties and the holders of the FRNs, the liens thereon in favor of the holders of EnergyCo Refinancing Indebtedness shall be automatically released and (c) upon the repayment or prepayment in full of the Term Loans and the FRNs, the liens in favor of the holders of the EnergyCo Refinancing Indebtedness shall be automatically released, notwithstanding that the liens in favor of the Revolving Credit Lenders or any replacement revolving credit facility may continue.

   "Commitment" shall mean, with respect to each Lender, such Lender's Revolving Credit Commitment and Term Loan Commitment.

   "Commitment Fee" shall have the meaning assigned to such term in Section 2.05(a).

   "Condemnation Event" shall mean an event pursuant to which PGH or any of its subsidiaries has the right to collect and receive proceeds as a result of any action or proceeding for the taking of any property of PGH or any of its subsidiaries, or any part thereof or interest therein, for public or quasi-public use under the power of eminent domain, by reason of any public improvement or condemnation proceeding, or in any other manner.

   "Confidential Information Memorandum" shall mean the Confidential Information Memorandum of the Borrower to be used by the Initial Lenders and their Affiliates in connection with the syndication of the Commitments.

   "Consolidated EBITDA" shall mean, for any period, Consolidated Net Income for such period, plus, without duplication and to the extent deducted from revenues in determining Consolidated Net Income, the sum of (a) the aggregate amount of Consolidated Interest Expense for such period, (b) the aggregate amount of income tax expense for such period (including payments in respect of income taxes under the Tax Sharing Agreements), (c) all amounts attributable to depreciation, depletion and amortization for such period (including, without limitation, amortization of any prepayment made of lease rentals arising pursuant to the generation lease arrangements in force as of the date hereof between National Power plc and a member of the TEG Group and between Powergen Plc and a member of the TEG Group), (d) all noncash nonrecurring charges during such period, and (e) expenses incurred by PGH and its subsidiaries in connection with Funding Exchange Rate Protection Agreements, and minus, without duplication, (i) to the extent included in determining Consolidated Net Income, all nonrecurring gains during such period and (ii) the Net Adjustment Amount, all as determined on a consolidated basis for PGH and its subsidiaries in accordance with GAAP. For the purposes of determining the Leverage Ratio at December 31, 1998, Consolidated EBITDA for the period of four fiscal quarters ending December 31, 1998, shall be determined to be the amount of annualized Consolidated EBITDA for the period from the Unconditional Date to and including December 31, 1998.

   "Consolidated Interest Expense" shall mean, for any period, the interest expense (including the interest component in respect of Capital Lease Obligations), of PGH and its subsidiaries during such period, minus any interest income of PGH and its subsidiaries during such period, in each case, as determined on a consolidated basis in accordance with GAAP. For purposes of the foregoing, interest expense shall be determined after giving effect to any net payments accrued by PGH or its subsidiaries with respect to the interest rate protection agreements relating to PGH and its subsidiaries.

   "Consolidated Net Income" shall mean, for any period, net income or loss of PGH and its consolidated subsidiaries for such period determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded (a) the income (or loss) of any person accrued prior to the date it becomes a subsidiary of PGH or is merged into or consolidated with PGH or any of its subsidiaries or the date that such person's assets are acquired by PGH or any of its subsidiaries and (b) the income of any subsidiary of PGH to the extent that the declaration or payment of dividends or similar distributions by such subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement (other than a Credit Facility or any facility refinancing a Credit Facility in accordance with Section 6.06), instrument, judgment, decree, order, statute, rule or governmental regulation applicable to PGH or such subsidiary.

   "Consolidated Net Worth" shall mean, as at any date of determination, the consolidated stockholders' equity of PGH and its subsidiaries, as determined on a consolidated basis in accordance with GAAP plus Qualified Junior Indebtedness; provided, however, that, for purposes of this definition, Hybrid Preferred Securities (and any related Qualified Junior Indebtedness) shall not be included in Consolidated Net Worth to the extent that they would exceed 10% of Consolidated Net Worth.

   "Consolidated Total Debt" shall mean, as of any date of determination, without duplication, the aggregate principal amount of Indebtedness of PGH and its subsidiaries outstanding as of such date, determined on a consolidated basis (other than (a) Indebtedness of the type referred to in clause (h) of the definition of the term "Indebtedness", except to the extent of any unreimbursed drawings thereunder and (b) Qualified Junior Indebtedness (except to the extent that such Qualified Junior Indebtedness exceeds 10% of Consolidated Net Worth), minus (to the extent the Indebtedness so secured would otherwise constitute Consolidated Total Debt) the amount of cash or cash equivalents pledged to a holder or holders thereof (or a trustee or representative of any such holder or holders) to secure Indebtedness owing to the same.

   "Control" shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of voting securities, by contract or otherwise, and the terms "Controlling" and "Controlled" shall have meanings correlative thereto.

   "Credit Event" shall have the meaning assigned to such term in Section
4.02(a).

   "Credit Facilities" shall mean the PA Facility Agreement, the PALLC Credit Facility, the Powercoal Credit Agreement and the Eastern Facility Agreement.

   "Default" shall mean any event or condition which upon notice, lapse of time or both would constitute an Event of Default.

   "Depositary Shares" shall mean the American Depositary Shares, evidenced by American Depositary Receipts, each such American Depositary Share representing four Shares.

   "Director General" shall mean the person appointed from time to time by the Secretary of State to hold office as the Director General of Electricity Supply in the United Kingdom for the purpose of the Electricity Act.

   "Dollar Borrowing" shall mean a Borrowing comprised of Dollar Loans.

   "Dollar Equivalent" shall mean, on any date of determination, with respect to any amount denominated in any currency other than Dollars, the equivalent in Dollars of such amount, determined by the Paying Agent pursuant to Section 1.03(a) using the applicable Exchange Rate with respect to such currency at the time in effect.

   "Dollar Loan" shall mean a Dollar Revolving Loan or a Dollar Term Loan.

   "Dollar Revolving Loan" shall mean a Revolving Loan denominated in Dollars and made pursuant to Section 2.01.

   "Dollar Term Loan" shall mean a Term Loan denominated in Dollars. Each Dollar Term Loan shall be either a Eurocurrency Term Loan or a Base Rate Term Loan.

   "Dollars" or  "$" shall mean lawful money of the United States of America.

   "Eastern" shall mean Eastern Electricity plc, which is on the date hereof a public limited company incorporated in England and Wales.

   "Eastern Facility Agreement" shall mean the multicurrency revolving loan agreement, among Eastern, the Arranger, the Agent and the Banks named therein, in the form attached to the Eastern Facility Letter.

   "Eastern Facility Letter" shall mean the letter dated the date hereof from the Initial Lenders to PA pursuant to which, among other things, the Initial Lenders agree to provide or cause to be provided to Eastern the facilities described in the Eastern Facility Agreement.

   "Electricity Act" shall mean the United Kingdom Electricity Act 1989 and, unless the context otherwise requires, all subordinate legislation made pursuant thereto.

   "EnergyCo Refinancing Indebtedness" shall have the meaning assigned to such term in Section 6.01(h).

   "environment" shall mean ambient air, surface water and groundwater (including potable water, navigable water and wetlands), the land surface or subsurface strata, the workplace or as otherwise defined in any Environmental Law.

   "Environmental Claim" shall mean any written accusation, allegation, notice of violation, claim, demand, order, directive, cost recovery action or other cause of action by, or on behalf of, any

Governmental Authority or any person for damages, injunctive or equitable relief, personal injury (including sickness, disease or death), Remedial Action costs, tangible or intangible property damage, natural resource damages, nuisance, pollution, any adverse effect on the environment caused by any Hazardous Material, or for fines, penalties or restrictions, resulting from or based upon (a) the existence, or the continuation of the existence, of a Release (including sudden or non-sudden, accidental or non-accidental Releases), (b) exposure to any Hazardous Material, (c) the presence, use, handling, transportation, storage, treatment or disposal of any Hazardous Material or (d) the violation or alleged violation of any Environmental Law or Environmental Permit.

   "Environmental Law" shall mean any and all applicable present and future treaties, laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, Release or threatened Release of any Hazardous Material or to health and safety matters.

   "Environmental Permit" shall mean any permit, approval, authorization, certificate, license, variance, filing or permission required by or from any Governmental Authority pursuant to any Environmental Law.

   "Equity Issuance" shall mean any issuance or sale by a Loan Party of any shares of capital stock or other equity securities of a Loan Party or any obligations convertible into or exchangeable for, or giving any person a right, option or warrant to acquire such securities or such convertible or exchangeable obligations, except in each case for (a) any issuance or sale to PacifiCorp or PGH or any of their respective wholly owned subsidiaries, (b) any issuance of directors' qualifying shares, (c) any issuance or sale to officers and employees under employee benefit or compensation plans and (d) any issuance or sale of an interest in a Single Purpose Entity.

   "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time.

   "ERISA Affiliate" shall mean any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code, or solely for purposes of
Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

   "ERISA Event" shall mean (a) any "reportable event", as defined in Section 4043 of ERISA or the regulations issued thereunder, with respect to a Plan, except a reportable event for which the requirement of notice to the PBGC has been waived; (b) the adoption of any amendment to a Plan that would require the provision of security pursuant to Section 401(a)(29) of the Code or
Section 307 of ERISA; (c) the existence with respect to any Plan of an "accumulated funding deficiency" (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (d) the filing pursuant to
Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (e) the incurrence of any liability in excess of $1,000,000 under Title IV of ERISA with respect to the termination of any Plan or the withdrawal or partial withdrawal of PGH or any of its ERISA Affiliates from any Plan or Multiemployer Plan; (f) the receipt by PGH or any ERISA Affiliate from the PBGC or a plan administrator of a Multiemployer Plan of any notice relating to the intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (g) the receipt by PGH or any ERISA Affiliate of any notice concerning the imposition of Withdrawal Liability in excess of $1,000,000 or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA; (h) the occurrence of a "prohibited transaction" with respect to which PGH or any of its subsidiaries is a party to the prohibited transaction and is a "disqualified person" (within the meaning of Section 4975 of the Code) or with respect to which PGH or any such subsidiary could otherwise be liable; (i) any other event or condition with respect to a Plan or Multiemployer Plan that could reasonably be expected to result in liability of PGH in excess of $1,000,000; and (j) any Foreign Benefit Event.

   "Eurocurrency Borrowing" shall mean a Borrowing comprised of Eurocurrency Loans.

   "Eurocurrency Loan" shall mean any Eurocurrency Revolving Loan or Eurocurrency Term Loan.

   "Eurocurrency Revolving Loan" shall mean any Revolving Loan bearing interest at a rate determined by reference to the Adjusted LIBO Rate in accordance with the provisions of Article II.

   "Eurocurrency Spread" shall mean 2.75%; provided, however, that (a) the Eurocurrency Spread shall be 2.25% if within 10 Business Days of the initial Acquisition Borrowing the credit facilities under this Agreement shall have received credit ratings from Standard & Poor's Ratings Services and Moody's Investors Service, Inc. of BB+ and Ba1 or higher, respectively and (b) the Eurocurrency Spread shall be increased by 0.75% during the Extension Period.

   "Eurocurrency Term Borrowing" shall mean a Borrowing comprised of Eurocurrency Term Loans.

   "Eurocurrency Term Loan" shall mean any Term Loan bearing interest at a rate determined by reference to the Adjusted LIBO Rate in accordance with the provisions of Article II.

   "Event of Default" shall have the meaning assigned to such term in Article
VII.

   "Exchange Rate" shall mean, on any day, with respect to any currency other than Dollars (for purposes of determining the Dollar Equivalent) or Sterling (for purposes of determining the Sterling Equivalent), the rate at which such currency may be exchanged into Dollars or Sterling, as the case may be, as set forth at approximately 11:00 a.m., London time, on such date on the applicable Reuters World Currency Page. In the event that any such rate does not appear on any Reuters World Currency Page, the Exchange Rate shall be determined by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Paying Agent and the Borrower, or, in the absence of such agreement, such Exchange Rate shall instead be the arithmetic average of the spot rates of exchange of the Paying Agent in the market where its foreign currency exchange operations in respect of such currency are then being conducted, at or about 10:00 a.m., local time, on such date for the purchase of Dollars or Sterling, as the case may be, for delivery two Business Days later; provided that, if at the time of any such determination, for any reason, no such spot rate is being quoted, the Paying Agent may use any reasonable method it deems appropriate to determine such rate, and such determination shall be presumed correct absent manifest error.

   "Exchange Rate Protection Agreement" shall mean any Hedging Agreement that is designed to protect the Borrower against fluctuations in currency exchange rates and not for speculation.

   "Excluded Assets" shall mean the assets set forth on Schedule 1.01(b).

   "Excluded Taxes" shall mean, with respect to the Paying Agent, any Lender, the Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of a Loan Party hereunder, (a) income, corporation or franchise Taxes imposed on (or measured by) such recipient's net income (including branch profits or similar taxes) imposed as a result of a present or former connection between such recipient and the jurisdiction of the Governmental Authority imposing such tax (other than any such connection arising solely from such recipient having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement) and
(b) any withholding Tax other than U.S. withholding Tax that is imposed on amounts payable to such Lender (i) to the extent it is in effect and would apply as of the date such Lender becomes a party to this Agreement or (ii) to the extent it relates to payments received by a new lending office designated by such Lender (or its assignee) and is in effect and would apply at the time such lending office is designated, except to the extent that such Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Loan Party with respect to such withholding tax pursuant to Section 2.20(a) or
(iii) that is attributable to a Lender's failure to comply with Section
2.20(e).

   "Extension Fees" shall have the meaning assigned to such term in Section
2.23.

   "Extension Period" shall mean the period commencing on but excluding the day that is 18 months after the date of the initial Acquisition Borrowing and ending on and including the date that is 30 months after the date of the initial Acquisition Borrowing.

   "Federal Funds Effective Rate" shall mean, for any day, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day for such transactions received by the Paying Agent from three Federal funds brokers of recognized standing selected by it.

   "Fees" shall mean the Commitment Fees, the L/C Participation Fees, the Issuing Bank Fees and the Extension Fees.

   "Finance" shall mean PacifiCorp Finance (UK) Limited, a limited company incorporated in England and Wales, all the outstanding share capital of which on the date hereof is beneficially owned by Services.

   "Financial Officer" of any person shall mean the chief financial officer, principal accounting officer, Treasurer or Controller of such person.

   "Fixed Charges" shall mean, for any period, the sum of (a) Cash Interest Expense for such period, (b) scheduled principal payments of Indebtedness made by the Loan Parties to any person other than the Loan Parties during such period and (c) the amount of cash dividends paid by PGH during such period.

   "Foreign Benefit Event" shall mean, with respect to any Foreign Pension Plan, (a) the existence of unfunded liabilities in excess of the amount permitted under any applicable law, or in excess of the amount that would be permitted absent a waiver from a Governmental Authority, (b) the failure to make the required contributions or payments, under any applicable law, on or before the due date for such contributions or payments, (c) the receipt of a notice by a Governmental Authority relating to the intention to terminate any such Foreign Pension Plan or to appoint a trustee or similar official to administer any such Foreign Pension Plan, or alleging the insolvency of any such Foreign Pension Plan and (d) the incurrence of any liability in excess of $50,000,000 (or the Dollar Equivalent thereof in another currency) by PGH or any subsidiary under applicable law on account of the complete or partial termination of such Foreign Pension Plan or the complete or partial withdrawal of any participating employer therein, (e) the occurrence of any transaction that is prohibited under any applicable law and could result in the incurrence of any liability by PGH or any subsidiary, or the imposition on PGH or any subsidiary of any fine, excise tax or penalty resulting from any noncompliance with any applicable law, in each case in excess of $50,000,000 (or the Dollar Equivalent thereof in another currency) and (f) any other event or condition that would reasonably be expected to result in liability in excess of $50,000,000 (or the Dollar Equivalent thereof in another currency) of PGH or any subsidiary.

   "Foreign Pension Plan" shall mean any benefit plan which under applicable law is required to be funded through a trust or other funding vehicle other than a trust or funding vehicle maintained exclusively by a Governmental Authority.

   "FRNs" shall have the meaning assigned to such term in Section 6.01(i).

   "FRN Purchase Agreement" shall mean a note purchase agreement governing the terms of the FRNs and entered into by the Borrower, the Guarantor and one or more purchasers of FRNs, which note purchase agreement, on the effective date thereof, shall contain covenants and events of default substantially identical to the covenants and events of default set forth in this Agreement on such date.

   "Funding Exchange Rate Protection Agreement" shall mean any Exchange Rate Protection Agreement that is designed to ensure that the applicable borrowings under this Agreement and the Powercoal Credit Agreement will provide a sufficient amount in Sterling (together with borrowings under the PA Facility Agreement and certain other sources of funds) to pay for the Shares and for the other purposes specified in Clause 3.1(a)(i) of the PA Facility Agreement.

   "GAAP" shall mean (a) with respect to a person organized under the laws of the United States or any state or political subdivision thereof, generally accepted accounting principles in the United States, (b) with respect to a person organized under the laws of any part of the United Kingdom, generally accepted accounting principles in the United Kingdom and (c) with respect to a person organized under the laws of, or treated for accounting purposes as a resident of, Australia or any state or political subdivision thereof, generally accepted accounting principles in Australia.

   "Goldman" shall mean Goldman Sachs Credit Partners L.P., a Bermuda limited partnership.

   "Governmental Authority" shall mean the government of the United States of America, the United Kingdom, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

   "Guarantee" of or by any person shall mean any obligation, contingent or otherwise, of such person guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other person (the "primary obligor") in any manner, whether directly or indirectly, and including any obligation of such person, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness of the payment of such Indebtedness or (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness; provided, however, that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business.

   "Guarantee Agreement" shall mean the Guarantee Agreement, substantially in the form of Exhibit E, made by the Guarantor in favor of the Collateral Agent for the benefit of the Secured Parties.

   "Guarantor" shall mean PGH as a party to the Guarantee Agreement.

   "Hazardous Materials" shall mean all explosive or radioactive substances or wastes, hazardous or toxic substances or wastes, pollutants, solid, liquid or gaseous wastes, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls ("PCBs") or PCB-containing materials or equipment, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

   "Hedging Agreement" shall mean any rate swap transaction, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of the foregoing transactions and any transaction that involves physical delivery of any commodity in connection with an energy or energy-related trading business (other than coal)) or any combination of the foregoing transactions.

   "Hybrid Preferred Securities" shall mean any securities, permanent debt obligations or similar instruments or arrangements (each in this definition referred to as "preferred securities") issued by a Hybrid Preferred Securities Subsidiary, where such preferred securities have the following characteristics: (a) such Hybrid Preferred Securities Subsidiary lends substantially all of the proceeds from the issuance of such preferred securities to PGH or any of its subsidiaries in exchange for the applicable Qualified Junior Indebtedness issued by PGH or any of its subsidiaries;

(b) such preferred securities contain terms providing for the deferral of interest payments on such Qualified Junior Indebtedness; and (c) PGH or any such subsidiary makes periodic interest payments on such Qualified Junior Indebtedness, which interest payments are in turn used by the Hybrid Preferred Securities Subsidiary to make corresponding payments to the holders of the preferred securities.

   "Hybrid Preferred Securities Subsidiary" shall mean any person (a) all of the common equity interest of which is owned (either directly or indirectly) through one or more wholly owned Subsidiaries at all times, (b) that has been formed for the purpose of issuing Hybrid Preferred Securities and (c) substantially all of the assets of which consist at all times of Qualified Junior Indebtedness issued by PGH or any of its subsidiaries and payments made from time to time on such Qualified Junior Indebtedness.

   "Indebtedness" of any person shall mean, without duplication, (a) all obligations of such person for borrowed money, (b) all obligations of such person evidenced by bonds, debentures, notes or similar instruments (other than surety and appeal bonds, performance bonds, reclamation bonds and other obligations of a like nature incurred in the ordinary course of business and not in respect of borrowed money), (c) all obligations of such person (other than in the nature of trade accounts payable) under conditional sale or other title retention agreements relating to property or assets purchased by such person, (d) all obligations of such person issued or assumed as the deferred purchase price of property or services (excluding trade accounts payable and accrued obligations incurred in the ordinary course of business), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured
by) any Lien on property owned or acquired by such person, whether or not the obligations secured thereby have been assumed (provided that, for purposes hereof, the amount of such Indebtedness shall be limited to the lesser of (x) the principal amount thereof and (y) the fair market value of such property),
(f) all Guarantees by such person of Indebtedness of others, (g) all Capital Lease Obligations of such person, (h) all obligations of such person as an account party in respect of letters of credit and bankers' acceptances and
(i) all obligations of such person for Production Payments from property operated by or on behalf of such person; provided that, for purposes of the definition of "Consolidated Total Debt" as used in Section 6.11, "Indebtedness" shall also include all obligations of such person in respect of Hedging Agreements (other than any Interest Rate Protection Agreement and any Exchange Rate Protection Agreement) to the extent the Net Termination Value of such Hedging Agreements at any time exceeds $275,000,000. For purposes of this Agreement, the amount of Non-Recourse Indebtedness of PGH and its subsidiaries included in the calculation of consolidated Indebtedness of PGH and its subsidiaries at any time shall equal the lesser of (a) the aggregate principal amount of such Indebtedness and (b) the equity of PGH and its subsidiaries in the asset or Single Purpose Entity, as the case may be, relating to such Non-Recourse Indebtedness. For purposes of this Agreement, the amount of Indebtedness (other than Non-Recourse Indebtedness) of any partnership, limited liability company or similar pass-through entity (as used in this definition, a "partnership") in which PGH or a subsidiary is a general partner or other member or equity holder with unlimited liability (as used in this definition, a "general partner") and in which there are one or more Qualified General Partners shall only be included in the calculation of Indebtedness of PGH and its subsidiaries at any time (a) to the extent of PGH's or such subsidiary's pro rata share of the interest of the general partners in the partnership at such time, or (b) if the applicable governing or other relevant agreement specifies that PGH or any of its subsidiaries is liable to the partnership or its creditors for a specific percentage of such partnership's liabilities, to the extent of such specified percentage. For purposes hereof, "Qualified General Partner" shall mean a general partner of a partnership that (a) is a person that was not created solely for the purpose of investing in such partnership and (b) at the time of the investment in such partnership, PGH reasonably believes that (i) such person has a credit quality (or credit support) approximately equal to that of PGH or the applicable subsidiary and
(ii) such person will be able to perform its share of the obligations under such Indebtedness when due.

   "Indemnified Taxes" shall mean Taxes other than Excluded Taxes.

   "Initial Lenders" shall mean Citibank, Goldman and Morgan.

   "Intercompany Loan Agreements" shall mean (a) the Umbrella Loan Agreement dated as of April 4, 1983, between PacifiCorp and certain of its subsidiaries, as in effect on the Closing Date, (b) the Intercompany Borrowing Agreement dated as of April 1, 1991, between PGH and certain of its subsidiaries and affiliates, as in effect on the Closing Date, and (c) any additional or substitute intercompany lending agreement, or amendment thereto, among substantially the same parties and on substantially the same terms and conditions (other than rates of interest) as any agreement described in clause (a) or (b) above.

   "Interco Transactions" shall mean (a) the creation of a wholly owned subsidiary of PGH which shall be incorporated under the laws of a state of the United States ("Interco") and (b) the contribution to Interco by PGH of PGH's interest in the Borrower and the corporations that are members of PALLC.

   "Interest Payment Date" shall mean, with respect to any Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurocurrency Borrowing with an Interest Period of more than three months' duration, each day that would have been an Interest Payment Date had successive Interest Periods of three months' duration been applicable to such Borrowing, and, in addition, the date of any prepayment of such Borrowing or conversion of such Borrowing to a Borrowing of a different Type.

   "Interest Period" shall mean (a) with respect to any Eurocurrency Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) in the calendar month that is 1, 2, 3 or 6 months thereafter (and, in the case of (i) a Sterling Revolving Borrowing made pursuant to Section 2.02(g) three Business Days thereafter, (ii) a Sterling Borrowing referred to in clause (vi) of Section 2.10, the date thereafter requested by the Borrower and agreed to by the Paying Agent or
(iii) a Borrowing made or outstanding prior to the Syndication Date, such shorter period as may be agreed by the Borrower and the Paying Agent in order to facilitate the syndication of the Loans), as the Borrower may elect and
(b) with respect to any Base Rate Borrowing, the period commencing on the date of such Borrowing and ending on the earliest of (i) the next succeeding March 31, June 30, September 30 or December 31, (ii) the Revolving Credit Maturity Date or the Term Loan Maturity Date, as applicable, and (iii) the date such Borrowing is converted to a Borrowing of a different Type in accordance with Section 2.10 or repaid or prepaid in accordance with Section
2.12 or 2.13; provided, however, that if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a Eurocurrency Borrowing only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day. Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period.

   "Interest Rate Protection Agreement" shall mean any Hedging Agreement that is designed to protect the Borrower against fluctuations in interest rates and not for speculation.

   "Investment Grade Rating" shall mean that the credit rating of a person's senior unsecured, non-credit-enhanced long-term debt is (a) BBB- or higher, as determined by Standard & Poor's Ratings Services and (b) Baa3 or higher, as determined by Moody's Investors Service, Inc.

   "Issuing Bank Fees" shall have the meaning assigned to such term in
Section 2.05(b).

   "Judgment Currency"  shall have the meaning assigned to such term in
Section 9.16.

   "L/C Commitment" shall mean the commitment of the Issuing Bank to issue Letters of Credit pursuant to Section 2.22.

   "L/C Disbursement" shall mean a payment or disbursement made by the Issuing Bank pursuant to a Letter of Credit.

   "L/C Exposure" shall mean at any time the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit denominated in Dollars at such time, (b) the Dollar Equivalent of the aggregate undrawn amount of all outstanding Letters of Credit denominated in Sterling at such time, (c) the aggregate principal amount of all L/C Disbursements in respect of Letters of Credit denominated in Dollars that have not yet been reimbursed at such time and (d) the Dollar Equivalent of the aggregate principal amount of all L/C Disbursements in respect of Letters of Credit denominated in Sterling that have not yet been reimbursed at such time. The L/C Exposure of any Revolving Credit Lender at any time shall mean its Pro Rata Percentage of the total L/C Exposure at such time.

   "L/C Participation Fee" shall have the meaning assigned to such term in
Section 2.05(b).

   "Lee Ranch Transfer" shall mean the transfer, directly or indirectly, to Powercoal (or a subsidiary thereof) of all the equity ownership interests in Lee Ranch Coal Company or Gold Fields Mining Corporation or any of its subsidiaries.

   "Lenders" shall mean the Initial Lenders and any other financial institution that has become a party hereto pursuant to an Assignment and Acceptance (other than any such person that has ceased to be a party hereto pursuant to an Assignment and Acceptance).

   "Letter of Credit" shall mean any letter of credit issued pursuant to
Section 2.22.  Letters of Credit may be denominated in Dollars or Sterling.

   "Leverage Ratio" shall mean, as of the last day of any fiscal quarter, the ratio of (a) Consolidated Total Debt as of such date to (b) Consolidated EBITDA for the period of four consecutive fiscal quarters ended on such date.

   "LIBO Rate" shall mean, with respect to any Eurocurrency Borrowing for any Interest Period, the rate appearing on Page 3750 of the Dow Jones Service (or on any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Paying Agent from time to time for purposes of providing quotations of interest rates applicable to Dollar or Sterling deposits, as applicable, in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to (in the case of a Eurocurrency Loan denominated in Dollars) or on the day of (in the case of a Eurocurrency Loan denominated in Sterling) the commencement of such Interest Period, as the rate for Dollar or Sterling deposits, as applicable, with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the "LIBO Rate" with respect to such Eurocurrency Borrowing for such Interest Period shall be the rate at which Dollar or Sterling deposits, as applicable, of $5,000,000 or L5,000,000, respectively, and for a maturity comparable to such Interest Period are offered by the principal London office of the Paying Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to (in the case of a Eurocurrency Loan denominated in Dollars) or on the day of (in the case of a Eurocurrency Loan denominated in Sterling) the commencement of such Interest Period.

   "License" shall mean any Public Electricity Supply License and Electricity Generation License issued pursuant to Section 6(l) of the Electricity Act, to Services or any of its subsidiaries, as modified or supplemented from time to time, and if any such License is split by or with the consent of the Director General into more than one new license, each of such new licenses.

   "Licenseholder" shall mean at any time Services or any of its subsidiaries which then holds a License.

   "Lien" shall mean, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, encumbrance, charge or security interest in or on such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement relating to such asset and (c) any other preferential arrangement that has substantially the same practical effect as a security interest.

   "Loan Documents" shall mean this Agreement, the Guarantee Agreement and the Security Documents.

   "Loan Parties" shall mean the Borrower and the Guarantor.

   "Loans" shall mean the Revolving Loans and the Term Loans.

   "Margin Stock" shall have the meaning assigned to such term in Regulation
U.

   "Material Adverse Effect" shall mean (a) a material adverse effect on the business, assets, liabilities, operations or condition (financial or otherwise) of the Loan Parties and their subsidiaries, taken as a whole, (b) material impairment of the ability of either Loan Party to consummate the Transactions or to perform its obligations under the Loan

Documents to which it is or will be a party or (c) material impairment of the rights of or benefits available to the Lenders under the Loan Documents, excluding, in each case, as a direct result of changes of price levels or pricing in respect of the supply and/or distribution of electricity pursuant to the terms of any of the Licenses.

   "Material Hedging Obligations" shall mean payment obligations in respect of one or more Hedging Agreements with a single counterparty (or its Affiliates) that have Negative Termination Values exceeding $50,000,000 in aggregate amount.

   "Morgan" shall mean Morgan Guaranty Trust Company of New York, a New York banking corporation.

   "Multiemployer Plan" shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

   "Negative Termination Value" shall mean, with respect to any Hedging Agreement, the amount (if any) that would be required to be paid by PGH or any subsidiary if such Hedging Agreement were terminated by reason of a default by it or other termination event relating to PGH or any subsidiary. The Negative Termination Value of any Hedging Agreement at any date shall be determined (a) as of the end of the most recent fiscal quarter ended on or prior to such date if such Hedging Agreement was then outstanding or (b) as of the date such Hedging Agreement is entered into if it is entered into after the end of such fiscal quarter; provided, however, that if an agreement between PGH or any subsidiary and the relevant counterparty provides that, upon any such termination by such counterparty, one or more other Hedging Agreements (if any then exist) between PGH or any subsidiary and such counterparty would also terminate and the amount (if any) payable by PGH or any subsidiary would be a net amount reflecting the termination of all Hedging Agreements so terminated, then the Negative Termination Value of all the Hedging Agreements subject to such netting shall be, at any date, a single amount equal to such net amount (if any) payable by PGH or any subsidiary determined as of the later of (a) the end of the most recently ended fiscal quarter or (b) the date on which the most recent Hedging Agreement subject to such netting was entered into.

   "Net Adjustment Amount" shall mean, for any period, the Adjustment Amount less the aggregate Adjustment Amounts applied to reduce Consolidated EBITDA in prior periods.

   "Net Cash Proceeds" shall mean (a) with respect to any Asset Sale or a sale permitted by Section 6.05(a)(D), the cash proceeds thereof received by PGH, the Borrower or any of their respective subsidiaries (including cash and cash equivalents and cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received), net of (i) costs of sale (including payment of the outstanding principal amount of, premium or penalty, if any, interest and other amounts on any Indebtedness (other than Loans) (x) secured by a Lien permitted pursuant to Section 6.02 on such assets and required to be repaid under the terms thereof as a result of such Asset Sale or (y) of a Single Purpose Entity owning such assets), (ii) taxes paid or payable as a result thereof, (iii) amounts provided as a reserve against any liabilities under any indemnification obligations associated with such Asset Sale (except that, to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Cash Proceeds), (iv) amounts used by subsidiaries of the Borrower to prepay Indebtedness under the applicable Credit Facility or reinvested by subsidiaries of the Borrower as permitted or not prohibited by the terms of the applicable Credit Facility and (v) amounts required to be paid under applicable law, the constitutive documents of any subsidiary of the Borrower or any agreement entered into prior to such Asset Sale to holders of a minority interest in the subsidiary that receives such cash proceeds or any direct or indirect parent thereof; provided, however, that, in the event the Asset Sale is a result of a Casualty Event or Condemnation Event, the cash proceeds thereof for purposes of this definition shall not include proceeds thereof to the extent they are used (or committed to be used) to replace or repair the damaged or condemned property, as applicable, within 180 days of receipt of such proceeds, in each case so long as no Default or Event of Default shall have occurred and be continuing and (b) with respect to any Equity Issuance or any issuance or other disposition of Indebtedness for borrowed money, the cash proceeds thereof net of underwriting commissions or placement fees and expenses directly incurred in connection therewith.

   "Net Termination Value" shall mean (a) with respect to all Hedging Agreements (other than any Interest Rate Protection Agreement and any Exchange Rate Protection Agreement), the difference between (a) the aggregate amounts (if any) that would be required to be paid by PGH or any of its subsidiaries if such Hedging Agreements were terminated by reason of a default relating to PGH or any subsidiary, and (b) the aggregate amounts (if any) that PGH or any subsidiary would be entitled to receive if such Hedging Agreements were terminated by reason of a default relating to PGH or any subsidiary and (b) the NUG Contract Termination Value. The Net Termination Value shall be determined (a) as of the end of the most recent fiscal quarter ended on or prior to such date if such Hedging Agreement (or NUG Contract) was then outstanding or (b) as of the date such Hedging Agreement (or NUG Contract) is entered into if it is entered into after the end of such fiscal quarter.

   "Non-Recourse Indebtedness" of any person shall mean at any time Indebtedness secured by a Lien in or upon one or more assets of such person where the rights and remedies of the holder of such Indebtedness in respect of such Indebtedness do not extend to any other assets of such person. Notwithstanding the foregoing, Indebtedness of any person shall not fail to constitute Non-Recourse Indebtedness by reason of the inclusion in any document evidencing, governing, securing or otherwise relating to such Indebtedness of provisions to the effect that such person shall be liable, beyond the assets securing such Indebtedness, for (a) misapplied moneys, including insurance and condemnation proceeds and security deposits, (b) indemnification by such person in favor of holders of such Indebtedness and their affiliates in respect of liabilities to third parties, including environmental liabilities, (c) breaches of customary representations and warranties given to the holders of such Indebtedness and (d) such other similar obligations as are customarily excluded from the provisions that otherwise limit the recourse of commercial lenders making so-called "nonrecourse" loans to institutional borrowers. Indebtedness of a Single Purpose Entity shall constitute Non-Recourse Indebtedness of such Single Purpose Entity.

   "NUG Contract" shall mean a contract of PGH or any of its subsidiaries to supply power or energy to a Single Purpose Entity in connection with a NUG Transaction, or otherwise to support the performance of a Single Purpose Entity in a NUG Transaction.

   "NUG Contract Termination Value" shall mean , with respect to all NUG Contracts, (a) the net amount, if any, that would be required to be paid by PGH or any of its subsidiaries (other than a Single Purpose Entity) if such NUG Contracts (to the extent not covered by Qualified NUG Hedging Agreements) were terminated by reason of a default relating to PGH or any of its subsidiaries in excess of (b) the amount, if any, that PGH or any of its subsidiaries would be entitled to receive if such NUG Contracts (to the extent not covered by Qualified NUG Hedging Agreements) were terminated by reason of a default relating to PGH or any of its subsidiaries; provided, however, that for purposes of determining coverage by a Qualified NUG Hedging Agreement, if the counterparty does not have Investment Grade Ratings (or does not provide a guarantee from an entity with Investment Grade Ratings), the Qualified NUG Hedging Agreement shall be deemed to provide one-half of the coverage it nominally provides.

   "NUG Transaction" shall mean a transaction entered into by a Single Purpose Entity, the principal purpose of which is to restructure the contracts relating to, or financing of, an existing independent power project, excluding any such transactions that were consummated prior to December 31, 1997.

   "Obligations" shall mean all obligations defined as "Obligations" in the Guarantee Agreement and the Security Documents.

   "Offer" shall mean the offer by Goldman Sachs International on behalf of PA to acquire all of the outstanding Shares (including the Shares represented by Depositary Shares), substantially on the terms and conditions referred to in the Press Release, as amended, supplemented or otherwise modified.

   "Offer Account" shall mean the account in the name of PA opened with Citibank, N.A. on or before the Unconditional Date for the purposes of effecting the acquisition of the Shares.

   "Offer Conditions Precedent" shall mean the conditions precedent set forth on Schedule 1.01(c).

   "Offer Document" shall mean the document to be delivered to the shareholders of TEG containing the formal Offer.

   "Offer Termination Date" shall mean the earliest date (as notified by the Borrower to the Paying Agent in writing) on which all of the following have occurred: (a) all payments in respect of acceptances of the cash alternative in the Offer have been made in full; (b) no further such acceptances are possible; and (c) all procedures pursuant to Section 428 et seq. of the U.K. Companies Act 1985 that are capable of being implemented have been completed and all payments pursuant thereto to shareholders in TEG have been made in full.

   "Open Market Shares" shall mean the Shares (including any such Shares represented by Depositary Shares) purchased by PGH (or any Affiliate thereof) in the open market prior to the Unconditional Date.

   "Other Taxes" shall mean any and all present or future stamp or documentary taxes arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document imposed by any Governmental Authority in the United States, the United Kingdom or the jurisdiction of any Payment Location.

   "PA" shall mean PacifiCorp Acquisitions, an unlimited company incorporated in England and Wales, all the outstanding share capital of which on the date hereof is beneficially owned by Finance.

   "PA Agent" shall mean Citibank International plc, in its capacity as facility agent for the PA Lenders under the PA Facility Agreement, and any successor or assign in such capacity.

   "PA Facility Agreement" shall mean the facility agreement dated 3 February, 1998, among PA, Services, Finance, the PA Lenders, the PA Agent and the Arrangers, the Security Agent and the L/C Bank named therein.

   "PA Lenders" shall mean the financial institutions that are parties from time to time to the PA Facility Agreement as lenders thereunder.

   "PacifiCorp" shall mean PacifiCorp, a corporation organized under the laws of Oregon.

   "PALLC" shall mean PacifiCorp Australia L.L.C., an Oregon limited liability company.

   "PALLC Credit Facility" shall mean the Credit Facility dated as of December 11, 1995, as amended by the First Amending Agreement dated as of December 16, 1996, and as further amended by the Deed of Amendment and Release dated on or about September 5, 1997, in each case, by and among PALLC, as borrower, the lenders referred to therein and Citibank, as administrative agent, as the same may be amended, extended, renewed, restated, supplemented or otherwise modified, refinanced, refunded, replaced or substituted (in each case, in whole or in part, and without limitation as to amount, terms, conditions, covenants and other provisions) from time to time. The term "PALLC Credit Facility" shall include all related or ancillary documents, including, without limitation, any guarantee agreements and security documents.

   "Payment Location" shall mean an office, branch or other place of business of the Borrower.

   "PBGC" shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA.

   "PCI" shall mean PacifiCorp Credit, Inc., a corporation organized under the laws of Oregon, all the outstanding capital stock of which on the date hereof is beneficially owned by PacifiCorp.

   "Peabody Holding" shall mean Peabody Holding Company Inc., a corporation organized under the laws of New York, all the outstanding capital stock of which on the date hereof is directly owned by Peabody Investments.

   "Peabody Investments" shall mean Peabody Investments, Inc., a corporation organized under the laws of Delaware, all the outstanding capital stock of which on the date hereof is indirectly owned by TEG.

   "Peabody Transfer" shall mean the direct or indirect transfer by PA or any of its subsidiaries to Powercoal of all the issued and outstanding capital stock of Peabody Holding.

   "Permitted Investments" shall mean:

      (a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America or the United Kingdom (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America or the United Kingdom), in each case maturing within one year from the date of acquisition thereof;

      (b) investments in commercial paper (or money market funds substantially all the assets of which are invested in such commercial paper) maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, one of the two highest credit ratings obtainable from Standard & Poor's Ratings Services or from Moody's Investors Service, Inc.;

      (c) investments in certificates of deposit, banker's acceptances and time deposits maturing within one year from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any United States or United Kingdom office of any commercial bank organized under the laws of the United States of America or any State thereof or the United Kingdom that has a combined capital and surplus and undivided profits of not less than $250,000,000;

      (d) obligations issued by any state or political subdivision thereof, having a rating of A or better by Standard & Poor's Ratings Services, or a similar rating by any other nationally recognized rating agency with maturities of not more than one year;

      (e) investments in "money market funds" within the meaning of Rule 2a-7 of the Investment Company Act of 1940, as amended (the "1940 Act"); provided, however, that neither PGH nor any of its subsidiaries shall invest in any money market fund that invests in "Second Tier Securities" and "Second Tier Conduit Securities" within the meaning of Rule 2a-7(a)(20) of the 1940 Act; provided, further, that investments of PGH and its subsidiaries in any particular money market fund shall not exceed 5% of the net assets of such fund; and

      (f) repurchase agreements for securities of the types described above; provided that such repurchase agreements are collateralized by securities of the type referred to above.

   "person" shall mean any natural person, corporation, limited liability company, business trust, joint venture, association, company, partnership or government, or any agency or political subdivision thereof.

   "PFS" shall mean PacifiCorp Financial Services, Inc., a corporation organized under the laws of Oregon.

   "PGH Equity Contribution" shall have the meaning assigned to such term in the preamble to this Agreement.

   "Plan" shall mean any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 307 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an "employer" as defined in Section 3(5) of ERISA.

   "Pledge Agreement" shall mean the Pledge Agreement, substantially in the form of Exhibit F, among the Loan Parties, Pan-Pacific Global Corporation, Eastern Investment Company and the Collateral Agent for the benefit of the Secured Parties.

   "Powercoal" shall mean PacifiCorp Powercoal LLC, an Oregon limited liability company, all the membership interests of which on the date hereof are directly owned by PGH.

   "Powercoal Credit Agreement" shall mean the credit agreement dated as of the Closing Date, among Powercoal, the lenders from time to time party thereto and Citibank, as paying agent, collateral agent, issuing bank and swingline lender. The term "Powercoal Credit Agreement" shall include all related or ancillary documents, including, without limitation, any guarantee agreements and security documents.

   "Powercoal/PA Loans" shall have the meaning assigned to such term in the Powercoal Credit Agreement.

   "PPM" shall mean PacifiCorp Power Marketing, Inc., a corporation organized under the laws of Oregon.

   "PPM Contribution" shall mean the direct or indirect contribution of all the capital stock of PPM by PGH to Powercoal.

   "Prepayment Account" shall have the meaning assigned to such term in
Section 2.13(g).

   "Press Release" shall mean the agreed form of press release issued on the Closing Date by which the Offer is announced.

   "Prime Rate" shall mean the rate of interest per annum publicly announced from time to time by the Paying Agent as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective on the date such change is publicly announced as being effective.

   "Pro Rata Percentage" shall mean, with respect to any Revolving Credit Lender, the percentage of the Total Revolving Credit Commitments represented by such Lender's Revolving Credit Commitment. If the Revolving Credit Commitments have terminated or expired, the Pro Rata Percentages shall be determined based upon the Revolving Credit Commitments most recently in effect, giving effect to any assignments.

   "Production Payments", with respect to any person, shall mean all production payment obligations and other similar obligations with respect to natural resources of such person that are recorded as a liability or deferred revenue on the financial statements of such person in accordance with GAAP.

   "Qualified Junior Indebtedness" shall mean (a) without duplication, any Hybrid Preferred Securities (and any guarantee by PGH or any of its subsidiaries of any Hybrid Preferred Securities) and any unsecured subordinated debt issued by PGH or any of its subsidiaries to a Hybrid Preferred Securities Subsidiary in connection with the issuance of Hybrid Preferred Securities; provided that the terms of such subordinated debt (i) require no principal payments due on a date that is earlier than 12 months after the Term Loan Maturity Date; (ii) contain provisions permitting the borrower thereof to defer the payment of interest in certain circumstances;
(iii) provide for a fixed interest rate which, in the good faith judgment of a Financial Officer of PGH or such subsidiary, is consistent with the market at the time of issuance for similar loans; and (iv) contain subordination provisions that are reasonably satisfactory to the Initial Lenders; and (b) loans made to any Loan Party by an Affiliate of such Loan Party (other than a subsidiary); provided that (i) such loans do not require any payment in cash (whether of principal, interest or otherwise) prior to a date that is earlier than 12 months after the Term Loan Maturity Date and (ii) such loans are subordinated to the prior payment in full of the Obligations pursuant to subordination provisions reasonably acceptable to the Initial Lenders.

   "Qualified NUG Hedging Agreement" shall mean a contract entered into by a subsidiary of PGH to obtain power or energy to assure such Subsidiary's ability to perform a NUG Contract which contract is with (a) a counterparty with an Investment Grade Rating (or guaranteed by an entity with an Investment Grade Rating), or (b) an entity which (i) owns facilities adequate to generate and supply the power or energy, (ii) has a minimum consolidated net worth of at least $200,000,000 and a maximum ratio of debt to capitalization of 70%, and (iii) either (x) has a credit rating of BB/Ba2 or higher and posts partial security for its counterparty obligations under such Qualified NUG Hedging Agreement or (y) posts 100% security for its counterparty obligations under such Qualified NUG Hedging Agreement.

   "Refinanced Indebtedness" shall mean the Indebtedness of PGH listed on
Schedule 1.01(d).

   "Refinancing Indebtedness" shall have the meaning assigned to such term in
Section 6.01(g).

   "Register" shall have the meaning given to such term in Section 9.04(d).

   "Regulation G" shall mean Regulation G of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

   "Regulation T" shall mean Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

   "Regulation U" shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

   "Regulation X" shall mean Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

   "Release" shall mean any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, dispersing, emanating or migrating of any Hazardous Material in, into, onto or through the environment.

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                                                     26

   "Remedial Action" shall mean (a) "remedial action" as such term is defined in CERCLA, 42 U.S.C. Section 9601(24), or (b) all other actions required by any Governmental Authority or voluntarily undertaken to: (i) cleanup, remove, treat, abate or in any other way address any Hazardous Material in the environment; (ii) prevent the Release or threat of Release or minimize the further Release of any Hazardous Material so it does not migrate or endanger or threaten to endanger public health, welfare or the environment; or (iii) perform studies and investigations in connection with, or as a precondition to, clause (i) or (ii) above.

   "Required Lenders" shall mean, at any time, Lenders having Loans, L/C Exposure and unused Revolving Credit and Term Loan Commitments representing at least a majority of the sum of all Loans outstanding, L/C Exposure and unused Revolving Credit and Term Loan Commitments at such time; provided, however, that, with respect to any waivers of the conditions set forth in
Section 4.02(a)(v), the term "Required Lenders" shall also include each Initial Lender.

   "Reset Date" shall have the meaning set forth in Section 1.03(a).

   "Responsible Officer" of any person shall mean any executive officer or Financial Officer of such person and any other officer or similar official thereof responsible for the administration of the obligations of such person in respect of this Agreement.

   "Revolving Credit Borrowing" shall mean a Borrowing comprised of Revolving Loans.

   "Revolving Credit Commitment" shall mean, with respect to each Lender, the commitment of such Lender to make Revolving Loans, as such commitment may be
(a) reduced from time to time pursuant to Section 2.09 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender's Revolving Credit Commitment is set forth on Schedule 2.01 or in the Assignment and Acceptance pursuant to which such Lender shall have assumed its Revolving Credit Commitment, as applicable.

   "Revolving Credit Exposure" shall mean, with respect to any Lender at any time, the sum of (a) the aggregate principal amount of all outstanding Dollar Revolving Loans of such Lender at such time, (b) the Dollar Equivalent of the aggregate principal amount of all outstanding Sterling Revolving Loans of such Lender at such time and (c) the aggregate amount of such Lender's L/C Exposure at such time.

   "Revolving Credit Lender" shall mean a Lender with a Revolving Credit Commitment.

   "Revolving Credit Maturity Date" shall mean the date that is 18 months after the date of the initial Acquisition Borrowing, unless the Borrower elects to extend such date in accordance with Section 2.23, in which case the term "Revolving Credit Maturity Date" shall mean the date that is 30 months after the date of the initial Acquisition Borrowing.

   "Revolving Loans" shall mean the revolving loans made by the Lenders to the Borrower pursuant to Section 2.01(b). Each Revolving Loan shall be a Eurocurrency Revolving Loan or a Base Rate Revolving Loan and shall be a Dollar Revolving Loan or a Sterling Revolving Loan.

   "Secretary of State" shall mean the Secretary of State as referred to in the Electricity Act.

   "Secured Parties" shall have the meaning assigned to such term in the Pledge Agreement.

   "Security Documents" shall mean the Pledge Agreement, the Collateral Assignment and each of the security agreements and other instruments and documents executed and delivered pursuant to any of the foregoing or pursuant to Section 5.09.

   "Services" shall mean PacifiCorp Services Limited, a limited company incorporated in England and Wales, all of the outstanding share capital of which on the date hereof is directly owned by the Borrower.

   "Shares" shall mean the ordinary shares of TEG (par value 10 pence per share).

   "Significant Subsidiary" shall mean, on any date, any subsidiary (other than a Single Purpose Entity) that (a) has total assets, determined on a consolidated basis with its subsidiaries, as of the end of the fiscal quarter preceding such date equal to or greater than 2.5% of the total assets of the Borrower and its subsidiaries on a consolidated basis as of the end of such fiscal quarter, (b) has income from continuing operations before income taxes, extraordinary items and the cumulative effect of a change in accounting principles ("Adjusted Income"), determined on a consolidated basis with its subsidiaries, for the four fiscal quarter period preceding such date equal to or greater than 2.5% of the Adjusted Income of the Borrower and its subsidiaries on a consolidated basis for such period, in all cases as determined in accordance with GAAP or (c) is a "Significant Subsidiary" under and as defined in any other Credit Facility.

   "Single Purpose Entity" shall mean a person, other than an individual, that (a) is organized solely for the purpose of holding, directly or indirectly, an ownership interest in one entity or property or in a group of related properties (real or personal, tangible or intangible) used for a single project, that is acquired, purchased or constructed or in the case of previously undeveloped, non-income generating property of the applicable Loan Party or any of its subsidiaries, developed by the applicable Loan Party or any of its subsidiaries, (b) does not engage in any business unrelated to such entity or property or the financing thereof and (c) does not have any assets or Indebtedness other than those related to its interest in such entity or property or the financing thereof. For purposes of this Agreement, the term "Single Purpose Entity" shall be deemed to include a Hybrid Preferred Securities Subsidiary, any Receivables Subsidiary (as defined in the Powercoal Facility) or a Subsidiary of PA that is a "Project Finance Subsidiary" (as defined in the PA Facility Agreement).

   "Spring Creek" shall mean Spring Creek Coal Company, a corporation organized under the laws of Montana.

   "Spring Creek Coal Supply Contract" shall mean the Coal Supply Agreement dated June 2, 1978, between Spring Creek and Utility Fuels, Inc., as such agreement may be amended from time to time.

   "Spring Creek Loan Agreement" shall mean the Loan Commitment and Agreement dated as of June 2, 1993, between Spring Creek and PGH (under which PGH designated PCI as the affiliate to make the initial loan of $225,000,000 to Spring Creek), as such agreement may be amended from time to time.

   "Spring Creek Loan Documents" shall mean the "Loan Documents" (as such term is defined in Section 1.1 of the Spring Creek Loan Agreement as in effect on the Closing Date), as such Loan Documents may be amended from time to time.

   "Spring Creek Note" shall mean the promissory note issued by Spring Creek to PCI pursuant to the Spring Creek Loan Agreement, as such note may be amended from time to time.

   "Spring Creek Obligations" shall mean the obligations under the Spring Creek Loan Documents of Spring Creek, Spring Creek's affiliates and each issuer of a Letter of Credit (as defined in Section 1.1 of the Spring Creek Loan Agreement as in effect on the Closing Date), in each case whether now existing or hereafter issued or arising.

   "Spring Creek Participation Agreement" shall mean the Amended and Restated Participation Agreement dated as of June 2, 1993, between PCI and PGH (under which PGH purchased its interest in the Spring Creek Obligations from PCI), as such agreement may be amended from time to time.

   "Statutory Reserves" shall mean, with respect to Dollars, a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve, liquid asset or similar percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by any Governmental Authority of the United States to which banks are subject for any category of deposits or liabilities customarily used to fund loans in Dollars or by reference to which interest rates applicable to Loans in Dollars are determined. Such reserve, liquid asset or similar percentages shall include those imposed pursuant to Regulation D of the Board (and for purposes of Regulation D, Eurocurrency Loans denominated in Dollars shall be deemed to constitute Eurocurrency Liabilities) and, with respect to the Base CD Rate, shall be the percentages applicable to new, negotiable nonpersonal time deposits in Dollars of over $100,000 with maturities approximately equal to three months. Loans shall be deemed to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under Regulation D or any other applicable law, rule or regulation. Statutory Reserves shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

   "Sterling", "L" or "pence" shall mean the lawful currency for the time being of the United Kingdom.

   "Sterling Borrowing" shall mean a Borrowing comprised of Sterling Loans.

   "Sterling Equivalent" shall mean, on any date of determination, with respect to any amount denominated in Dollars, the equivalent in Sterling of such amount, determined by the Paying Agent pursuant to Section 1.03(a) using the applicable Exchange Rate then in effect.

   "Sterling Loan" shall mean a Sterling Revolving Loan or a Sterling Term
Loan.

   "Sterling Revolving Loan" shall mean a Revolving Loan denominated in Sterling.

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                                                     29

   "Sterling Term Loan" shall mean a Term Loan denominated in Sterling. Each Sterling Term Loan shall be a Eurocurrency Term Loan.

   "subsidiary" shall mean, with respect to any person (herein referred to as the "parent"), any corporation, partnership, association or other business entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or more than 50% of the general partnership interests are, at the time any determination is being made, owned, controlled or held by the parent.

   "Syndication Date" shall mean the earlier of (a) the date specified by the Paying Agent as the date on which primary syndication of the Commitments and the outstanding Loans is completed and (b) the date that is six months after the Unconditional Date.

   "Tax Sharing Agreements" shall mean the U.K. Tax Sharing Agreement and the U.S. Tax Sharing Policy.

   "Tax Sharing Payment" shall mean any payment made pursuant any Tax Sharing Agreement.

   "Tax" or "Taxes" shall mean any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority in the United States, the United Kingdom or the jurisdiction of any Payment Location.

   "TEG" shall mean The Energy Group PLC, which is on the date hereof a public limited company incorporated in England and Wales.

   "TEG Group" shall mean TEG and its subsidiaries.

   "Term Borrowing" shall mean a Borrowing comprised of Term Loans.

   "Term Loan Availability Period" shall mean the period from and including the Closing Date to and including the Termination Date.

   "Term Loan Commitment" shall mean, with respect to each Lender, the commitment of such Lender to make Term Loans hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.09 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender's Term Loan Commitment is set forth on Schedule 2.01 or in the Assignment and Acceptance pursuant to which such Lender shall have assumed its Term Loan Commitment, as applicable.

   "Term Loan Maturity Date" shall mean the date that is 18 months after the initial Acquisition Borrowing.

   "Term Loans" shall mean the term loans made by the Lenders to the Borrower pursuant to Section 2.01(a). Each Term Loan shall be a Dollar Term Loan or a Sterling Term Loan.

   "Termination Date" shall mean the earliest of (a) the date that is 200 days after the Announcement Date, (b) the later of (i) the date that is three months after the Unconditional Date and (ii) the date that is 49 days after the first date on which PA acquires 90% of the outstanding Shares to which the Offer relates and (c) the date that is 200 days after the date hereof.

   "Three-Month Secondary CD Rate" shall mean, for any day, the secondary market rate for three-month certificates of deposit reported as being in effect on such day (or, if such day shall not be a Business Day, the next preceding Business Day) by the Board through the public information telephone line of the Federal Reserve Bank of New York (which rate will, under the current practices of the Board, be published in Federal Reserve Statistical Release H.15(519) during the week following such day), or, if such rate shall not be so reported on such day or such next preceding Business Day, the average of the secondary market quotations for three-month certificates of deposit of major money center banks in New York City received at approximately 10:00 a.m., New York City time, on such day (or, if such day shall not be a Business Day, on the next preceding Business Day) by the Paying Agent from three New York City negotiable certificate of deposit dealers of recognized standing selected by it.

   "Total Revolving Credit Commitment" shall mean, at any time, the aggregate amount of the Revolving Credit Commitments, as in effect at such time.

   "TPC" shall mean TPC Corporation, a corporation organized under the laws of Delaware.

   "TPC Contribution" shall mean the direct or indirect contribution of all the capital stock of TPC by PGH to Powercoal.

   "Transaction Documents" shall mean (a) the Offer Document, (b) the Loan Documents, (c) the PA Facility Agreement, (d) the Powercoal Credit Agreement,
(e) the PALLC Credit Facility and (f) the Eastern Facility Agreement and, in each case, the agreements, documents and instruments to be executed and delivered in connection therewith.

   "Transactions" shall mean the Offer, the transactions contemplated in connection therewith and the transactions contemplated by the Transaction Documents, including the TPC Contribution, the PPM Contribution, the Peabody Transfer and the Citizens Transfer.

   "Type", when used in reference to any Loan or Borrowing, shall refer to the Rate by reference to which interest on such Loan, or on the Loans comprising such Borrowing, is determined. For purposes hereof, the term "Rate" shall include the Adjusted LIBO Rate and the Base Rate.

   "U.K. Tax Sharing Agreement" shall mean the agreement to be entered into, among the Borrower and certain of its subsidiaries (including TEG and certain of its subsidiaries which are, directly or indirectly, at least 75% owned by
TEG), substantially in the form set forth as Exhibit G hereto.

   "U.S. Tax Sharing Policy" shall mean the Income Tax Allocation Policy of PacifiCorp and its subsidiaries attached as Exhibit H hereto, as in effect from time to time.

   "Unconditional Date" shall have the meaning assigned to such term in the PA Facility Agreement.

   "wholly owned subsidiary" shall mean, with respect to any person (herein referred to as the "parent"), a subsidiary which securities (except for directors' qualifying shares) or other ownership interests representing 100% of the equity or 100% of the ordinary voting power (other than directors' qualifying shares) or 100% of the general partnership interests are, at the time any determination is being made, owned, controlled or held by the parent or one or more wholly owned subsidiaries of the parent or by the parent and one or more wholly owned subsidiaries of the parent.

   "Withdrawal Liability" shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

   SECTION 1.02. Terms Generally. The definitions in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation". All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. Except as otherwise expressly provided herein, (a) any reference in this Agreement to (i) the Offer Document or any Loan Document shall mean such document as amended, restated, supplemented or otherwise modified from time to time, and (ii) any Credit Facility shall mean such Credit Facility as in effect on the date hereof (or, in the case of the Eastern Facility Agreement, in the form attached to the Eastern Facility Letter) and (b) all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided, however, that if the Loan Parties notify the Paying Agent that they wish to amend any covenant in Article VI or any related definition to eliminate the effect of any change in GAAP occurring after the date of this Agreement on the operation of such covenant (or if the Paying Agent notifies the Loan Parties that the Required Lenders wish to amend Article VI or any related definition for such purpose), then the Loan Parties' compliance with such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant or definition is amended in a manner satisfactory to the Loan Parties and the Required Lenders. For purposes of determining compliance under Sections 6.01, 6.02, 6.04, 6.05, 6.10, 6.11 and 6.12 with respect to any amount in a currency other than Dollars, such amount shall be deemed to equal the Dollar Equivalent thereof at the time such amount was incurred or expended, as the case may be.

   SECTION 1.03. Exchange Rates. (a) Not later than 1:00 p.m., New York City time, on each Calculation Date, the Paying Agent shall (i) determine the Exchange Rate as of such Calculation Date to be used for calculating relevant Dollar Equivalent and Sterling Equivalent amounts and (ii) give notice thereof to the Lenders and the Borrower. The Exchange Rates so determined shall become effective on the first Business Day immediately following the relevant Calculation Date (a "Reset Date"), shall remain effective until the next succeeding Reset Date and shall for all purposes of this Agreement (other than any provision expressly requiring the use of a current Exchange
Rate) be the Exchange Rates employed in converting any amounts between the applicable currencies.

   (b) Not later than 5:00 p.m., New York City time, on each Reset Date and the date of any Borrowing of Sterling Revolving Loans or Sterling Term Loans or the issuance, extension or renewal of any Letter of Credit denominated in Sterling, the Paying Agent shall (i) determine the Dollar Equivalent of the aggregate principal amount of the Sterling Revolving Loans or Sterling Term Loans and the L/C Exposure then outstanding (after giving effect to any Sterling Revolving Loans made or repaid on such date) and (ii) notify the Lenders and the Borrower of the results of such determination and of the aggregate remaining Term Loan Commitments, if any, and the Aggregate Revolving Credit Exposure.

                               ARTICLE II

                              The Credits

   SECTION 2.01. Commitments. Subject to the terms and conditions and relying upon the representations and warranties herein set forth, (a) each Lender agrees, severally and not jointly, to make Term Loans to the Borrower at any time and from time to time on or after the Closing Date and until the earlier of the expiration of the Term Loan Availability Period and the termination of the Term Loan Commitment of such Lender in accordance with the terms hereof, in an aggregate principal amount not to exceed its Term Loan Commitment and (b) each Revolving Credit Lender agrees, severally and not jointly, to make Revolving Loans to the Borrower, at any time and from time to time on or after the Closing Date, and until the earlier of the Revolving Credit Maturity Date and the termination of the Revolving Credit Commitment of such Revolving Credit Lender in accordance with the terms hereof, in an aggregate principal amount at any time outstanding that will not result in such Revolving Credit Lender's Revolving Credit Exposure exceeding such Revolving Credit Lender's Revolving Credit Commitment. Within the limits set forth in clause (b) of the preceding sentence and subject to the terms, conditions and limitations set forth herein, the Borrower may borrow, pay or prepay and reborrow Revolving Loans. Amounts paid or prepaid in respect of Term Loans may not be reborrowed.

   SECTION 2.02. Loans. (a) Each Loan shall be made as part of a Borrowing consisting of Loans made by the applicable Lenders ratably in accordance with their Term Loan Commitments or Revolving Credit Commitments, as applicable; provided, however, that the failure of any Lender to make any Loan required to be made by it shall not in itself relieve any other Lender of its obligation to lend hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to make any Loan required to be made by such other Lender). As provided in Section 2.03, each request for a Borrowing shall state the amount requested in Dollars, even if the Loans requested are to be Sterling Loans. To the extent any Term Loans are made as Sterling Loans, such Loans shall continue to be Sterling Loans for as long as they are outstanding under this Agreement and the amount of the remaining Term Loan Commitments shall be reduced by the Dollar
Equivalent of the requested Term Borrowing.

   (b) Subject to Sections 2.08 and 2.15, (i) each Dollar Borrowing shall be comprised entirely of Eurocurrency Loans or Base Rate Loans as the Borrower may request pursuant to Section 2.03 and (ii) each Sterling Borrowing shall be comprised entirely of Eurocurrency Loans. Each Lender may at its option make any Eurocurrency Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not

(i) affect the obligation of the Borrower to repay such Loan or (ii) increase the costs of the Borrower that would otherwise be payable under Section 2.14 or 2.20 with respect thereto, in each case in accordance with the terms of this Agreement. Borrowings of more than one Type and Class may be outstanding at the same time; provided, however, that the Borrower shall not be entitled to request any Borrowing that, if made, would result in more than 15 Eurocurrency Borrowings outstanding hereunder at any time. For purposes of the foregoing, Borrowings in different currencies or having different Interest Periods, regardless of whether they commence on the same date, shall be considered separate Borrowings.

   (c) At the commencement of each Interest Period for any Borrowing, such Borrowing shall be in an aggregate amount which is at least $5,000,000 (or the Sterling Equivalent thereof) and (except in the case of an Acquisition Borrowing) an integral multiple of $1,000,000 (or the Sterling Equivalent thereof); provided that a Revolving Borrowing may be in an aggregate amount that is equal to the entire unused balance of the Total Revolving Credit Commitments or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.22(e).

   (d) Except with respect to Loans made or deemed made pursuant to Section 2.02(g), each Lender shall make each Dollar Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds to such account in New York City as the Paying Agent may designate not later than 11:00 a.m., New York City time, and the Paying Agent shall by 12:00
(noon), New York City time, credit the amounts so received (i) with respect to any Acquisition Borrowing, to the Offer Account and (ii) with respect to any other Borrowing, to an account in the name of the Borrower, maintained with the Paying Agent and designated by the Borrower in the applicable Borrowing Request or, if a Borrowing shall not occur on such date because any condition precedent herein specified shall not have been met, return the amounts so received to the respective Lenders. Each Lender shall make each Sterling Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds to such account in London as the Paying Agent may designate for such purposes not later than 11:00 a.m., London time, and the Paying Agent shall by 12:00 (noon), London time, credit the amounts so received (i) with respect to any Acquisition Borrowing, to the Offer Account and (ii) with respect to any other Borrowing, to an account in the name of the Borrower, maintained with the Paying Agent in London and designated by the Borrower in the applicable Borrowing Request or, if a Borrowing shall not occur on such date because any condition precedent herein specified shall not have been met, return the amounts so received to the respective Lenders.

   (e) Unless the Paying Agent shall have received notice from a Lender prior to the date of any Borrowing that such Lender will not make available to the Paying Agent such Lender's portion of such Borrowing, the Paying Agent may assume that such Lender has made such portion available to the Paying Agent on the date of such Borrowing in accordance with paragraph (d) above and the Paying Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If the Paying Agent shall have so made funds available then, to the extent that such Lender shall not have made such portion available to the Paying Agent, such Lender and the Borrower severally agree to repay to the Paying Agent forthwith on demand such corresponding amount together with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date such amount is repaid to the Paying Agent at (i) in the case of the Borrower, the interest rate applicable at the time to the Loans comprising such Borrowing and (ii) in the case of such Lender, a rate determined by the Paying Agent to represent its cost of overnight or short-term funds in the applicable currency (which determination shall be conclusive absent manifest error). If such Lender shall repay to the Paying Agent such corresponding amount, such amount shall constitute such Lender's Loan as part of such Borrowing for purposes of this Agreement.

   (f) Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request any Interest Period with respect to a Eurocurrency Borrowing that would end after the Revolving Credit Maturity
Date or the Term Loan Maturity Date, as the case may be. In addition, until the Syndication Date, the Borrower shall not be entitled to request any Interest Period in respect of a Eurocurrency Borrowing in excess of one month.

   (g) If the Issuing Bank shall not have received from the Borrower the payment required to be made by Section 2.22(e) within the time specified in such Section, the Issuing Bank will promptly notify the Paying Agent of the L/C Disbursement and the Paying Agent will promptly notify each Revolving Credit Lender of such L/C Disbursement and its Pro Rata Percentage thereof. In the case of Letters of Credit denominated in Dollars, each Revolving Credit Lender shall pay by wire transfer of immediately available funds to the Paying Agent not later than 2:00 p.m., New York City time, on such date (or, if such Revolving Credit Lender shall have received such notice later than 12:00 (noon), New York City time, on any day, not later than 10:00 a.m., New York City time, on the immediately following Business Day), an amount in Dollars equal to such Lender's Pro Rata Percentage of such L/C Disbursement (it being understood that such amount shall be deemed to constitute a Base Rate Revolving Loan of such Lender and such payment shall be deemed to have reduced the L/C Exposure), and the Paying Agent will promptly pay to the Issuing Bank amounts so received by it from the Revolving Credit Lenders. In the case of Letters of Credit denominated in Sterling, each Revolving Credit Lender shall pay by wire transfer of immediately available funds to the Paying Agent not later than 2:00 p.m., London time, on such date (or, if such Revolving Credit Lender shall have received such notice later than 12:00
(noon), London time, on any day, not later than 10:00 a.m., London time, on the immediately following Business Day), an amount in Sterling equal to such Lender's Pro Rata Percentage of such L/C Disbursement (it being understood that such amount shall be deemed to constitute a Sterling Revolving Loan of such Lender and such payment shall be deemed to have reduced the L/C Exposure), and the Paying Agent will promptly pay to the Issuing Bank amounts
so received by it from the Revolving Credit Lenders.   The Paying Agent will
promptly pay to the Issuing Bank any amounts received by it from the Borrower pursuant to Section 2.22(e) prior to the time that any Revolving Credit Lender makes any payment pursuant to this paragraph (g); any such amounts received by the Paying Agent thereafter will be promptly remitted by the Paying Agent to the Revolving Credit Lenders that shall have made such payments and to the Issuing Bank, as their interests may appear. If any Revolving Credit Lender shall not have made its Pro Rata Percentage of such L/C Disbursement available to the Paying Agent as provided above, such Lender and the Borrower severally agree to pay interest on such amount, for each day from and including the date such amount is required to be paid in accordance with this paragraph to but excluding the date such amount is paid, to the Paying Agent for the account of the Issuing Bank at (i) in the case of the Borrower, a rate per annum equal to the interest rate applicable to Revolving Loans of such type pursuant to Section 2.06(a), and (ii) in the case of such Lender, for the first such day, a rate determined by the Paying Agent to represent its cost of overnight funds in the applicable currency, and for each day thereafter, the Base Rate.

   SECTION 2.03. Borrowing Procedure. In order to request a Borrowing, the Borrower shall hand deliver or telecopy to the Paying Agent a duly completed Borrowing Request (a) in the case of a Eurocurrency Borrowing (other than a Sterling Borrowing), not later than 11:00 a.m., New York City time, three Business Days before the date of the proposed Borrowing, (b) in the case of a Sterling Borrowing, not later than 10:00 a.m., London time, one Business Day before the date of the proposed Borrowing and (c) in the case of a Base Rate Borrowing, not later than 11:00 a.m., New York City time, on the Business Day of the proposed Borrowing. Each Borrowing Request shall be irrevocable, shall be signed by or on behalf of the Borrower and shall specify the following information: (i) whether such Borrowing is to be a Dollar Borrowing or a Sterling Borrowing; (ii) whether the Borrowing then being requested is to be a Term Borrowing or a Revolving Credit Borrowing; (iii) if such Borrowing is to be denominated in Dollars, whether it is to be a Eurocurrency Borrowing or a Base Rate Borrowing; (iv) the date of such Borrowing (which shall be a Business Day); (v) the number and location of the account to which funds are to be disbursed (which shall be an account that complies with the requirements of Section 2.02(d)); (vi) the aggregate amount of such Borrowing (which, in the case of a Sterling Borrowing, shall be stated in Dollars);
(vii) whether such Borrowing is to be an Acquisition Borrowing; and (viii) if such Borrowing is to be a Eurocurrency Borrowing, the initial Interest Period with respect thereto; provided, however, that, notwithstanding any contrary specification in any Borrowing Request, each requested Borrowing shall comply with the requirements set forth in Section 2.02. If no Type is specified with respect to any Borrowing selected, then the Borrower shall be deemed to have selected a Base Rate Borrowing. If no Interest Period is specified with respect to any requested Eurocurrency Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month's duration. The Paying Agent shall promptly advise the applicable Lenders of any notice given pursuant to this Section 2.03 (and the contents thereof), and of each Lender's portion of the requested Borrowing.

   SECTION 2.04. Evidence of Debt; Repayment of Loans. (a) The Borrower hereby unconditionally promises to pay to the Paying Agent for the account of each Lender the then unpaid principal amount of each Loan of such Lender on the Revolving Credit Maturity Date or the Term Loan Maturity Date, as the case may be.

   (b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

   (c) The Paying Agent shall maintain accounts in which it will record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Periods applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Paying Agent hereunder from the Borrower for the account of the Lenders and each Lender's share thereof.

   (d) The entries made in the accounts maintained pursuant to paragraph (b) or (c) above shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided, however, that the failure of any Lender or the Paying Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

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                                                     36

   (e) Notwithstanding any other provision of this Agreement, in the event any Lender shall request and receive a promissory note payable to such Lender and its registered assigns, the interests represented by such note shall at all times (including after any assignment of all or part of such interests pursuant to Section 9.04) be represented by one or more promissory notes payable to the payee named therein or its registered assigns.

   SECTION 2.05. Fees. (a) The Borrower agrees to pay to each Lender, through the Paying Agent, on the last day of March, June, September and December in each year and on each date on which any Commitment of such Lender shall expire or be terminated as provided herein, a commitment fee (a "Commitment Fee") of 0.50% per annum on the average daily unused amount of the Commitments of such Lender during the preceding quarter (or other period commencing with the Closing Date or ending with the Revolving Credit Maturity Date or the date on which the Commitments of such Lender shall expire or be terminated. All Commitment Fees shall be computed on the basis of the actual number of days elapsed in a year of 360 days. The Commitment Fee due to each Lender shall commence to accrue on the Closing Date and shall cease to accrue on the date on which the Commitment of such Lender shall expire or be terminated as provided herein. All Commitment Fees shall be payable in Dollars.

   (b) The Borrower agrees to pay (i) to each Revolving Credit Lender, through the Paying Agent, on the last day of March, June, September and December of each year and on the date on which the Revolving Credit Commitment of such Lender shall be terminated as provided herein, a fee (an "L/C Participation Fee") calculated on the average daily aggregate amount of such Lender's L/C Exposure (excluding the portion thereof attributable to unreimbursed L/C Disbursements) during the preceding quarter (or shorter period commencing with the Closing Date or ending with the Revolving Credit Maturity Date or the date on which all Letters of Credit have been canceled or have expired and the Revolving Credit Commitments of all Lenders shall have been terminated) at a per annum rate equal to the Eurocurrency Spread and (ii) to the Issuing Bank with respect to each Letter of Credit the standard fronting, issuance and drawing fees specified from time to time by the Issuing Bank (the "Issuing Bank Fees"). All L/C Participation Fees and Issuing Bank Fees shall be computed on the basis of the actual number of days elapsed in a year of 360 days and shall be payable in Dollars (in the case of Letters of Credit denominated in Dollars) or Sterling (in the case of Letters of Credit denominated in Sterling).

   (c) All Fees shall be paid on the dates due, in immediately available funds, to the Paying Agent for distribution, if and as appropriate, among the Lenders, except that the Issuing Bank Fees shall be paid directly to the Issuing Bank. Once paid, none of the Fees shall be refundable under any circumstances, absent manifest error.

   SECTION 2.06.  Interest on Loans.  (a)  Subject to the provisions of
Section 2.07, the Loans comprising each Base Rate Borrowing shall bear interest (computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as the case may be, when the Base Rate is determined by reference to the Prime Rate and over a year of 360 days at all other times) at a rate per annum equal to the Base Rate plus the Base Rate Spread.

   (b) Subject to the provisions of Section 2.07, the Loans comprising each Eurocurrency Borrowing shall bear interest (computed on the basis of the actual number of days elapsed over a year of 360 days or, in the case of Sterling Borrowings, 365 or 366 days, as applicable) at a rate per

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                                                     37

annum equal to the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Eurocurrency Spread.

   (c) Interest on each Loan shall be payable on the Interest Payment Dates applicable to such Loan except as otherwise provided in this Agreement. The applicable Base Rate or Adjusted LIBO Rate for each Interest Period or day within an Interest Period, as the case may be, shall be determined by the Paying Agent, and such determination shall be conclusive absent manifest error.

   SECTION 2.07. Default Interest. If the Borrower shall default in the payment of the principal of or interest on any Loan or any other amount becoming due hereunder, by acceleration or otherwise, or under any other Loan Document, the Borrower shall on demand from time to time pay interest, to the extent permitted by law, on such defaulted amount to but excluding the date of actual payment (after as well as before judgment) (a) in the case of overdue principal, at the rate otherwise applicable to such Loan pursuant to
Section 2.06 plus 2.00% per annum and (b) in all other cases, (i) if such amount is denominated in Dollars at a rate per annum (computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as the case may be, when determined by reference to the Prime Rate and over a year of 360 days at all other times) equal to the sum of the Base Rate plus 2.00% and (ii) if such amount is denominated in Sterling, a rate per annum (computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as the case may be, equal to the Adjusted LIBO Rate for an Interest Period of one month plus 2.00%.

   SECTION 2.08. Alternate Rate of Interest. In the event, and on each occasion, that on the day two Business Days prior to the commencement of any Interest Period for a Eurocurrency Borrowing denominated in Dollars, the Paying Agent shall have determined that (a) deposits in the principal amounts of the Loans comprising such Borrowing in Dollars are not generally available in the relevant market, (b) the rates at which such deposits are being offered will not adequately and fairly reflect the cost to the Lender or Lenders holding a majority of the Eurocurrency Loans comprising such Eurocurrency Borrowing of making or maintaining such Eurocurrency Loans during such Interest Period, or (c) reasonable means do not exist for ascertaining the Adjusted LIBO Rate, the Paying Agent shall, as soon as practicable thereafter, give written or telecopy notice of such determination to the Borrower and the Lenders. In the event of any such determination, until the Paying Agent shall have advised the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, any request by the Borrower for a Eurocurrency Borrowing denominated in Dollars pursuant to
Section 2.03 or 2.10 shall be deemed to be a request for a Base Rate Borrowing. Each determination by the Paying Agent hereunder shall be conclusive absent manifest error.

   SECTION 2.09. Termination and Reduction of Commitments. (a) The Term Loan Commitments shall automatically terminate at 5:00 p.m., London time, on the Termination Date. The Revolving Credit Commitments and the L/C Commitment shall automatically terminate on the Revolving Credit Maturity Date. Notwithstanding the foregoing, (i) the Revolving Credit Commitments and the L/C Commitment shall automatically terminate at 5:00 p.m., London time, on the Termination Date if the initial Borrowing hereunder shall not have occurred by such time and (ii) the Commitments shall automatically terminate if the Offer lapses or is withdrawn.

   (b) Upon at least three Business Days' prior (or, with respect to the period commencing on the Closing Date and ending on the date of the initial Acquisition Borrowing hereunder, same day) irrevocable written or telecopy notice to the Paying Agent, the Borrower may at any time in whole permanently terminate, or from time to time in part permanently reduce, the Commitments of any Class; provided, however, that (i) each partial reduction of the Term Loan Commitments or the Revolving Credit Commitments shall be in an integral multiple of $5,000,000, and (ii) the Total Revolving Credit Commitment shall not be reduced to an amount that is less than the Aggregate Revolving Credit Exposure at the time.

   (c) The Borrower shall notify the Paying Agent of any election to terminate or reduce the Term Loan Commitments or the Revolving Credit Commitments under paragraph (b) of this Section at least three Business Days (or, with respect to the period commencing on the Closing Date and ending on the date of the initial Acquisition Borrowing hereunder, at least one Business Day) prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any such notice, the Paying Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable. Each reduction of the Term Loan Commitments or the Revolving Credit Commitments shall be made ratably among the Lenders in accordance with their respective Term Loan Commitments and Revolving Credit Commitments. The Borrower shall pay to the Paying Agent for the account of the applicable Lenders, on the date of each termination or reduction, the Commitment Fees on the amount of the Commitments so terminated or reduced accrued to but excluding the date of such termination or reduction.

   SECTION 2.10. Conversion and Continuation of Borrowings. The Borrower shall have the right at any time upon prior irrevocable notice to the Paying Agent (a) not later than 12:00 (noon), New York City time, one Business Day prior to conversion, to convert any Eurocurrency Borrowing denominated in Dollars into a Base Rate Borrowing, (b) not later than 11:00 a.m., New York City time, three Business Days prior to conversion or continuation, to convert any Base Rate Borrowing into a Eurocurrency Borrowing denominated in Dollars or to continue any Eurocurrency Borrowing as a Eurocurrency Borrowing in the same currency for an additional Interest Period, and (c) not later than 11:00 a.m., New York City time, three Business Days prior to conversion, to convert the Interest Period with respect to any Eurocurrency Borrowing to another permissible Interest Period, subject in each case to the following:

      (i) each conversion or continuation shall be made pro rata among the Lenders in accordance with the respective principal amounts of the Loans comprising the converted or continued Borrowing;

      (ii) if less than all the outstanding principal amount of any Borrowing shall be converted or continued, then each resulting Borrowing shall satisfy the limitations specified in Sections 2.02(a) and 2.02(b) regarding the principal amount and maximum number of Borrowings of the relevant Type;

      (iii) each conversion shall be effected by each Lender and the Paying Agent by recording for the account of such Lender the new Loan of such Lender resulting from such conversion and reducing the Loan (or portion thereof) of such Lender being converted by an equivalent principal amount; accrued interest on any Eurocurrency Loan (or portion thereof) being converted shall be paid by the Borrower at the time of conversion;

      (iv) if any Eurocurrency Borrowing is converted at a time other than the end of the Interest Period applicable thereto, the Borrower shall pay, upon demand, any amounts due to the Lenders pursuant to Section 2.16;

      (v) any portion of a Borrowing (other than a Sterling Borrowing) maturing or required to be repaid in less than one month may not be converted into or continued as a Eurocurrency Borrowing;

      (vi) any portion of a Eurocurrency Borrowing denominated in Dollars that cannot be converted into or continued as a Eurocurrency Borrowing by reason of the immediately preceding clause shall be automatically converted at the end of the Interest Period in effect for such Borrowing into a Base Rate Borrowing, and any portion of a Sterling Borrowing required to be repaid in less than one month may be converted, with the consent of the Paying Agent (which shall not be unreasonably withheld), to an Interest Period ending on the date that such Borrowing is required to be repaid; and

      (vii) upon notice to the Borrower from the Paying Agent given at the request of the Required Lenders, after the occurrence and during the continuance of a Default or an Event of Default, (A) no outstanding Dollar Borrowing may be converted into, or continued as, a Eurocurrency Borrowing, and (B) unless repaid, each Eurocurrency Borrowing denominated in Dollars shall be converted to a Base Rate Borrowing at the end of the Interest Period applicable thereto, and (C) no Interest Period in excess of one month may be selected for any Sterling Borrowing.

   Each notice pursuant to this Section 2.10 shall be irrevocable and shall refer to this Agreement and specify (i) the identity, amount and currency of the Borrowing that the Borrower requests be converted or continued, (ii) whether such Borrowing is to be converted to or continued as a Eurocurrency Borrowing or a Base Rate Borrowing, (iii) if such notice requests a conversion, the date of such conversion (which shall be a Business Day) and
(iv) if such Borrowing is to be converted to or continued as a Eurocurrency Borrowing, the Interest Period with respect thereto. If no Interest Period is specified in any such notice with respect to any conversion to or continuation as a Eurocurrency Borrowing, the Borrower shall be deemed to have selected an Interest Period of one month's duration. The Paying Agent shall advise the Lenders of any notice given pursuant to this Section 2.10 and of each Lender's portion of any converted or continued Borrowing. If the Borrower shall not have given notice in accordance with this Section 2.10 to continue any Borrowing into a subsequent Interest Period (and shall not otherwise have given notice in accordance with this Section 2.10 to convert such Borrowing), such Borrowing shall, at the end of the Interest Period applicable thereto (unless repaid pursuant to the terms hereof), (i) in the case of a Dollar Borrowing, automatically be continued into a new Interest Period as a Base Rate Borrowing, and (ii) in the case of a Sterling Borrowing, automatically be converted into a new Interest Period of one month. Notwithstanding any contrary provisions herein, the currency of an outstanding Borrowing may not be changed in connection with any conversion or continuation of such Borrowing.

   SECTION 2.11.  [Intentionally Omitted]

   SECTION 2.12. Optional Prepayments. (a) The Borrower shall have the right at any time and from time to time to prepay any Borrowing, in whole or in part, subject to prior notice in accordance with paragraph (b) of this Section; provided, however, that each partial prepayment shall be in an amount that is (i) in the case of Dollar Loans, an integral multiple of $1,000,000 and not less than $5,000,000, and
(ii) in the case of Sterling Loans, an integral multiple of L1,000,000 and not less than L5,000,000.

   (b) The Borrower shall notify the Paying Agent by telecopy or telephone (promptly confirmed by telecopy) of any prepayment hereunder (i) in the case of prepayment of a Eurocurrency Borrowing (denominated in Dollars), not later than 11:00 a.m. , New York City time, three Business Days before the date of prepayment, (ii) in the case of prepayment of a Sterling Borrowing, not later than 11:00 a.m., London time, one Business Day before the date of prepayment, or (iii) in the case of prepayment of a Base Rate Borrowing, not later than 11:00 a.m., New York City time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid. Promptly following receipt of any such notice relating to a Borrowing, the Paying Agent shall advise the Lenders of the contents thereof. All prepayments under this Section 2.12 shall be subject to Section 2.16 but otherwise without premium or penalty. All prepayments under this Section 2.12 shall be accompanied by accrued interest on the principal amount being prepaid to the date of payment to the extent required by Section 2.06.

   SECTION 2.13. Mandatory Prepayments. (a) In the event of any termination of all the Revolving Credit Commitments, the Borrower shall repay or prepay all its outstanding Revolving Credit Borrowings on the date of such termination. In the event of any partial reduction of the Revolving Credit Commitments, then at or prior to the effective date of such reduction, the Paying Agent shall notify the Borrower and the Revolving Credit Lenders of the Aggregate Revolving Credit Exposure after giving effect thereto. If at any time, as a result of such a partial reduction or termination, as a result of fluctuations in exchange rates or otherwise, the Aggregate Revolving Credit Exposure would exceed the Total Revolving Credit Commitments, then the Borrower shall (i) on the date of any such reduction or termination of Revolving Credit Commitments or (ii) on the Business Day following any such fluctuation in exchange rate or otherwise, repay or prepay Revolving Credit Borrowings in an amount sufficient to eliminate such excess.

   (b) Not later than the fourth Business Day following the receipt by any Loan Party of Net Cash Proceeds from any Asset Sale, the Borrower shall apply 100% of such Net Cash Proceeds received by such Loan Party with respect thereto to prepay outstanding Term Loans and FRNs in accordance with Section 2.13(e).

   (c) In the event and on each occasion that an Equity Issuance occurs, the Borrower shall, substantially simultaneously with (and in any event not later than the fourth Business Day next following) the receipt of Net Cash Proceeds by such Loan Party from any such Equity Issuance, apply 100% of such Net Cash Proceeds to prepay outstanding Term Loans and FRNs in accordance with Section 2.13(e).

   (d) In the event that any Loan Party shall receive Net Cash Proceeds from the issuance or other disposition of Indebtedness for money borrowed (other than Indebtedness permitted by Section 6.01 (other than Section 6.01(g) or
(h))), the Borrower shall, substantially simultaneously with (and in any event not later than the fourth Business Day next following) the receipt of such Net

Cash Proceeds by such Loan Party, apply an amount equal to 100% of such Net Cash Proceeds to prepay outstanding Term Loans and FRNs in accordance with
Section 2.13(e).

   (e) Mandatory prepayments of outstanding Term Loans and FRNs required under this Agreement and any FRN Purchase Agreement shall be allocated pro rata to the then outstanding Term Loans and FRNs based upon the then outstanding aggregate principal amounts of the Term Loans and the FRNs; provided, however, that (i) prepayments out of the proceeds of FRNs shall be applied pro rata to the Term Loans of the Initial Lenders and (ii) if any holder of an FRN declines to accept all or any portion of such prepayment in accordance with the terms of its FRN Purchase Agreement, then the amount of a rejected prepayment shall be allocated pro rata to the then outstanding Term Loans.

   (f) The Borrower shall deliver to the Paying Agent, at the time of each prepayment required under this Section 2.13, (i) a certificate signed by a Financial Officer of the Borrower setting forth in reasonable detail the calculation of the amount of such prepayment and (ii) to the extent practicable, at least four days' prior written notice of such prepayment. Each notice of prepayment shall specify the prepayment date, the Type and Class of each Loan being prepaid and the principal amount of each Loan (or portion thereof) to be prepaid. All prepayments of Borrowings under this
Section 2.13 shall be subject to Section 2.16, but shall otherwise be without premium or penalty.

   (g) Amounts to be applied pursuant to this Section 2.13 to the prepayment of Term Loans and Revolving Loans shall be applied, as applicable, first to reduce outstanding Base Rate Term Loans and Base Rate Revolving Loans. Any amounts remaining after each such application shall, at the option of the Borrower, be applied to prepay Eurocurrency Term Loans or Eurocurrency Revolving Loans, as the case may be, immediately and/or shall be deposited in the Prepayment Account (as defined below). The Paying Agent shall apply any cash deposited in the Prepayment Account (i) allocable to Term Loans to prepay Eurocurrency Term Loans and (ii) allocable to Revolving Loans to prepay Eurocurrency Revolving Loans, in each case on the last day of their respective Interest Periods (or, at the direction of the Borrower, on any earlier date) until all outstanding Term Loans or Revolving Loans, as the case may be, have been prepaid or until all the allocable cash on deposit with respect to such Loans has been exhausted. For purposes of this Agreement, the term "Prepayment Account" shall mean an account established by the Borrower with the Paying Agent and over which the Paying Agent shall have exclusive dominion and control, including the exclusive right of withdrawal for application in accordance with this paragraph (g). The Paying Agent will, at the request of the Borrower, invest amounts on deposit in the Prepayment Account in Permitted Investments that mature prior to the last day of the applicable Interest Periods of the Eurocurrency Term Borrowings or Eurocurrency Revolving Borrowings to be prepaid, as the case may be; provided, however, that (i) the Paying Agent shall not be required to make any investment that, in its sole judgment, would require or cause the Paying Agent to be in, or would result in any, violation of any law, statute, rule or regulation and (ii) the Paying Agent shall have no obligation to invest amounts on deposit in the Prepayment Account if an Event of Default shall have occurred and be continuing. The Borrower shall indemnify the Paying Agent for any losses relating to the investments so that the amount available to prepay Eurocurrency Borrowings on the last day of the applicable Interest Period is not less than the amount that would have been available had no investments been made pursuant thereto. Other than any interest earned on such investments, the Prepayment Account shall not bear interest. Interest or profits, if any, on such investments shall be deposited in the Prepayment Account and reinvested and disbursed as specified above. If the maturity of the Loans has been accelerated pursuant to Article VII, the Paying Agent may, in its sole discretion, apply all amounts on deposit in the Prepayment Account to satisfy any of the Obligations. The Borrower hereby grants to the Paying Agent, for its benefit and the benefit of the Issuing Bank and the Lenders, a security interest in the Prepayment Account to secure the Obligations.

   SECTION 2.14. Reserve Requirements; Change in Circumstances. (a) Notwithstanding any other provision of this Agreement, if after the date of this Agreement any change in applicable law or regulation or in the interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof (whether or not having the force of law) shall impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of or credit extended by any Lender or the Issuing Bank (except any such requirement which is reflected in the Adjusted LIBO Rate) or shall impose on such Lender or the Issuing Bank or the London interbank market any other condition affecting this Agreement or Eurocurrency Loans made by such Lender or any Letter of Credit or participation therein, and the result of any of the foregoing shall be to increase the cost to such Lender or the Issuing Bank of making or maintaining any Eurocurrency Loan or increase the cost to any Lender of issuing or maintaining any Letter of Credit or purchasing or maintaining a participation therein or to reduce the amount of any sum received or receivable by such Lender or the Issuing Bank hereunder (whether of principal, interest or otherwise) by an amount deemed by such Lender or the Issuing Bank to be material, then the Borrower will pay to such Lender or the Issuing Bank, as the case may be, upon demand, such additional amount or amounts as will compensate such Lender or the Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.

   (b) If any Lender or the Issuing Bank shall have determined that the adoption after the Closing Date of any law, rule, regulation, agreement or guideline regarding capital adequacy, or any change after the Closing Date in any such law, rule, regulation, agreement or guideline (whether or not having the force of law) or in the interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof, or compliance by any Lender (or any lending office of such Lender) or the Issuing Bank or any Lender's or the Issuing Bank's holding company with any request or directive regarding capital adequacy (whether or not having the force of law) of any Governmental Authority made or issued after the Closing Date has or would have the effect of reducing the rate of return on such Lender's or the Issuing Bank's capital or on the capital of such Lender's or the Issuing Bank's holding company, if any, as a consequence of this Agreement or the Loans made or participations in Letters of Credit purchased by such Lender pursuant hereto or the Letters of Credit issued by the Issuing Bank pursuant hereto to a level below that which such Lender or the Issuing Bank or such Lender's or the Issuing Bank's holding company could have achieved but for such applicability, adoption, change or compliance (taking into consideration such Lender's or the Issuing Bank's policies and the policies of such Lender's or the Issuing Bank's holding company with respect to capital adequacy) by an amount deemed by such Lender or the Issuing Bank to be material, then from time to time the Borrower shall pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender's or the Issuing Bank's holding company for any such reduction suffered.

   (c) A certificate of a Lender or the Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or the Issuing Bank or its respective holding company, as applicable, as specified in paragraph (a) or (b) above shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender or the Issuing Bank the amount shown as due on any such certificate delivered by it within 10 days after its receipt of the same.

   (d) Failure or delay on the part of any Lender or the Issuing Bank to demand compensation for any increased costs or reduction in amounts received or receivable or reduction in return on capital shall not constitute a waiver of such Lender's or the Issuing Bank's right to demand such compensation; provided that neither any Lender nor the Issuing Bank shall be entitled to compensation under this Section 2.14 for any increased costs or reductions incurred or suffered with respect to any date unless such Lender or the Issuing Bank, as the case may be, shall have notified the Borrower under paragraph (c) above, not more than 90 days after the later of (i) such date and (ii) the date on which such Lender or Issuing Bank, as applicable, shall have become aware of such costs or reductions. The protection of this Section shall be available to each Lender and the Issuing Bank regardless of any possible contention of the invalidity or inapplicability of the law, rule, regulation, agreement, guideline or other change or condition that shall have occurred or been imposed.

   SECTION 2.15. Change in Legality. (a) Notwithstanding any other provision of this Agreement, if, after the Closing Date, any change in any law or regulation or in the interpretation thereof by any Governmental Authority charged with the administration or interpretation thereof shall make it unlawful for any Lender to make or maintain any Eurocurrency Loan denominated in Dollars or to give effect to its obligations as contemplated hereby with respect to any such Eurocurrency Loan, then, by written notice to the Borrower and to the Paying Agent:

      (i) such Lender may declare that Eurocurrency Loans denominated in Dollars will not thereafter (for the duration of such unlawfulness) be made by such Lender hereunder (or be continued for additional Interest Periods and Base Rate Loans will not thereafter (for such duration) be converted into Eurocurrency Loans), whereupon any request for a Eurocurrency Borrowing denominated in Dollars (or to convert a Base Rate Borrowing to a Eurocurrency Borrowing or to continue a Eurocurrency Borrowing denominated in Dollars for an additional Interest Period) shall, as to such Lender only, be deemed a request for a Base Rate Loan (or a request to continue a Base Rate Loan as such for an additional Interest Period or to convert a Eurocurrency Loan into a Base Rate Loan, as the case may be) unless such declaration shall be subsequently withdrawn; and

      (ii) such Lender may require that all outstanding Eurocurrency Loans denominated in Dollars made by it be converted to Base Rate Loans, in which event all such Eurocurrency Loans shall be automatically converted to Base Rate Loans as of the effective date of such notice as provided in paragraph (b) below.

In the event any Lender shall exercise its rights under (i) or (ii) above, all payments and prepayments of principal that would otherwise have been applied to repay the Eurocurrency Loans that would have been made by such Lender or the converted Eurocurrency Loans of such Lender shall instead be applied to repay the Base Rate Loans made by such Lender in lieu of, or resulting from the conversion of, such Eurocurrency Loans.

   (b) For purposes of this Section 2.15, a notice to the Borrower by any Lender shall be effective as to each affected Eurocurrency Loan made by such Lender, if lawful, on the last day of the Interest Period currently applicable to such Eurocurrency Loan; in all other cases such notice shall be effective on the date of receipt by the Borrower.

   SECTION 2.16. Indemnity. The Borrower shall indemnify each Lender against any loss or expense, including any break-funding cost or any loss sustained in converting between Sterling and Dollars, as the case may be, that such Lender may sustain or incur as a consequence of any event, other than a default by such Lender in the performance of its obligations hereunder, which results in (a) such Lender receiving or being deemed to receive any amount on account of the principal of any Eurocurrency Loan prior to the end of the Interest Period in effect therefor,
(b) the conversion of any Eurocurrency Loan to a Base Rate Loan, or the conversion of the Interest Period with respect to any Eurocurrency Loan, in each case other than on the last day of the Interest Period in effect therefor, or (c) any Eurocurrency Loan to be made by such Lender (including any Eurocurrency Loan to be made pursuant to a conversion or continuation under Section 2.10) not being made after notice of such Loan shall have been given by the Borrower hereunder (any of the events referred to in this sentence being called a "Breakage Event"). In the case of any Breakage Event, such loss or expense shall include an amount equal to the excess, if any, as reasonably determined by such Lender, of (i) its cost of obtaining funds for the Eurocurrency Loan (excluding loss of margin) that is the subject of such Breakage Event for the period from the date of such Breakage Event to the last day of the Interest Period in effect (or that would have been in effect) for such Loan over (ii) the amount of interest likely to be realized by such Lender in redeploying the funds released or not utilized by reason of such Breakage Event for such period. A certificate of any Lender setting forth any amount or amounts which such Lender is entitled to receive pursuant to this Section 2.16 shall be delivered to the Borrower and shall be conclusive absent manifest error.

   SECTION 2.17. Pro Rata Treatment. Except as required under Sections 2.13(e) and 2.15, each Borrowing, each payment or prepayment of principal of any Borrowing, each payment of interest on the Loans, each payment of the Commitment Fees, each reduction of the Term Loan Commitments or the Revolving Credit Commitments and each conversion of any Borrowing to or continuation of any Borrowing as a Borrowing of any Type shall be allocated pro rata among the Lenders in accordance with their respective applicable Commitments (or, if such Commitments shall have expired or been terminated, in accordance with the respective principal amounts of their outstanding Loans). Each Lender agrees that in computing such Lender's portion of any Borrowing to be made hereunder, the Paying Agent may, in its discretion, round each Lender's percentage of such Borrowing to the next higher or lower whole Dollar or Sterling amount.

   SECTION 2.18. Sharing of Setoffs. Each Lender agrees that if it shall, through the exercise of a right of banker's lien, setoff or counterclaim against the Borrower, or pursuant to a secured claim under Section 506 of Title 11 of the United States Code or other security or interest arising from, or in lieu of, such secured claim, received by such Lender under any applicable bankruptcy, insolvency or other similar law or otherwise, or by any other means, obtain payment (voluntary or involuntary) in respect of any Loan or Loans or L/C Disbursement as a result of which the unpaid principal portion of its Term Loans and Revolving Loans and participations in L/C Disbursements shall be proportionately less than the unpaid principal portion of the Term Loans and Revolving Loans and participations in L/C Disbursements of any other Lender, it shall be deemed simultaneously to have purchased from such other Lender at face value, and shall promptly pay to such other Lender the purchase price for, a participation in the Term Loans and Revolving Loans and L/C Exposure, as the case may be, of such other Lender, so that the aggregate unpaid principal amount of the Term Loans and Revolving Loans and L/C Exposure and participations in Term Loans and Revolving Loans and L/C Exposure held by each Lender shall be in the same proportion to the aggregate unpaid principal amount of all Term Loans and Revolving Loans and L/C Exposure then outstanding as the principal amount of its Term Loans and Revolving Loans and L/C Exposure prior to such exercise of banker's lien, setoff or counterclaim or other event was to the principal amount of all Term Loans and Revolving Loans and L/C Exposure outstanding prior to such exercise of banker's lien, setoff or counterclaim or other event; provided, however, that if any such purchase or purchases or adjustments shall be made pursuant to this Section 2.18 and the payment giving rise thereto shall thereafter be recovered, such purchase or purchases or adjustments shall be rescinded to the extent of such recovery and the purchase price or prices or adjustment restored without interest. The Borrower expressly consents to the foregoing arrangements and agrees that any Lender holding a participation in a Term Loan or Revolving Loan or L/C Disbursement deemed to have been so purchased may exercise any and all rights of banker's lien, setoff or counterclaim with respect to any and all moneys owing by the Borrower to such Lender by reason thereof as fully as if such Lender had made a Loan directly to the Borrower in the amount of such participation.

   SECTION 2.19.  Payments.  (a)  Each Loan Party shall make
each payment (including principal of or interest on any Borrowing or any L/C Disbursement or any Fees or other amounts) hereunder and under any other Loan Document from a Payment Location in the United States or the United Kingdom prior to (i) 12:00 (noon), New York City time on the date when due, in the case of any amount payable in Dollars, and (ii) 11:00 a.m., London time, on the date when due, in the case of any amount payable in Sterling, in each case, in immediately available funds, without setoff, defense or counterclaim. All such payments shall be made to the Paying Agent at its offices at (i) 399 Park Avenue, New York,
New York, in the case of any amount payable in Dollars, and
(ii) [     ], London, in the case of any amount payable in
Sterling, except payments to be made directly to the Issuing Bank as expressly provided herein and except that payments pursuant to Sections 2.15, 2.16, 2.20 and 9.05 shall be made directly to the persons entitled thereto. All Sterling Loans hereunder shall be denominated and made, and all payments hereunder or under any other Loan Document in respect thereof (whether of principal, interest, fees or otherwise) shall be made, in Sterling. All Dollar Loans hereunder shall be denominated and made, and all payments of principal and interest, Fees or otherwise hereunder or under any other Loan Document in respect thereof shall be made, in Dollars, except as otherwise expressly provided herein.

   (b) Whenever any payment (including principal of or interest on any Borrowing or any Fees or other amounts) hereunder or under any other Loan Document shall become due, or otherwise would occur, on a day that is not a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of interest or Fees, if applicable.

   SECTION 2.20. Taxes. (a) Any and all payments hereunder and under any other Loan Document shall be made, in accordance with Section 2.19, free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if any Loan Party shall be required to deduct any Indemnified Taxes or Other Taxes from or in respect of any such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.20(a)) the Paying Agent,

Lender or the Issuing Bank as the case may be, shall receive an amount equal to the sum it would have received had no such deductions been made, (ii) the applicable Loan Party shall make such deductions and (iii) such Loan Party shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

   (b) In addition, the Loan Parties shall pay any Other Taxes
(other than stamp or other documentary taxes in connection with any Assignment and Acceptance) to the relevant Governmental
Authority in accordance with applicable law.

   (c) The applicable Loan Party will indemnify the Paying
Agent, each Lender and the Issuing Bank for the full amount of any Indemnified Taxes and Other Taxes paid by the Paying Agent, such Lender or the Issuing Bank as the case may be, on or with respect to any payment or on account of any obligation of such Loan Party and any penalties, interest and expenses (including reasonable attorney's fees and expenses) arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability prepared by the Paying Agent, a Lender or the Issuing Bank or the Paying Agent on its behalf, absent manifest error, shall be final, conclusive and binding for all purposes. Such indemnification shall be made within 10 days after the date the Paying Agent or any Lender or the Issuing Bank (or Transferee), as the case may be, makes written demand therefor.

   (d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by any Loan Party to a Governmental Authority, such Loan Party will deliver to the Paying Agent, at its address referred to in Section 9.01 to the extent legally available, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Paying Agent.

   (e) Withholding. (i) General. Any Lender that is entitled to an exemption from or reduction of withholding tax with respect to payments under this Agreement pursuant to the laws of the United States of America or the United Kingdom or any treaty (including any protocol thereto or official exchange of notes by applicable governmental authorities with respect thereto) to which the United States or the United Kingdom is a party shall deliver to the applicable Loan Party (with a copy to the Paying Agent), an Internal Revenue Form W-9 or such other properly completed and executed documentation reasonably requested by the applicable Loan Party at the time or times reasonably requested by such Loan Party as will permit such payments to be made without withholding or with a reduced rate of withholding.

      (ii) Non-U.S. Lenders. Without limiting the generality of clause (i) above, each Lender that is organized under the laws of a jurisdiction other than the United States, any State thereof or the District of Columbia (a "Non-U.S. Lender") that is legally entitled to do so shall deliver to the applicable Loan Party and the Paying Agent two copies of either United States Internal Revenue Service Form 1001 or Form 4224 (or any subsequent versions thereof or successors thereto), or, in the case of a Non-U.S. Lender claiming exemption from U.S. Federal withholding tax under Section 871(h) or 881(c) of the Code with respect to such payments of "portfolio interest", a Form W-8, or any subsequent versions thereof or successors thereto (and, if such Non-U.S. Lender delivers a Form W-8, a certificate representing that such Non-U.S. Lender is not a bank for purposes of Section 881(c) of the Code, is not a 10-percent shareholder (within the meaning of Section 871(h)(3) of the Code) of the applicable Loan Party and is not a controlled foreign corporation (within the meaning of Section 864(d)(4) of the Code)), properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from, or a reduced rate of, U.S. Federal withholding tax on payments by the applicable Loan Party under this Agreement.

      (iii)Time for Submitting Documentation. Each Lender shall deliver to the applicable Loan Party the documentation required to be provided under clause (ii) above on or before the date such Lender becomes a party to this Agreement and on or before the date, if any, such Lender changes its applicable lending office by designating a different lending office. In addition, each Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Lender. Notwithstanding any other provision of this Section, a Lender shall not be required to deliver any form pursuant to this Section 2.20(e) that such Lender is not legally able to deliver.

      (iv) Notice of Change in Documentation. If any Lender determines that it is unable to submit any documentation that it is obligated to submit pursuant to this Section 2.20(e), or that such Lender is required to withdraw or cancel any form or certificate it previously submitted, the Lender shall promptly notify the applicable Loan Party of that fact.

   (f) Nothing contained in this Section 2.20 shall require any Lender or the Issuing Bank or the Paying Agent to make available any of its tax returns (or any other information that it deems to be confidential or proprietary).

   (g) Tax Saving. (i) If any Lender, the Issuing Bank or the Paying Agent (each, a "Finance Party") receives a refund, repayment, credit or relief in respect of Indemnified Taxes or Other Taxes in respect of which it has received indemnity payments or additional amounts pursuant to this Section 2.20 and, in the case of a credit or relief, such credit or relief reduces the Tax liability of the Finance Party in the jurisdiction in which the Indemnified Taxes or Other Taxes were imposed (a "Tax Saving") and such Tax Saving is, in the good faith opinion of the relevant Finance Party, both identifiable and quantifiable by it without requiring such Finance Party or its professional advisers to expend a material amount of time or incur a material cost in so identifying or quantifying, the Finance Party will pay over the amount of such Tax Saving to the applicable Loan Party to the extent it has received indemnity payments or additional amounts pursuant to this Section 2.20, net of all out-of-pocket expenses and without interest (other than interest paid by the relevant Governmental Authority with respect to such refund); provided, however, that the applicable Loan Party shall, upon request of the Finance Party, repay such refund (plus penalties, interest or other charges imposed by the relevant Governmental Authority) to such Finance Party if the Tax Saving is subsequently disallowed or cancelled.

      (ii) Nothing contained in this Agreement shall interfere with the rights of any Finance Party to arrange its Tax and other affairs in whatever manner it thinks fit and, in particular, no Finance Party shall be under any obligation to claim relief from Tax on its corporate profits or from any similar liability for Taxes in respect of the Indemnified Taxes or Other Taxes, or to claim relief in priority to any other claims, reliefs, credits or deductions available to it or to disclose details of its Tax affairs.

   SECTION 2.21. Assignment of Commitments Under Certain Circumstances; Duty to Mitigate. (a) In the event (i) any Lender or the Issuing Bank delivers a certificate requesting compensation pursuant to Section 2.14, (ii) any Lender or the Issuing Bank delivers a notice described in Section 2.15 or (iii) any Loan Party is required to pay any additional amount to any Lender or the Issuing Bank or any Governmental Authority on account of any Lender or the Issuing Bank pursuant to Section 2.20, the Borrower may, at its sole expense and effort (including with respect to the processing and recordation fee referred to in
Section 9.04(b)), upon notice to such Lender or the Issuing Bank and the Paying Agent, require such Lender or the Issuing Bank to transfer and assign, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all of its interests, rights and obligations under this Agreement to an assignee that shall assume such assigned obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (x) such assignment shall not conflict with any law, rule or regulation or order of any court or other Governmental Authority having jurisdiction, (y) the Borrower shall have received the prior written consent of the Paying Agent (and, if a Revolving Credit Commitment is being assigned, of the Issuing Bank), which consent shall not unreasonably be withheld, and (z) the Borrower or such assignee shall have paid to the affected Lender or the Issuing Bank in immediately available funds an amount equal to the sum of the principal of and interest accrued to the date of such payment on the outstanding Loans or L/C Disbursements of such Lender or the Issuing Bank, respectively, plus all Fees and other amounts accrued for the account of such Lender or the Issuing Bank hereunder (including any amounts under Section 2.14 and Section 2.16); provided further that, if prior to any such transfer and assignment the circumstances or event that resulted in such Lender's or the Issuing Bank's claim for compensation under Section 2.14 or notice under Section 2.15 or the amounts paid pursuant to Section 2.20, as the case may be, cease to cause such Lender or the Issuing Bank to suffer increased costs or reductions in amounts received or receivable or reduction in return on capital, or cease to have the consequences specified in Section 2.15 or cease to result in amounts being payable under Section 2.20, as the case may be (including as a result of any action taken by such Lender or the Issuing Bank pursuant to paragraph (b) below), or if such Lender or the Issuing Bank shall waive its right to claim further compensation under Section 2.14 in respect of such circumstances or event or shall withdraw its notice under
Section 2.15 or shall waive its right to further payments under
Section 2.20 in respect of such circumstances or event, as the case may be, then such Lender or the Issuing Bank shall not thereafter be required to make any such transfer and assignment hereunder.

   (b) If (i) any Lender or the Issuing Bank shall request compensation under Section 2.14, (ii) any Lender or the Issuing Bank delivers a notice described in Section 2.15 or (iii) the Borrower is required to pay any additional amount to any Lender or the Issuing Bank or any Governmental Authority on account of any Lender or the Issuing Bank pursuant to Section 2.20, then such Lender or the Issuing Bank shall use reasonable efforts (which shall not require such Lender or the Issuing Bank to incur an unreimbursed loss or unreimbursed cost or expense or otherwise take any action inconsistent with its internal policies or legal or regulatory restrictions or suffer any disadvantage or burden deemed by it to be significant) (x) to file any certificate or document reasonably requested in writing by the Borrower or
(y) to assign its rights and delegate and transfer its obligations hereunder to another of its offices, branches or affiliates, if such filing or assignment would reduce its claims for compensation under Section 2.14 or enable it to withdraw its notice pursuant to Section 2.15 or would reduce the amounts payable pursuant to Section 2.20, as the case may be, in the future. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender or the Issuing Bank in connection with any such filing or assignment, delegation and transfer.

   SECTION 2.22. Letters of Credit. (a) General. The Borrower may request the issuance of a Letter of Credit for its own account, for the account of PGH or for the account of any of their respective subsidiaries (provided that the Borrower shall be a co-applicant and co-obligor with respect to each Letter of Credit issued for the account of or in favor of PGH or any of their respective subsidiaries), in a form reasonably acceptable to the Paying Agent and the Issuing Bank, at any time and from time to time while the Revolving Credit Commitments remain in effect. This Section shall not be construed to impose an obligation upon the Issuing Bank to issue any Letter of Credit that is inconsistent with the terms and conditions of this Agreement.

   (b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. In order to request the issuance of a Letter of Credit (or to amend, renew or extend an existing Letter of Credit), the Borrower shall hand deliver or telecopy to the Issuing Bank and the Paying Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, the date of issuance, amendment, renewal or extension, the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) below), the amount and currency of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare such Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if, and upon issuance, amendment, renewal or extension of each Letter of Credit, the Borrower shall be deemed to represent and warrant that, after giving effect to such issuance, amendment, renewal or extension (A) the L/C Exposure shall not exceed $350,000,000 and (B) the Aggregate Revolving Credit Exposure shall not exceed the Total Revolving Credit Commitment.

   (c) Expiration Date. Each Letter of Credit shall expire at the close of business on the earlier of the date one year after the date of the issuance, renewal or extension, as applicable, of such Letter of Credit and the date that is five Business Days prior to the Revolving Credit Maturity Date, unless such Letter of Credit expires by its terms on an earlier date. Each Letter of Credit may, upon the request of the Borrower, include a provision whereby such Letter of Credit shall be renewed automatically for additional consecutive periods of 12 months or less (but not beyond the date that is five Business Days prior to the Revolving Credit Maturity Date) unless the Issuing Bank notifies the beneficiary thereof at least 30 days prior to the then-applicable expiration date that such Letter of Credit will not be renewed.

   (d) Participations. By the issuance of a Letter of Credit and without any further action on the part of the Issuing Bank or the Lenders, the Issuing Bank hereby grants to each Revolving Credit Lender, and each such Lender hereby acquires from the applicable Issuing Bank, a participation in such Letter of Credit equal to such Lender's Pro Rata Percentage of the aggregate amount available to be drawn under such Letter of Credit, effective upon the issuance of such Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Credit Lender hereby absolutely and unconditionally agrees to pay to the Paying Agent, for the account of the Issuing Bank, such Lender's Pro Rata Percentage of each L/C Disbursement made by the Issuing Bank and not reimbursed by the Borrower (or, if applicable, another party pursuant to its obligations under any other Loan Document) forthwith on the date due as provided in
Section 2.02(g). Each Revolving Credit Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or an Event of

Default or the fact that, as a result of fluctuations in exchange rates, such Revolving Credit Lender's Revolving Credit Exposure at any time might exceed its Revolving Credit Commitment at such time (in which case Section 2.13(a) would apply), and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

   (e) Reimbursement. If the Issuing Bank shall make any L/C Disbursement in respect of a Letter of Credit denominated in Dollars, the Borrower shall pay to the Paying Agent an amount equal to such L/C Disbursement not later than 2:00 p.m., New York City time, on the day that the Borrower shall have received notice from the Issuing Bank of such L/C Disbursement, or, if the Borrower shall have received such notice later than 10:00 a.m., New York City time, on any Business Day, not later than 10:00 a.m., New York City time, on the immediately following Business Day. If the Issuing Bank shall make any L/C Disbursement in respect of a Letter of Credit denominated in Sterling, the Borrower shall pay to the Paying Agent an amount equal to such L/C Disbursement not later than 2:00 p.m., London time, on the day that the Borrower shall have received notice from the Issuing Bank of such L/C Disbursement, or, if the Borrower shall have received such notice later than 10:00 a.m., London time, on any Business Day, not later than 10:00 a.m., London time, on the immediately following Business Day.

   (f) Obligations Absolute. The Borrower's obligations to reimburse L/C Disbursements as provided in paragraph (e) above shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement, under any and all circumstances whatsoever, and irrespective of:

      (i) any lack of validity or enforceability of any Letter of Credit or any Loan Document, or any term or provision therein;

      (ii) any amendment or waiver of or any consent to departure from all or any of the provisions of any Letter of Credit or any Loan Document;

      (iii)the existence of any claim, setoff, defense or other right that the Borrower, any other party guaranteeing, or otherwise obligated with, the Borrower, any subsidiary or other Affiliate thereof or any other person may at any time have against the beneficiary under any Letter of Credit, the Issuing Bank, the Paying Agent or any Lender or any other person, whether in connection with this Agreement, any other Loan Document or any other related or unrelated agreement or transaction;

      (iv) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

      (v) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit; and

      (vi) any other act or omission to act or delay of any kind of the Issuing Bank, the Lenders, the Paying Agent or any other person or any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of the Borrower's obligations hereunder.

   Without limiting the generality of the foregoing, it is expressly understood and agreed that the absolute and unconditional obligation of the Borrower hereunder to reimburse L/C Disbursements will not be excused by the gross negligence or wilful misconduct of the Issuing Bank. However, the foregoing shall not be construed to excuse the Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by the Issuing Bank's gross negligence or wilful misconduct in determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof; it is understood that the Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary and, in making any payment under any Letter of Credit (i) the Issuing Bank's exclusive reliance on the documents presented to it under such Letter of Credit as to any and all matters set forth therein, including reliance on the amount of any draft presented under such Letter of Credit, whether or not the amount due to the beneficiary thereunder equals the amount of such draft and whether or not any document presented pursuant to such Letter of Credit proves to be insufficient in any respect, if such document on its face appears to be in order, and whether or not any other statement or any other document presented pursuant to such Letter of Credit proves to be forged or invalid or any statement therein proves to be inaccurate or untrue in any respect whatsoever and
(ii) any noncompliance in any immaterial respect of the documents presented under such Letter of Credit with the terms thereof shall, in each case, be deemed not to constitute wilful misconduct or gross negligence of the Issuing Bank.

   (g) Disbursement Procedures. The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Issuing Bank shall as promptly as possible give telephonic notification, confirmed by telecopy, to the Paying Agent and the Borrower of such demand for payment and whether the Issuing Bank has made or will make an L/C Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the Issuing Bank and the Revolving Credit Lenders with respect to any such L/C Disbursement in accordance with paragraph (e) above. The Paying Agent shall promptly give each Revolving Credit Lender notice thereof.

   (h)  Interim Interest.  If the Issuing Bank shall make any
L/C Disbursement in respect of a Letter of Credit, then, unless the Borrower shall reimburse such L/C Disbursement in full on such date, the unpaid amount thereof shall bear interest for the account of the Issuing Bank, for each day from and including the date of such L/C Disbursement, to but excluding the earlier of the date of payment by the Borrower or the date on which interest shall commence to accrue thereon as provided in Section 2.02(g), at the rate per annum that would apply to such amount if such amount were (i) in the case of a Dollar Loan, a Base Rate Loan and (ii) in the case of a Sterling Loan, a Eurocurrency Loan with an Interest Period of one month's duration.

   (i)  Resignation or Removal of the Issuing Bank.  The
Issuing Bank may resign at any time by giving 180 days' prior written notice to the Paying Agent, the Lenders and the Borrower, and may be removed at any time by the Borrower by notice to the Issuing Bank, the Paying Agent and the

Lenders. Upon the acceptance of any appointment as the Issuing Bank hereunder by a Lender that shall agree to serve as successor Issuing Bank, such successor shall succeed to and become vested with all the interests, rights and obligations of the retiring Issuing Bank and the retiring Issuing Bank shall be discharged from its obligations to issue additional Letters of Credit hereunder. At the time such removal or resignation shall become effective, the Borrower shall pay all accrued and unpaid fees pursuant to Section 2.05(b)(ii). The acceptance of any appointment as the Issuing Bank hereunder by a successor Lender shall be evidenced by an agreement entered into by such successor, in a form satisfactory to the Borrower and the Paying Agent, and, from and after the effective date of such agreement,
(i) such successor Lender shall have all the rights and obligations of the previous Issuing Bank under this Agreement and the other Loan Documents and (ii) references herein and in the other Loan Documents to the term "Issuing Bank" shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the resignation or removal of the Issuing Bank hereunder, the retiring Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement and the other Loan Documents with respect to Letters of Credit issued by it prior to such resignation or removal, but shall not be required to issue additional Letters of Credit.

   (j) Cash Collateralization. If (i) any Event of Default shall occur and be continuing or (ii) to the extent and so long as the L/C Exposure exceeds the Total Revolving Credit Commitment, the Borrower shall, on the Business Day it receives notice from the Paying Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Revolving Credit Lenders holding participations in outstanding Letters of Credit representing greater than 50% of the aggregate undrawn amount of all outstanding Letters of Credit) thereof and of the amount to be deposited, deposit in an account with the Collateral Agent, for the benefit of the Revolving Credit Lenders, an amount in cash equal to the L/C Exposure (or in the case of clause (ii) of this sentence, the excess of the L/C Exposure over the Total Revolving Credit Commitment) as of such date. Such deposit shall be held by the Collateral Agent as collateral for the payment and performance of the Obligations. The Collateral Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits in Permitted Investments, which investments shall be made as selected by the Collateral Agent, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account.
Moneys in such account shall (i) automatically be applied by the Paying Agent to reimburse the Issuing Bank for L/C Disbursements for which it has not been reimbursed, (ii) be held for the satisfaction of the reimbursement obligations of the Borrower for the L/C Exposure at such time and (iii) if the maturity of the Loans has been accelerated (but subject to the consent of Revolving Credit Lenders holding participations in outstanding Letters of Credit representing greater than 50% of the aggregate undrawn amount of all outstanding Letters of Credit), be applied to satisfy the Obligations. If the Borrower is required to provide an amount of cash collateral pursuant to clause (i) of the first sentence of this paragraph (j), such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived. If the Borrower is required to provide an amount of cash collateral pursuant to clause (ii) of the first sentence of this paragraph (j), such amount shall be returned to the Borrower from time to time to the extent that the amount of such cash collateral held by the Collateral Agent exceeds the excess, if any, of the L/C Exposure over the Total Revolving Credit Commitment so long as no Event of Default shall have occurred and be continuing.

   SECTION 2.23.  Extension of Revolving Credit Commitments.
Upon prior written notice (an "Extension Notice") to the Paying Agent delivered not less than 30 nor more than 60 days prior to the date that is 18 months after the date of the initial Acquisition Borrowing (the "Original Revolving Credit Maturity Date"), the Borrower may elect to extend the Original Revolving Credit Maturity Date to the date that is 30 months after the date of the initial Acquisition Borrowing, without the consent of the Paying Agent or any Lender, if all of the following conditions are satisfied:

      (a) No Default or Event of Default shall have occurred and be continuing on the date of the Extension Notice or on the Original Revolving Credit Maturity Date;

      (b) All the Term Loans and FRNs shall have been paid in full on or prior to the Original Revolving Credit
     Maturity Date;

      (c)  Each of Standard & Poor's Ratings Services and
     Moody's Investors Service, Inc. shall have in place a credit rating for the facilities under this Agreement that shall be at least as high as the rating such rating agency had for such facilities on the date of the initial Acquisition Borrowing; and

      (d) The Borrower shall have paid to the Paying Agent on the Original Revolving Credit Maturity Date, for the account of each Revolving Credit Lender, a fee (an "Extension Fee") equal to 0.50% of the Revolving Credit Commitment of such Lender as in effect on the Original Revolving Credit Maturity Date (after giving effect to any reduction in such Revolving Credit Commitment effective on the Original Revolving Credit Maturity Date).


                           ARTICLE III

                  Representations and Warranties

   Each Loan Party represents and warrants to the Paying Agent, the Collateral Agent, the Issuing Bank and each of the Lenders that:

   SECTION 3.01. Organization. Each of PGH and its subsidiaries is duly incorporated or organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, as the case may be, and has all organizational powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted, except, in each case, where the failure to satisfy any of the above could not reasonably be expected to result in a Material Adverse Effect.

   SECTION 3.02. Corporate and Governmental Authorization; No Contravention. The execution and delivery by each Loan Party of this Agreement and by each Loan Party of the Transaction Documents to which it is or will be a party and the performance by each Loan Party of its obligations hereunder and thereunder are within such Loan Party's organizational powers and have been duly authorized by all necessary organizational action. This Agreement has been duly executed and delivered by each Loan Party and each other Transaction Document has (as of the date of execution thereof by the relevant Loan Party) been duly executed and delivered by the Loan Parties party thereto. No registration, recordation or filing with or consent, approval or other action (other than the registration of the charge created by the Collateral Assignment pursuant to Section 395 of the U.K. Companies Act
1985) by any regulatory or other governmental body, agency or official is required in connection with the execution or delivery of this Agreement and the other Loan Documents by the Loan Parties party thereto, except where the failure to register, record or file could not reasonably be expected to result in a Material Adverse Effect, or is necessary for the validity or enforceability hereof or thereof, and the execution, delivery, performance and enforcement of the Loan Documents by the Loan Parties thereto do not and will not contravene, or constitute a default under, any provision of applicable law or regulation, or of the certificate or articles of incorporation or by-laws of the Loan Parties, or any of their respective subsidiaries, except where such contravention or default could not reasonably be expected to result in a Material Adverse Effect, or of any agreement, judgment, injunction, order, decree or other instrument binding upon any Loan Party or result in the creation or imposition of any material Lien upon any asset of any Loan Party or any of their respective subsidiaries (other than any Lien created under the Transaction Documents).

   SECTION 3.03. Enforceability. Each of the Transaction Documents that has been executed and delivered constitutes (and, upon execution and delivery thereof as contemplated thereby, the other Transaction Documents will constitute) a valid and binding agreement of each Loan Party and each of its subsidiaries party thereto, in each case enforceable against such person in accordance with its terms, except as the foregoing may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium, or other similar laws affecting the rights of creditors generally and by general principles of equity, including those limiting the availability of specific performance, injunctive relief, and other equitable remedies and those providing for defenses based on fairness and reasonableness, regardless of whether considered in a proceeding in equity or at law.

   SECTION 3.04. Financial Statements. (a) The Loan Parties have heretofore furnished to the Lenders the consolidated balance sheet and statements of income and retained earnings and (except in the case of Peabody Holding for the period ended September 30,
1997) cash flows of each of (i) PGH and its subsidiaries,
(ii) PALLC and its subsidiaries, (iii) Peabody Holding and its subsidiaries and (iv) TEG and its subsidiaries, as the case may be, (A) as of and for the most recent fiscal year for which audited financial statements are available, in each case audited by and accompanied by the opinion of Deloitte & Touche LLP, independent public accountants, or such other independent public accountants of recognized standing in the United States, the United Kingdom or Australia, as applicable, and (B) as of and for the applicable interim period ended September 30, 1997, certified (in the case of the financial statements of PGH and PALLC) by a Financial Officer of each of PGH and PALLC, as the case may be. Such financial statements present (or, in the case of persons not under the control of PGH on the date hereof, present, to the knowledge of the Loan Parties) fairly (in the case of persons organized in the United States), or present a true and fair view of (in the case of all other persons), in accordance with applicable GAAP the financial position (in the case of persons organized in the United States) or financial condition (in the case of all other persons) and results of operations and cash flows (except as noted above in the case of Peabody Holding) of
(w) PGH and its subsidiaries, (x) PALLC and its subsidiaries,
(y) Peabody Holding and its subsidiaries and (z) TEG and its subsidiaries, in each case, as of such dates and for such periods. Such balance sheets and the notes thereto (if any) disclose (or, in the case of persons not under the control of PGH on the date hereof, disclose to the knowledge of the Loan Parties) all material liabilities, direct or contingent, of each of (I) PGH and its subsidiaries, (II) PALLC and its subsidiaries, (III) Peabody Holding and its subsidiaries and
(IV) TEG and its subsidiaries, in each case, as of the dates thereof, as required in accordance with GAAP.

   (b) The Loan Parties have heretofore delivered to the Lenders unaudited pro forma consolidating balance sheets of each of (i) PGH and its subsidiaries and (ii) the Borrower and its subsidiaries as of December 31, 1996 and September 30, 1997 (the "Pro Forma Financial Statements"), prepared to give effect to the Transactions as if they had occurred on such dates and the Loan Parties have delivered to the Lenders unaudited pro forma consolidating statements of income of each of (A) PGH and its subsidiaries and (B) the Borrower and its subsidiaries for the fiscal year ended December 31, 1996 and for the twelve months ended September 30, 1997, assuming the Transactions had actually occurred on January 1, 1996 and October 1, 1996, respectively. Such pro forma balance sheets and income statements have been prepared in good faith by the Loan Parties based on reasonable assumptions, are based on the best information available to the Loan Parties as of the date of delivery thereof, accurately reflect all material adjustments required to be made to give effect to the Transactions and present fairly, or present a true and fair view, as applicable, on a pro forma basis the estimated consolidated financial position or financial condition, as applicable, of (x) PGH and its subsidiaries and (y) the Borrower and its subsidiaries as of December 31, 1996 and September 30, 1997, assuming that the Transactions had actually occurred on such dates, and present fairly, or present a true and fair view, as applicable, on a pro forma basis the estimated consolidated results of operations of (I) PGH and its subsidiaries and (II) the Borrower and its subsidiaries for the fiscal year ended December 31, 1996 and the twelve months ended September 30, 1997, assuming that the Transactions had actually occurred on January 1, 1996 and October 1, 1996, respectively.

   SECTION 3.05. No Material Adverse Change. There has been no material adverse change in the business, assets, operations, condition, financial or otherwise, or material agreements of PGH and its subsidiaries, taken as a whole, from the position reflected in the Pro Forma Financial Statements.

   SECTION 3.06.  Title to Properties; Possession Under Leases.
(a) PGH and its subsidiaries have good and marketable title to, or valid leasehold interests on, all their material properties and assets, except for defects that could not reasonably be expected to result in a Material Adverse Effect. All such material properties and assets are free and clear of Liens, other than Liens permitted by Section 6.02.

   (b) Except as set forth on Schedule 3.06(b), PGH and its subsidiaries have complied with all obligations under all material leases to which it is a party and all such leases are in full force and effect, except where such noncompliance or failure to be in full force and effect, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. PGH and its subsidiaries enjoy peaceful and undisturbed possession under all such leases, other than Liens permitted by
Section 6.02.

   SECTION 3.07. Subsidiaries. (a) Except for changes with respect to Excluded Assets permitted by this Agreement,
Schedule 3.07(a) sets forth as of the Closing Date a list of all direct and indirect subsidiaries of PGH and the percentage ownership interest of PGH therein. The shares of capital stock or other ownership interests of PGH so indicated on
Schedule 3.07(a) are fully paid and
non-assessable and are owned by PGH, directly or indirectly, free and clear of all Liens, other than Liens permitted by
Section 6.02.

   (b) Except for changes with respect to Excluded Assets permitted by this Agreement, Schedule 3.07(b) sets forth as of the date of the initial Borrowing hereunder a list of all direct and indirect subsidiaries of PGH and the percentage ownership interest of PGH therein, after giving effect to the TPC Contribution. On and after the date of the initial Borrowing hereunder, the shares of capital stock or other ownership interests so indicated on Schedule 3.07(b) will be fully paid and non-assessable and will be owned by PGH, directly or indirectly, free and clear of all Liens, other than Liens permitted by
Section 6.02.

   SECTION 3.08.  Litigation; Compliance with Laws.
(a) Except as set forth on Schedule 3.08, there are not any actions, suits or proceedings at law or in equity or by or before any Governmental Authority now pending or, to the knowledge of any Loan Party, threatened against or affecting PGH or any of its subsidiaries or any business, property or rights of any such person (i) that expressly involve any Transaction Document or the Transactions or (ii) as to which there is a reasonable possibility of an adverse determination and that, in either case, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

   (b) None of PGH or any of its subsidiaries or any of its respective material properties or assets is in violation of, nor will the continued operation of their material properties and assets as currently conducted violate, any law, rule or regulation, or is in default with respect to any judgment, writ, injunction, decree or order of any Governmental Authority, where such violation or default could reasonably be expected to result in a Material Adverse Effect.

   SECTION 3.09. Agreements. (a) Neither PGH nor any of its subsidiaries is a party to any agreement or instrument or subject to any corporate or other organizational restriction that has resulted or could reasonably be expected to result in a Material Adverse Effect.

   (b) Neither PGH nor any of its subsidiaries is in default in any manner under any provision of any indenture or other agreement or instrument evidencing Indebtedness, or any other material agreement or instrument to which it is a party or by which it or any of its properties or assets are or may be bound, where such default could reasonably be expected to result in a Material Adverse Effect.

   (c)  Each of the Spring Creek Loan Agreement, the Spring
Creek Note and the Spring Creek Participation Agreement is a valid and binding agreement or obligation of the parties thereto and is in full force and effect. The execution, delivery and performance of the Spring Creek Loan Agreement, the Spring Creek Note and the Spring Creek Participation Agreement did not and will not contravene, or constitute a default under, any provision of the Spring Creek Coal Supply Contract.

   SECTION 3.10. Federal Reserve Regulations. No part of the proceeds of any Loan or any Letter of Credit will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that entails a violation of, or that is inconsistent with, the provisions of the Regulations of the Board, including Regulation G (as an effect before April 1, 1998), T, U or X.

   SECTION 3.11.  Investment Company Act; Public Utility
Holding Company Act. Neither PGH nor any of its subsidiaries is subject to regulation under the Public Utility Holding Company Act of 1935, the Investment Company Act of 1940, the Interstate Commerce Act or any other law or regulation which limits the incurrence by PGH or the Borrower of Indebtedness, including laws relating to common or contract carriers or the sale of electricity, gas, steam, water or other public utility services.

   SECTION 3.12. Tax Matters. (a) Each of PGH and its subsidiaries, and any other affiliate with joint and several liability for taxes, has filed or caused to be filed all Federal, state, local and other tax returns or materials required to have been filed by it and has paid or caused to be paid all taxes due and payable by it pursuant thereto and all assessments received by it, except where the failure to do any of the foregoing could not reasonably be expected to result in a Material Adverse Effect.

   (b) The Borrower is not, and will not be during the period the U.K. Tax Sharing Agreement is in effect, a dual resident investing corporation within the meaning of Section 404 of the Income and Corporation Taxes Act 1988.

   SECTION 3.13. No Material Misstatements. None of (a) the Confidential Information Memorandum or (b) any other information, report, financial statement, exhibit or schedule furnished by or on behalf of PGH or any of its subsidiaries to the Paying Agent or any Lender in connection with the negotiation of any Transaction Document or included therein or delivered pursuant thereto, when taken as a whole, contained, contains or will contain any material misstatement of fact or omitted, omits or will omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were, are or will be made, not misleading; provided that to the extent any such information report, financial statement, exhibit or schedule was based upon or constitutes a forecast or projection, each of PGH or any its subsidiaries represents only that it acted in good faith and utilized reasonable assumptions and due care in the preparation of such information, report, financial statement, exhibit or schedule.

   SECTION 3.14. Employee Benefit Plans. (a) Each of PGH and its ERISA Affiliates is in compliance in all material respects with the applicable provisions of ERISA and the Code and the regulations and published interpretations thereunder, except where the failure to comply could not reasonably be expected to result in a Material Adverse Effect. Neither PGH nor any ERISA Affiliate has (a) sought a waiver of the minimum funding standard under Section 412 of the Code in respect of any Plan, (b) failed to make any contribution or payment to any Plan or Multiemployer Plan or made any amendment to any Plan which has resulted or could result in the imposition of a Lien or the posting of a bond or other security under ERISA or the Code or (c) incurred any material liability under Title IV of ERISA other than a liability to the PBGC for premiums under Section 4007 of ERISA.

   (b) Each Foreign Pension Plan is in compliance in all material respects with all requirements of law applicable thereto and the respective requirements of the governing documents for such plan except to the extent such non-compliance could not reasonably be expected to result in a Material Adverse Effect. With respect to each Foreign Pension Plan, none of PGH, its Affiliates or any of its directors, officers, employees or agents has engaged in a transaction which would subject PGH or any of its subsidiaries, directly or indirectly, to a material tax or civil penalty. With respect to each Foreign Pension Plan, adequate reserves have been established in the financial statements furnished to Lenders in respect of any unfunded liabilities in accordance with applicable law and prudent business practice or, where required, in accordance with ordinary accounting practices in the jurisdiction in which such Foreign Pension Plan is maintained. The aggregate unfunded liabilities, after giving effect to any such reserves for such liabilities, with respect to such Foreign Pension Plans could not reasonably be expected to result in a Material Adverse Effect. There are no material actions, suits or claims (other than routine claims for benefits) pending or threatened against PGH or any of its Affiliates with respect to any Foreign Pension Plan which could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

   SECTION 3.15. Environmental Matters. Except as set forth on Schedule 3.15:

      (a) The properties owned, leased or operated by PGH and its subsidiaries (the "Properties") do not contain any Hazardous Materials in amounts or concentrations which
     (i) constitute a violation of, (ii) require Remedial Action under, or (iii) could give rise to liability under, Environmental Laws, which violations, Remedial Actions and liabilities, in the aggregate, could reasonably be expected to result in a Material Adverse Effect;

      (b) The Properties and all operations of PGH and its subsidiaries are in compliance with all Environmental Laws and all Environmental Permits with respect to such Properties and operations have been obtained and are in effect, except to the extent that such non-compliance or failure to obtain any such permits, in the aggregate, could not reasonably be expected to result in a Material Adverse Effect;

      (c) There have been no Releases or threatened Releases at, from or under the Properties or otherwise in connection with the operations of PGH or any of its subsidiaries which Releases or threatened Releases, in the aggregate, could reasonably be expected to result in a Material Adverse Effect;

      (d) There are no existing or enacted but not yet effective Environmental Laws that require expenditures in connection with the Properties or operations of PGH or any of its subsidiaries which, in the aggregate, could reasonably be expected to result in a Material Adverse
     Effect;

      (e) Neither PGH nor any of its subsidiaries has received any notice of an Environmental Claim in connection with the Properties or the operations of PGH or such subsidiaries or with regard to any person whose liabilities for environmental, health or safety matters PGH or such subsidiaries has retained or assumed, in whole or in part, contractually, by operation of law or otherwise, which, in the aggregate, could reasonably be expected to result in a Material Adverse Effect, nor do PGH or such subsidiaries have reason to believe that any such notice will be received or is being threatened; and

      (f) Hazardous Materials have not been transported from the Properties, nor have Hazardous Materials been generated, treated, stored or disposed of at, on or under any of the Properties in a manner that could give rise to liability under any Environmental Law, nor have PGH or such subsidiaries retained or assumed any liability, contractually, by operation of law or otherwise, with respect to the generation, treatment, storage or disposal of Hazardous Materials, which transportation, generation, treatment, storage or disposal, or retained or assumed liabilities, in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

   SECTION 3.16. Insurance. Schedule 3.16 sets forth a true, complete and correct description of all material insurance maintained by each Loan Party or by each Loan Party for its subsidiaries as of the Closing Date and the date of the initial Borrowing hereunder. As of each such date, such insurance is in full force and effect and all premiums have been duly paid. PGH and its subsidiaries (after giving effect to the Transactions) have (or will have, as the case may be) insurance in such amounts and covering such risks and liabilities as are in accordance with normal industry practice.

   SECTION 3.17.  Security Documents.  (a)   The Pledge
Agreement is effective to create in favor of the Collateral Agent, for the ratable benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral (as defined in the Pledge Agreement) and, when such Collateral is delivered to the Collateral Agent, the Pledge Agreement shall constitute a duly perfected first priority Lien on, and security interest in, all right, title and interest of the pledgors thereunder in such Collateral, in each case prior and superior in right to any other person, other than with respect to Liens expressly permitted by Section 6.02.

   (b) The Collateral Assignment is effective to create in favor of the Collateral Agent, for the ratable benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral (as defined in the Collateral Assignment) and, when financing statements in appropriate form are filed in appropriate filing offices, the Collateral Assignment shall constitute (to the extent such security interest can be perfected by filing under applicable uniform commercial codes) a duly perfected first priority Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral, in each case prior and superior in right to any other person, other than with respect to Liens expressly permitted by
Section 6.02.

   SECTION 3.18. Solvency. Immediately after the consummation of the Transactions and immediately following the making of each Loan and after giving effect to the application of the proceeds of such Loans, (a) the fair value of the assets of each Loan Party, at a fair valuation, will exceed its debts and liabilities, subordinated, contingent or otherwise; (b) the present fair saleable value of the property of each Loan Party will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) each Loan Party will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) each Loan Party will not have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted following the Closing Date.

   SECTION 3.19.  Labor Matters.  There are no strikes,
lockouts or slowdowns against PGH or any of its subsidiaries pending or, to the knowledge of any Loan Party, threatened, except where any such strike, lockout or slowdown could not reasonably be expected to result in a Material Adverse Effect. The hours worked by and payments made to employees of PGH and its subsidiaries have not been in material violation of the Fair Labor Standards Act or any other applicable Federal, state, local or foreign law dealing with such matters. All payments due from PGH or any such subsidiary, or for which any claim may be made against PGH or any such subsidiary, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of PGH or such subsidiary. The consummation of the Transactions will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which PGH or any such subsidiary is bound.


                            ARTICLE IV

                            Conditions

   SECTION 4.01.  Effective Date.  The effectiveness of this
Agreement shall be subject to the satisfaction of each of the following conditions:

      (a) The Paying Agent shall have received, on behalf of itself and the Lenders and the Issuing Bank, a favorable written opinion of each of (i) Stoel Rives LLP, special United States counsel for the Loan Parties, substantially to the effect set forth in Exhibit I-1, (ii) Davis Polk & Wardwell, special United States counsel for the Loan Parties, substantially to the effect set forth in
     Exhibit I-2, (iii) Linklaters & Paines, special United Kingdom counsel for the Loan Parties, substantially to the effect set forth in Exhibit I-3 and (iv) Clifford Chance, special United Kingdom counsel for the Initial Lenders, substantially to the effect set forth in Exhibit I-4.

      (b) The Paying Agent shall have received (i) a copy of the certificate or articles of incorporation, including all amendments thereto, of PGH, certified as of a recent date by the Secretary of State of the State of Delaware, and a certificate as to the good standing of PGH as of a recent date, from such Secretary of State; (ii) a certificate of the Secretary or Assistant Secretary of each Loan Party dated the Closing Date and certifying (A) that attached thereto is a true and complete copy of the articles or certificate of incorporation, the by-laws or memorandum and articles of association and other organizational documents of such Loan Party as in effect on the Closing Date and at all times since the date of the resolutions described in clause (B) below, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors and a Committee of the Board of Directors of such Loan Party, as applicable, authorizing the execution, delivery and performance of the Transaction Documents to which such person is a party (including in the case of the Borrower, the borrowings hereunder and in the case of PGH, the Guarantee of the borrowings hereunder), and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (C) that the certificate or articles of incorporation of PGH have not been amended since the date of the last amendment thereto shown on the certificate of good standing furnished pursuant to clause (i) above, and (D) as to the incumbency and specimen signature of each officer authorized, to the extent applicable, to act with respect to the Loan Documents and each of the other Transaction Documents; and (iii) a certificate of another officer as to the incumbency and specimen signature of the Secretary or Assistant Secretary executing the certificate pursuant to clause (ii) above.

      (c)  The Paying Agent shall have received a
     certificate, signed by a Financial Officer of each Loan Party, dated the Closing Date and confirming that the representations and warranties set forth in Article III hereof are true and correct in all material respects, except to the extent any such representation and warranty relates to an earlier or later date.

      (d)  Each of the Guarantee Agreement and the Pledge
     Agreement shall have been duly executed by the parties thereto and delivered to the Collateral Agent and shall be in full force and effect in accordance with their respective terms.

   SECTION 4.02. Borrowings. (a) The obligation of any Lender to make a Loan or of the Issuing Bank to issue, extend, renew or amend a Letter of Credit (each, a "Credit Event") on the occasion of any Credit Event, the proceeds of which are to be used, directly or indirectly, to finance the Offer or to pay costs and expenses related thereto or for any other purpose set forth in Clause 3.1(a)(i) of the PA Facility Agreement or to repay Refinanced Indebtedness, is subject to the satisfaction of the following conditions:

      (i) The Paying Agent shall have received a notice of such Credit Event as required by Section 2.03 or, in the case of the issuance of a Letter of Credit, the Issuing Bank and the Paying Agent shall have received a notice requesting the issuance of such Letter of Credit as required by
     Section 2.22(b).

      (ii) At the time of and immediately after such Credit
     Event, no Event of Default described in clause (g) or (h) of
     Article VII shall have occurred and be continuing with respect to any Loan Party.

      (iii)The representations and warranties set forth in Sections 3.01, 3.02 and 3.03, as they relate to the Loan
     Parties, shall be true and correct in all material respects on the date of any such Credit Event with the same effect as though made on such date.

      (iv) Each Loan Party shall have repaid in full (or shall have made provision for the repayment in full of) the principal of all loans outstanding, interest thereon and other amounts due and payable in respect of the Refinanced Indebtedness, and the Paying Agent shall have received evidence thereof.

      (v) Each of the Offer Conditions Precedent, unless waived in writing by the Required Lenders (such waiver being conclusively evidenced by written notice from the Paying Agent to the Borrower and, in the case of paragraph 1 of such Offer Conditions Precedent, not to be unreasonably withheld or delayed), shall have been satisfied.

      (vi) Each of the TPC Contribution and the PGH Equity
     Contribution shall have been completed.

      (vii)Each of the applicable conditions precedent with respect to a borrowing to finance the Offer set forth in the Powercoal Credit Agreement and the PA Facility Agreement (other than any condition in any such agreement requiring that borrowings shall have been made under this or any other such agreement and/or the proceeds of such borrowings have been made available directly or indirectly to PA) shall have been satisfied or waived in accordance with the terms thereof, and each of such agreements and the Eastern Facility Letter shall be in full force and effect.

Each Credit Event hereunder of the type described in this
Section 4.02(a) shall be deemed to be a representation and warranty by each Loan Party on the date of such Credit Event as to the facts specified in clauses (ii), (iii), (iv), (v), (vi), and (vii) of this Section 4.02(a).

   (b) The obligation of any Lender or of the Issuing Bank on the occasion of any Credit Event other than (i) a Credit Event of the type described in Section 4.02(a) or (ii) a continuation or conversion of a Borrowing of the type described in Section 2.10, is subject to the satisfaction of the following conditions:

      (i) The Paying Agent shall have received a notice of such Credit Event as required by Section 2.03 (or such notice shall have been deemed given in accordance with
     Section 2.03) or, in the case of the issuance of a Letter of Credit, the Issuing Bank and the Paying Agent shall have received a notice requesting the issuance of such Letter of Credit as required by Section 2.22(b).

      (ii) The representations and warranties set forth in
     Article III hereof shall be true and correct in all material respects on and as of the date of such Credit Event with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier or later date.

      (iii)At the time of and immediately after such Credit
     Event, no Event of Default or Default shall have occurred and be continuing.

Each Credit Event of the type described in this Section 4.02(b) shall be deemed to constitute a representation and warranty by each Loan Party on the date of such Credit Event as to the matters specified in paragraphs (ii) and (iii) of this
Section 4.02(b).


                            ARTICLE V

                      Affirmative Covenants

   Each Loan Party covenants and agrees with each Lender that so long as this Agreement shall remain in effect and until the Commitments have been terminated and the principal of and interest on each Loan, all Fees and all other expenses or amounts then due and payable under any Loan Document shall have been paid in full and all Letters of Credit have been canceled or have expired and all amounts drawn thereunder have been reimbursed in full, unless the Required Lenders shall otherwise consent in writing, each Loan Party will, and will cause each of its subsidiaries to:

   SECTION 5.01.  Existence; Businesses and Properties.
(a) Do or cause to be done all things necessary to preserve, renew and keep in full force and effect the legal existence of each Loan Party, except as otherwise expressly permitted under
Section 6.05.

   (b) (i) In the case of each Significant Subsidiary, do, or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence, except as otherwise expressly permitted under Section 6.05, and (ii) in the case of each Loan Party and each Significant Subsidiary, do or cause to be done all things necessary to obtain, preserve, renew, extend and keep in full force and effect the rights, licenses, permits, franchises, authorizations, patents, copyrights, trademarks and trade names material to the conduct of its business; except as contemplated by this Agreement, maintain and operate such business in substantially the manner in which it is presently conducted and operated; and at all times maintain and preserve all property material to the conduct of such business and keep such property in good repair, working order and condition and from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith may be properly conducted in all material respects at all times, in each case, where the failure to do so could reasonably be expected to have a Material Adverse Effect.

   SECTION 5.02. Insurance. Keep its insurable properties adequately insured at all times by financially sound and reputable insurers; maintain such other insurance (including self insurance), to such extent and against such risks, including fire and other risks insured against by extended coverage, as is customary with companies in the same or similar businesses operating in the same or similar locations, including public liability insurance against claims for personal injury or death or property damage occurring upon, in, about or in connection with the use of any properties owned, occupied or controlled by it; and maintain such other insurance as may be required by law.

   SECTION 5.03. Obligations and Taxes. Pay its Indebtedness and other material obligations promptly and in accordance with their terms and pay and discharge promptly when due all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its property, before the same shall become delinquent or in default, as well as all material lawful claims for labor, materials and supplies or otherwise that, if unpaid, might give rise to a Lien upon such properties or any part thereof; provided, however, that such payment and discharge shall not be required with respect to any such tax, assessment, charge, levy or claim so long as the validity or amount thereof shall be contested in good faith by appropriate proceedings and the applicable Loan Party shall have set aside on its books adequate reserves with respect thereto in accordance with GAAP and such contest operates to suspend collection of the contested obligation, tax, assessment or charge and enforcement of a Lien.

   SECTION 5.04. Financial Statements, Reports, etc. In the case of the Loan Parties, furnish to the Paying Agent and each Lender:

      (a) as soon as available and in any event within 120 days after the end of each fiscal year, a consolidated balance sheet and related statement of income and retained earnings and cash flows showing the financial condition (in the case of persons organized in the United States) or financial position (in the case of all other persons) of each of (i) PGH and its subsidiaries, (ii) the Borrower and its subsidiaries,
   (iii) Powercoal and its subsidiaries, (iv) prior to the Peabody Transfer, Peabody Holding and its subsidiaries, (v) PALLC and its subsidiaries and
   (vi) PA and its subsidiaries as of the close of and during such fiscal year, in each case audited by Deloitte & Touche LLP or other independent public accountants of recognized standing in the United States, the United Kingdom or Australia, as applicable, and accompanied by an opinion of such accountants (which shall not be qualified in any material respect) to the effect that such consolidated financial statements fairly present (in the case of persons organized in the United States), or present a true and fair view of (in the case of all other persons), the financial condition or financial position, as applicable, and results of operations of (A) PGH and its subsidiaries, (B) the Borrower and its subsidiaries, (C) Powercoal and its subsidiaries, (D) Peabody Holding and its subsidiaries, (E) PALLC and its subsidiaries and (F) PA and its subsidiaries, as the case may be, on a consolidated basis in accordance with GAAP consistently applied (except as otherwise disclosed in the notes thereto);

      (b) within 75 days after the end of the first fiscal quarter ending after the initial Acquisition Borrowing and within 60 days after the end of each of the first three fiscal quarters of each fiscal year thereafter (provided that prior to such date, PGH and the Borrower shall furnish to the Paying Agent and each Lender any information made publicly available relating to PGH and its subsidiaries), a consolidated balance sheet and related statement of income and retained earnings and cash flows showing the financial condition or financial position, as applicable, of each of
   (i) PGH and its subsidiaries, (ii) the Borrower and its subsidiaries,
   (iii) Powercoal and its subsidiaries, (iv) prior to the Peabody Transfer, Peabody Holding and its subsidiaries, (v) PALLC and its subsidiaries and
   (vi) PA and its subsidiaries as of the close of and during such fiscal quarter and the then elapsed portion of the fiscal year, in each case certified by a Financial Officer of each such person as fairly presenting, or presenting a true and fair view of, as applicable, the financial condition or financial position, as applicable, and results of operations of (A) PGH and its subsidiaries, (B) the Borrower and its subsidiaries,
   (C) Powercoal and its subsidiaries, (D) Peabody Holding and its subsidiaries, (E) PALLC and its subsidiaries and (F) PA and its subsidiaries, as the case may be, on a consolidated basis in accordance with GAAP consistently applied (except as otherwise disclosed in the certificate of a Financial Officer and except for the absence of footnote disclosure), subject to normal year-end audit adjustments;

      (c) as soon as available and in any event within 120 days after the end of each fiscal year, an unaudited consolidating balance sheet and related statement of income for each of (i) PGH and its subsidiaries and
   (ii) the Borrower and its subsidiaries for the four quarter period ending as of the close of such fiscal year;

                                                                          65
      (d) concurrently with any delivery of financial statements under paragraph (a), (b) or (c) above, (i) a certificate of the Financial Officer certifying such statements to the effect that no Event of Default has occurred and that no Default has occurred and is continuing or, if such an Event of Default has occurred or a Default has occurred and is continuing, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto and (ii) a certificate of a Financial Officer of PGH setting forth the Net Termination Value as of the date of such financial statements; provided that, in addition to the certificate required by clause (i) above, concurrently with the delivery of financial statements under paragraph (a) above, the applicable accounting firm will deliver a certificate (which certificate may be limited to accounting matters and disclaim responsibility for legal interpretations) to the effect that no Event of Default has occurred and that no Default has occurred and is continuing, unless at such time it is the practice and policy of such accounting firm not to deliver such certificates;

      (e) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by PGH, the Borrower, Powercoal, PA and PALLC or any of their respective subsidiaries with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, or distributed to its public shareholders, as the case may be; and

      (f) promptly, from time to time, such other information regarding the operations, business affairs and financial condition of PGH, the Borrower, Powercoal, PA and PALLC or any of their respective subsidiaries, or compliance with the terms of any Loan Document, as the Paying Agent or any Lender may reasonably request.

      SECTION 5.05. Litigation and Other Notices. Furnish to the Paying Agent, the Issuing Bank and each Lender prompt written notice of the following:

      (a) any Event of Default or Default of which a Responsible Officer of such Loan Party is aware, specifying the nature and extent thereof and the corrective action (if any) taken or proposed to be taken with respect thereto;

      (b) the filing or commencement of, or any threat or notice of intention of any person to file or commence, any action, suit or proceeding, whether at law or in equity or by or before any Governmental Authority, against any Loan Party or any Affiliate thereof that could reasonably be expected to result in a Material Adverse Effect; and

      (c) any development of which a Responsible Officer is aware that has resulted in, or which such Responsible Officer has reasonably concluded will result in, a Material Adverse Effect.

   SECTION 5.06. Maintaining Records; Access to Properties and Inspections. Keep proper books of record and account in which full, true and correct entries in conformity with GAAP and all requirements of law are made of all dealings and transactions in relation to its business and activities. PGH will, and will cause each of its subsidiaries to, permit any representatives designated by the Paying Agent or any Lender to visit and inspect (at such Lender's expense, except in the case of visits and inspections made by the Paying Agent) the financial records and the properties of PGH or any such subsidiary at reasonable times and as often as reasonably requested and to make extracts from and copies of such financial records, and permit any representatives designated by the Paying Agent or any Lender to discuss (in the presence of PGH or such subsidiary, as applicable, unless a Default or Event of Default shall have occurred and is continuing) the affairs, finances and condition of PGH or any such subsidiary with the officers thereof and independent accountants therefor.

   SECTION 5.07. Use of Proceeds. Use the proceeds of the Loans and request the issuance of Letters of Credit only for the purposes set forth in the preamble to this Agreement.

   SECTION 5.08. Compliance with Laws. Comply in all respects with all applicable laws, ordinances, rules, regulations and requirements of Governmental Authorities (including Environmental Laws and ERISA and the rules and regulations thereunder), except where the necessity of compliance therewith is contested in good faith by appropriate proceedings or where non-compliance therewith could not reasonably be expected to have a Material Adverse Effect.

   SECTION 5.09. Further Assurances. As soon as practicable after the execution by TEG and its subsidiaries of the U.K. Tax Sharing Agreement, execute the Collateral Assignment and deliver it to the Collateral Agent, together with legal opinions reasonably satisfactory to the Collateral Agent, and give notice of the execution of such Collateral Assignment to the other parties to the U.K. Tax Sharing Agreement in order to grant, preserve, protect and perfect the validity and first priority of the security interests created or intended to be created by such Collateral Assignment. Execute any and all further documents, financing statements, agreements and instruments, and take all further action (including filing Uniform Commercial Code and other financing statements) that may reasonably be required under applicable law, or that the Required Lenders, the Paying Agent or the Collateral Agent may reasonably request, in order to effectuate the transactions contemplated by the Loan Documents and in order to grant, preserve, protect and perfect the validity and first priority of the security interests created or intended to be created by the Security Documents. Each Loan Party agrees to provide such evidence as the Collateral Agent shall reasonably request as to the perfection and priority status of each such security interest and Lien.

   SECTION 5.10. Interest Rate Protection Agreements. As promptly as practicable after the Unconditional Date and in any event within 180 days after the date of the initial Borrowing hereunder, enter into, and thereafter maintain in full force and effect through the Term Loan Maturity Date, one or more Interest Rate Protection Agreements in form reasonably satisfactory to the Paying Agent, the effect of which shall be to limit or cap the interest cost to PGH and its subsidiaries with respect to a notional amount at least equal to 50% of the Consolidated Total Debt of PGH and its subsidiaries and deliver evidence of the execution and delivery thereof to the Paying Agent.

   SECTION 5.11. Tax Sharing Accounts. In the case of the Loan Parties, cause each Tax Sharing Payment to be made to or by such Loan Party to be made to or from an account maintained with Citibank.

   SECTION 5.12. Tax Sharing Agreements. (a) As soon as practicable, but in any event not later than 270 days after the initial Acquisition Borrowing, cause TEG and certain of its subsidiaries resident in the United Kingdom for purposes of United Kingdom tax to enter into the U.K. Tax Sharing Agreement and (b) maintain the U.S. Tax Sharing Policy in full force and effect and cause to be bound thereby each of their subsidiaries that is included in the affiliated group for U.S. income tax purposes of which PacifiCorp is the common parent.

   SECTION 5.13. Peabody Transfer; PPM Contribution; Citizens Transfer. As soon as practicable, but in any event not later than 270 days after the initial Acquisition Borrowing, effect (a) the Peabody Transfer, (b) the PPM Contribution and (c) the Citizens Transfer.

   SECTION 5.14. Open Market Shares. On or prior to the date of the initial Acquisition Borrowing pursuant to Section 4.02(a), transfer or cause to be transferred all the Open Market Shares to PA.

                                  ARTICLE VI

                              Negative Covenants

   Each Loan Party covenants and agrees with each Lender that, so long as this Agreement shall remain in effect and until the Commitments have been terminated and the principal of and interest on each Loan, all Fees and all other expenses or amounts then due and payable under any Loan Document have been paid in full and all Letters of Credit have been canceled or have expired and all amounts drawn thereunder have been reimbursed in full, unless the Required Lenders shall otherwise consent in writing, none of the Loan Parties will, or will cause or permit any of its subsidiaries to:

   SECTION 6.01. Indebtedness. Incur, create, assume or permit to exist any Indebtedness, except:

      (a) Indebtedness outstanding on the Closing Date, or available under debt instruments existing on the Closing Date, and set forth on Schedule 6.01(a);

      (b)  Indebtedness created hereunder and under the other Loan Documents;

      (c) Indebtedness of Services, PA, Powercoal, PALLC, Eastern and their respective subsidiaries created under or permitted (or not prohibited) by the Credit Facilities;

      (d) Indebtedness of PGH or any of its wholly owned subsidiaries to any other wholly owned subsidiary of PGH or PGH;

      (e) Indebtedness in respect of surety or appeal bonds, performance bonds, reclamation bonds and other obligations of a like nature incurred in the ordinary course of business;

      (f) Indebtedness (including tax exempt financings and Capital Lease Obligations) used to purchase, construct, develop or improve assets in the ordinary course of business after the Closing Date or incurred in the ordinary course of business after the Closing Date to finance capital expenditures; provided that at no time shall the aggregate outstanding principal amount of any such Indebtedness incurred pursuant to this paragraph (f) exceed $25,000,000;

      (g) extensions, renewals or refinancings of Indebtedness under paragraphs (a) and (c) so long as (i) such Indebtedness (the "Refinancing Indebtedness") is in an aggregate principal amount not greater than the aggregate principal amount of the Indebtedness being extended, renewed or refinanced plus the amount of any interest or premiums required to be paid thereon and fees and expenses associated therewith, (ii) such Refinancing Indebtedness has a later or equal final maturity and a longer or equal weighted average life than the Indebtedness being extended, renewed or refinanced, (iii) the interest rate applicable to such Refinancing Indebtedness shall be a market interest rate (as determined in good faith by the Board of Directors of PGH or the Borrower) as of the time of such extension, renewal or refinancing, (iv) if the Indebtedness being extended, renewed or refinanced is subordinated to the Obligations, such Refinancing Indebtedness is subordinated to the Obligations to the extent of the Indebtedness being extended, renewed or refinanced, (v) the covenants, events of default and other provisions thereof (including any Guarantees thereof), taken as a whole, shall be no less favorable to the Lenders than those contained in the Indebtedness being refinanced and (vi) at the time of and after giving effect to such extension, renewal or refinancing, no Default or Event of Default shall have occurred and be continuing;

      (h) extensions, renewals or refinancings of Indebtedness under paragraph (b) so long as (i) such Indebtedness (the "EnergyCo Refinancing Indebtedness") is in an aggregate principal amount not greater than the aggregate principal amount of the Indebtedness being extended, renewed or refinanced plus the amount of any interest required to be paid thereon and fees and expenses associated therewith, (ii) such EnergyCo Refinancing Indebtedness matures at least 24 months after the Term Loan Maturity Date, (iii) the interest rate applicable to such EnergyCo Refinancing Indebtedness shall be a market interest rate (as determined in good faith by the Board of Directors of PGH or the Borrower) as of the time of such extension, renewal or refinancing, (iv) such EnergyCo Refinancing Indebtedness shall be either (x) unsecured or (y) secured by all of any portion of the Collateral pursuant to the Collateral Trust and Intercreditor Agreement, (v) such EnergyCo Refinancing Indebtedness shall not require any scheduled payments of principal prior to the maturity thereof, (vi) the agreements governing such EnergyCo Refinancing Indebtedness shall not require the Loan Parties or their respective subsidiaries to maintain any specified financial condition (other than as a condition to the taking of specified actions by the Loan Parties or their respective subsidiaries), (vii) the Net Cash Proceeds of such EnergyCo Refinancing Indebtedness are used as required by Sections 2.13(d) and (e) and (viii) at the time of and after giving effect to such extension, renewal or refinancing, no Default or Event of Default shall have occurred and be continuing;

      (i) Indebtedness issued under an FRN Purchase Agreement so long as (i) such Indebtedness (the "FRNs") matures no earlier than the Term Loan Maturity Date, (ii) such FRNs shall be either (x) unsecured or (y) secured by all or any portion of the Collateral pursuant to the Collateral Trust and Intercreditor Agreement, (iii) such FRNs shall not require any scheduled payments of principal prior to the maturity thereof and (iv) the Net Cash Proceeds of such FRNs are used as required by Sections 2.13(d) and (e);

      (j)  Non-Recourse Indebtedness of any Single Purpose Entity; and

      (k) unsecured Indebtedness of PGH or the Borrower in addition to that permitted by paragraphs (a) through (j) above in an aggregate principal amount outstanding not to exceed at any time $50,000,000.

   SECTION 6.02. Liens. In the case of each Loan Party, create, incur, assume or permit to exist any Lien on any property or assets (including stock or other securities of any person) now owned or hereafter acquired by it or on any income or revenues or rights in respect of any thereof, except:

      (a) Liens on property or assets of the Loan Parties existing on the Closing Date and set forth on Schedule 6.02(a); provided that such Liens shall secure only those obligations which they secure on the Closing Date;

      (b)  any Lien created under the Loan Documents;

      (c) any Lien existing on any property or asset prior to the acquisition thereof by either Loan Party; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition and
   (ii) such Lien does not apply to any other property or assets of either Loan Party;

      (d) Liens for taxes not yet due or which are being contested in compliance with Section 5.03;

      (e) carriers', warehousemen's, mechanics', materialmen's, repairmen's, landlord's or other like Liens arising in the ordinary course of business and securing obligations that are not due and payable or which are being contested in compliance with Section 5.03;

      (f) pledges and deposits made in the ordinary course of business in compliance with workmen's compensation, unemployment insurance and other social security laws or regulations;

      (g) deposits to secure the performance of bids, trade contracts (other than for Indebtedness), leases (other than Capital Lease Obligations), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

      (h) Liens created by or relating to any legal proceeding which at the time is being contested in good faith by appropriate proceedings; provided that, in the case of a Lien consisting of an attachment or judgment Lien, the judgment it secures shall, within 60 days of entry thereof, have been discharged or execution thereof stayed pending appeal, or discharged within 60 days after the expiration of any such stay;

      (i) any Lien on (i) the proceeds of sale of commercial paper issued by a Loan Party or (ii) a Loan Party's right to receive such proceeds, securing such Loan Party's obligation


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                                                                          70

   to reimburse the issuer of a letter of credit for drawings to repay commercial paper previously issued by such Loan Party;

      (j) zoning restrictions, easements, rights-of-way, restrictions on use of real property and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount and do not materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business of either Loan Party;

      (k) purchase money security interests in real property, improvements thereto, equipment or other fixed assets hereafter acquired (or, in the case of improvements, equipment or other fixed assets, constructed) by the Borrower or any Subsidiary; provided that (i) such security interests secure Indebtedness permitted by Section 6.01(f), (ii) such security interests are incurred, and the Indebtedness secured thereby is created, no later than 90 days after such acquisition (or completion of such construction), (iii) the Indebtedness secured thereby does not exceed the cost of such real property, improvements or equipment at the time of such acquisition (or construction) and (iv) such security interests do not apply to any other property or assets of the Borrower or any Subsidiary (other than the proceeds of the real property, improvements, equipment or other fixed assets subject to such Lien);

      (l) Liens securing Refinancing Indebtedness, to the extent that the Indebtedness being refinanced was originally secured in accordance with this Section 6.02; provided that such Lien does not apply to any additional property or assets of either Loan Party (other than the proceeds of the property or asset subject to such Lien);

      (m) Liens in the Collateral securing FRNs or EnergyCo Refinancing Indebtedness, in each case subject to the terms of the Collateral Trust and Intercreditor Agreement;

      (n) Liens on cash and cash equivalents in an aggregate amount not to exceed $10,000,000 at any time to secure obligations of the Loan Parties under Hedging Agreements;

      (o) Liens on cash and cash equivalents to secure obligations of the Loan Parties in respect of Exchange Rate Protection Agreements entered into with a Lender (or an Affiliate of a Lender) at the time of issuance of any EnergyCo Refinancing Indebtedness; provided, however, that the aggregate amount of cash and cash equivalents that may be subject to a Lien pursuant to this clause (o) on any date shall not exceed an amount equal to 10% of the aggregate amount by which the Term Loans and FRNs have been prepaid on or prior to such date (excluding any prepayment of Term Loans with the proceeds of FRNs);

      (p) Liens on cash and cash equivalents to secure a Loan Party's reimbursement obligations to the issuer of a letter of credit that is a Lender (or an Affiliate of a Lender); and

      (q)  Liens in addition to those permitted by paragraphs (a) through
   (p); provided, however, that the aggregate principal amount of Indebtedness and amount of other liabilities of the Loan Parties that is secured by such Liens do not exceed at any time $10,000,000.

   SECTION 6.03. Sale and Lease-Back Transactions. Enter into any arrangement, directly or indirectly, with any person whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property which it intends to use for substantially the same purpose or purposes as the property being sold or transferred; provided that Services, PA, Powercoal, PALLC, Eastern and their respective subsidiaries may enter into any such transaction to the extent permitted or not prohibited by the applicable Credit Facilities.

   SECTION 6.04. Investments, Loans and Advances. Purchase, hold or acquire any capital stock, evidences of indebtedness or other securities of, make or permit to exist any loans or advances to, or make or permit to exist any investment or any other interest in, any other person, except:

      (a) existing investments by PGH or the Borrower in the capital stock, share capital or other equity interests, as the case may be, of its subsidiaries;

      (b) investments, loans and advances of PGH and its subsidiaries existing on the Closing Date and set forth on Schedule 6.04(b) or pursuant to commitments set forth on Schedule 6.04(b);

      (c)  Permitted Investments;

      (d) investments in Qualified NUG Hedging Agreements and Hedging Agreements permitted under this Agreement, including Funding Exchange Rate Protection Agreements;

      (e) investments constituting non-cash consideration received in connection with a sale of assets not prohibited by Section 6.05;

      (f) investments, loans or advances made from the proceeds of equity contributions made by PacifiCorp to PGH or the Borrower;

      (g)  investments that are sale and leaseback transactions permitted by
   Section 6.03;

      (h) investments, loans or advances permitted or not prohibited under the applicable Credit Facilities, made by Services, PA, Powercoal, PALLC, Eastern and their respective subsidiaries;

      (i) the investment by PGH in Interco in connection with the Interco Transactions; provided that Interco shall become a party to the Guarantee Agreement as a guarantor and shall become a party to the Pledge Agreement as a pledgor with respect to its interests in the Borrower and the corporations that are members of PALLC; and

      (j) investments in energy-related businesses; provided that it shall be a condition to any such investment that (i) no Default or Event of Default shall have occurred and be continuing, (ii) after giving effect to such investment, including the proposed financing thereof, the Borrower shall be in pro forma compliance with all the covenants contained in this Agreement and (iii) if such investment is in an aggregate amount in excess of $25,000,000, the Borrower shall have delivered to the Paying Agent a certificate of a

   Financial Officer confirming compliance with clauses (i) and (ii) and setting forth calculations, in form and substance reasonably satisfactory to the Paying Agent, showing pro forma compliance with the covenants set forth in Sections 6.10, 6.11 and 6.12.

   SECTION 6.05.  Mergers, Consolidations, Sales of Assets and Acquisitions.
(a) In the case of PGH and the Borrower, (i) merge into or consolidate with any other person, or permit any other person to merge into or consolidate with it, or sell, convey, transfer, lease, liquidate or otherwise dispose of (in one transaction or in a series of related transactions) all or substantially all the assets of any Loan Party, or assign any of its respective Obligations under the Loan Documents to any other person; or (ii) permit PALLC, Powercoal, PA or Services to sell, transfer, lease, liquidate or otherwise dispose of, directly or indirectly, (by merger or otherwise) all or substantially all their respective assets to any person other than a Loan Party or a wholly owned subsidiary of a Loan Party, in each case except:

      (A) PGH and any subsidiary may purchase and sell inventory in the ordinary course of business;

      (B) if at the time thereof and immediately after giving effect thereto no Event of Default or Default shall have occurred and be continuing, any wholly owned subsidiary of PGH (other than the Borrower) may merge into or consolidate with or sell, convey, transfer, lease, liquidate or otherwise dispose of all its assets to PGH or the Borrower or any other wholly owned subsidiary in a transaction in which no person other than PGH, the Borrower or a wholly owned subsidiary of PGH receives any consideration;

      (C) PGH or any of its subsidiaries may effect the PPM Contribution, the TPC Contribution, the Citizens Transfer, the Peabody Transfer, the Lee Ranch Transfer and the Interco Transactions;

      (D) PGH may sell, transfer or otherwise dispose of all the capital stock of PFS or the Spring Creek Note so long as (I) at the time thereof and immediately after giving effect thereto, no Event of Default shall have occurred and be continuing and (II) PGH complies with Section 2.13 with respect to the Net Cash Proceeds received from any such sale, transfer or other disposition;

      (E) acquisitions constituting investments permitted by Section 6.04; and

      (F) PGH may sell, transfer or otherwise dispose of the Excluded Assets to PacifiCorp or any subsidiary of PacifiCorp.

   (b) Notwithstanding Section 6.05(a), no Asset Sale by PGH or the Borrower shall be permitted under this Agreement unless (i) the consideration to be received in connection therewith shall be at least equal to the fair market value of the assets or property sold, transferred or otherwise disposed of (as determined in good faith by the board of directors of PGH or the Borrower, as the case may be), (ii) such Asset Sale shall be for consideration at least 80% of which is cash (except to the extent that the purchase price or payment thereof is contingent on performance of the assets or property sold) and (iii) to the extent required, the Net Cash Proceeds therefrom are applied in accordance with Section 2.13(b).


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                                                                          73

   (c) Notwithstanding Section 6.05(a), no Asset Sale by any of Powercoal, PA, PALLC, Eastern or any of their respective subsidiaries shall be permitted under this Agreement unless (i) such Asset Sale is permitted or not prohibited by the terms of the relevant Credit Facility, and (ii) in each case, any Net Cash Proceeds received by such person as consideration in connection with such Asset Sale are retained or applied (A) in the manner required by, permitted under or not otherwise prohibited by the relevant Credit Facility or (B) to prepay Loans in accordance with Section 2.13 of this Agreement.

   SECTION 6.06. Dividends and Distributions; Restrictions on Ability of Subsidiaries to Pay Dividends. (a) Declare or pay, directly or indirectly, any dividend or make any other distribution (by reduction of capital or otherwise), whether in cash, property, securities or a combination thereof, with respect to any shares of its capital stock or directly or indirectly redeem, purchase, retire or otherwise acquire for value (or permit any subsidiary to purchase or acquire) any shares of any class of its capital stock or set aside any amount for any such purpose; provided, however, that
(i) any subsidiary (including any Hybrid Preferred Securities Subsidiary) may declare and pay dividends or make other distributions ratably to its shareholders or redeem, purchase, retire or otherwise acquire for value any shares of any class of its capital stock (including Hybrid Preferred Securities) or set aside any amount for any such purpose and (ii) if no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof, (A) PGH and its subsidiaries may make payments required to be made under the Tax Sharing Agreements so long as the payment thereunder by PGH and its subsidiaries shall not exceed the amount PGH and its subsidiaries would be required to pay under such arrangement as in effect on the Closing Date, (B) PGH may pay dividends to PacifiCorp to the extent PGH receives a substantially contemporaneous cash equity contribution from PacifiCorp at least equal in amount and (C) after the Term Loans and FRNs have been paid in full, PGH may pay dividends to PacifiCorp in an aggregate amount not to exceed $25,000,000.

   (b) Permit the subsidiaries of PGH to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any subsidiary of PGH to (i) (A) pay any dividends or make any other distributions to PGH or any of its subsidiaries on its capital stock or any other interest or (ii) make or repay any loans or advances to PGH or the parent of such subsidiary (subclauses (i) and (ii) are collectively referred to as an "Upstream Payment"); provided, however, that the foregoing shall not restrict any encumbrances or restrictions:

      (i) existing on the Closing Date under Indebtedness permitted by Sections 6.01(a) and (c);

      (ii) contained in any debt or preferred stock instrument relating to a person acquired after the Closing Date; provided that (A) such encumbrances and restrictions are not applicable to any person other than such person or property or assets acquired, (B) such instrument was in existence at the time of such acquisition and was not created in contemplation of or in connection with such acquisition, and (C) the Borrower reasonably believes at the time of such acquisition that the terms of such instrument will not encumber or restrict the ability of such acquired person to make an Upstream Payment in a manner that would adversely affect the Borrower's ability to perform its obligations under the Loan Documents when due;

      (iii) incurred in connection with any Indebtedness permitted pursuant to Section 6.01 (including any extension, refinancing, renewal or replacement of Indebtedness contemplated by clauses (i) and (ii) above); provided that (A) the Borrower reasonably believes at the time such Indebtedness is incurred that the terms of such Indebtedness will not restrict the ability of the person incurring such Indebtedness to make an Upstream Payment in a manner that would adversely affect the Borrower's ability to perform its obligations under the Loan Documents when due, and
   (B) such Indebtedness contains no express encumbrances or restrictions on the ability of such person to make an Upstream Payment; provided that any Indebtedness that extends, refinances, renews or replaces Indebtedness permitted hereunder may contain express encumbrances or restrictions on Upstream Payments that are not materially more onerous than those contained in the Indebtedness being extended, refinanced, renewed or replaced;

      (iv) imposed on any Single Purpose Entity;

      (v) existing under, or by reason of, applicable law, or as required by or pursuant to agreements with any Governmental Authority; and

      (vi) any encumbrance or restriction on the transfer of any property or asset in an agreement relating to the acquisition or creation or disposition of such property or asset or any Lien on such property or asset that is otherwise permitted by the terms of this Agreement.

   SECTION 6.07. Transactions with Affiliates. Make any material payment to, or sell, lease, transfer or otherwise dispose of any material properties or assets to, or purchase any material property or assets from, or enter into or make or amend any material transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of any such person (each of the foregoing, an "Affiliate Transaction"), unless such Affiliate Transaction is on terms that are no less favorable to PGH, the Borrower or the relevant subsidiary than those that would have been obtained in a comparable transaction by PGH, the Borrower or such subsidiary with an unrelated person; provided that (a) any payments or transfers that are permitted by Section 6.01, 6.04, 6.05(a)(C), 6.05(a)(F) or 6.06(a) shall not be deemed to be Affiliate Transactions and (b) the foregoing restriction shall not apply to
(i) transactions among the Loan Parties, (ii) transactions between or among subsidiaries of the Borrower and (iii) transactions pursuant to agreements entered into or in effect on the Closing Date (including the Tax Sharing Agreements).

   SECTION 6.08. Business of PGH and Subsidiaries. Engage to any material extent in any business or business activity other than the energy business and business activities reasonably incidental thereto.

   SECTION 6.09. Other Indebtedness and Agreements. (a) In the case of the Loan Parties, permit any waiver, supplement, modification, amendment, termination (other than in connection with a refinancing permitted by Section 6.01(h)) or release of any indenture, note or any other instrument or agreement evidencing Indebtedness for money borrowed (other than the Intercompany Loan Agreements) or preferred or preference stock or pursuant to which any Indebtedness for money borrowed or such stock was issued or issue any securities in exchange for any Indebtedness for money borrowed or any preferred or preference stock; provided, however, that such person may


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                                                                          75

amend, modify or grant a waiver with respect to any such indenture, note or other instrument or agreement if such amendment, modification or waiver does not have the effect of (i) increasing the amounts due in respect of any such indenture, note or other instrument or agreement or any interest rate thereunder, (ii) subjecting any property of PGH or the Borrower to any Lien to which it was not so subject immediately prior to any such amendment, modification or waiver, (iii) shortening the maturity or average life of any such Indebtedness for borrowed money (provided that the maturity of any such Indebtedness for borrowed money may be shortened to a date that is not less than six months later than the latest final maturity date of any outstanding Term Loans) or (iv) creating or changing any covenant or similar restriction or event of default having application to such person to make any such covenant or similar restriction more restrictive on such person than the covenants contained in this Agreement.

   (b) In the case of the Loan Parties, make any payment or distribution, whether in cash, property, securities or a combination thereof, other than scheduled payments of principal and interest as and when due (to the extent not prohibited by applicable subordination provisions), in respect of, or pay, or offer or commit to pay, or directly or indirectly redeem, repurchase, retire or otherwise acquire for consideration (or set apart any funds for the aforesaid purposes) any Indebtedness for borrowed money, except for (i) the Loans and (ii) Indebtedness that is refinanced by Refinancing Indebtedness.

   (c) In the case of the Loan Parties, cause or suffer to exist any amendment or modification to or supplement of the charter or by-laws of a Loan Party or any other agreement (including the Tax Sharing Agreements) that is material to the conduct of the operations of a Loan Party without the prior written consent of the Required Lenders, unless such amendment, modification or supplement is not adverse to the interests of the Lenders.

   SECTION 6.10. Fixed Charge Coverage Ratio. Permit the ratio of (a) Cash Available for Fixed Charges to (b) Fixed Charges for any four fiscal quarter period ending after the Unconditional Date to be less than 1.10 to 1.00.

   SECTION 6.11. Leverage Ratio. Permit the Leverage Ratio as at the end of any fiscal quarter listed below to be in excess of the ratio set forth below for such quarter:

   Quarter Ending                             Ratio
   --------------                             -----
   December 31, 1998                       7.000 to 1.00

   March 31, 1999                          6.875 to 1.00
   June 30, 1999                           6.750 to 1.00
   September 30, 1999                      6.625 to 1.00
   December 31, 1999                       6.500 to 1.00

   March 31, 2000                          6.375 to 1.00
   June 30, 2000                           6.250 to 1.00
   September 30, 2000                      6.125 to 1.00
   December 31, 2000                       6.000 to 1.00
     and thereafter

   SECTION 6.12.  Consolidated EBITDA.  Permit Consolidated EBITDA for
(a) each full quarter ending after the Unconditional Date and on or prior to December 31, 1999, to be less than $325,000,000 and (b) any four fiscal quarter period ending on any date or during any period set forth below to be less than the amount set forth below opposite such period:

         Date or Period                               Amount
         --------------                               ------
     From and including March 31,                  $1,300,000,000
     1999 to and including
     December 31, 1999

     March 31, 2000                                 1,325,000,000

     June 30, 2000                                  1,350,000,000

     September 30, 2000                             1,375,000,000

     December 31, 2000 and                          1,400,000,000
     thereafter

   SECTION 6.13. Fiscal Year. In the case of each Loan Party, change the end of its fiscal year from December 31 to any other date.


                                     ARTICLE VII

                                  Events of Default

     In case of the happening of any of the following events ("Events of Default"):

      (a) any representation or warranty made or deemed made in or in connection with any Loan Document or the borrowings or issuances of Letters of Credit hereunder, or any representation, warranty, statement or information contained in any report, certificate, financial statement or other instrument furnished in connection with or pursuant to any Loan Document, shall prove to have been false or misleading in any material respect when so made, deemed made or furnished;

      (b) default shall be made in the payment of any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise;

      (c) default shall be made in the payment of any interest on any Loan or any Fee or any other amount (other than an amount referred to in paragraph (b) of this Article) due under any Loan Document, when and as the same shall become due and payable, and such default shall continue unremedied for a period of three Business Days;

      (d) default shall be made in the due observance or performance by PGH or any of its subsidiaries of any covenant, condition or agreement contained in Section 5.01(a), 5.05(a) or 5.07 or in Article VI;

      (e) default shall be made in the due observance or performance by PGH or any of its subsidiaries (to the extent applicable) of any covenant, condition or agreement contained in any Loan Document (other than those specified in paragraph (b), (c) or (d) of this Article) and such default shall continue unremedied for a period of 30 days after notice thereof from the Paying Agent or any Lender to the Borrower;

      (f) PGH or any subsidiary shall (i) fail to pay any principal or interest, regardless of amount, due in respect of any Indebtedness (other than Non-Recourse Indebtedness) in a principal amount in excess of $50,000,000, when and as the same shall become due and payable, (ii) fail to observe or perform any other term, covenant, condition or agreement contained in any agreement or instrument evidencing or governing any such Indebtedness if the effect of any failure referred to in this clause (ii) is to cause, or to permit the holder or holders of such Indebtedness or a trustee on its or their behalf to cause, such Indebtedness to become due prior to its stated maturity or (iii) fail to make any payment in respect of any Material Hedging Obligations when due; provided that this paragraph (f) shall not apply with respect to any Indebtedness owed by PGH or any of its subsidiaries to PGH or any of its subsidiaries, except to the extent that such Indebtedness has been accelerated by the holder thereof;

      (g) an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking
    (i) relief in respect of PGH, the Borrower or any Significant Subsidiary (or any group of subsidiaries of PGH, which, if considered in the aggregate as a single subsidiary, would constitute a Significant Subsidiary), or of a substantial part of the property or assets of PGH, the Borrower, such Significant Subsidiary or such group of subsidiaries of PGH, under Title 11 of the United States Code, as now constituted or hereafter amended, or any other Federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) the appointment of an administrator (as such term is defined in the U.K. Insolvency Act of 1986), a liquidator, provisional liquidator, receiver, administrative receiver, trustee, custodian, sequestrator, conservator or similar official for PGH, the Borrower or any Significant Subsidiary (or any group of subsidiaries of PGH which, if considered in the aggregate as a single subsidiary, would constitute a Significant Subsidiary) or for a substantial part of the property or assets of PGH, the Borrower, a Significant Subsidiary or any such group of subsidiaries of PGH or (iii) the winding-up or liquidation of PGH, the Borrower or any Significant Subsidiary (or any group of subsidiaries of PGH which, if considered in the aggregate as a single subsidiary, would constitute a Significant Subsidiary); and such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

      (h) PGH, the Borrower or any Significant Subsidiary (or any group of subsidiaries of PGH which, if considered in the aggregate as a single subsidiary, would constitute a Significant Subsidiary) shall
    (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other Federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in paragraph (g) above, (iii) apply for or consent to the appointment of an administrator (as such term is defined in the U.K. Insolvency Act of 1986), a liquidator, provisional liquidator, receiver, administrative receiver, trustee, custodian, sequestrator, conservator or similar official for PGH, the Borrower, any Significant Subsidiary or any such group of subsidiaries of PGH or for a substantial part of the property or assets of PGH, the Borrower, any Significant Subsidiary or any such group of subsidiaries of PGH, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, (vi) become unable, admit in writing its inability or fail generally to pay its debts as they become due or (vii) take any action for the purpose of effecting any of the foregoing;

      (i) one or more judgments for the payment of money in an aggregate amount in excess of $50,000,000 shall be rendered against PGH, any subsidiary (other than a Single Purpose Entity) or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to levy upon assets or properties of PGH, or any subsidiary (other than a Single Purpose Entity) to enforce any such judgment;

      (j) an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other such ERISA Events, could reasonably be expected to have a Material Adverse Effect;

      (k) prior to a Collateral Release Event, any security interest purported to be created by any Security Document shall cease to be, or shall be asserted by any Loan Party not to be, a valid, perfected, first priority (except as otherwise expressly provided in this Agreement or such Security Document) security interest in the securities or properties covered thereby with respect to a material portion of the Collateral, except to the extent that any such loss of perfection or priority results from an act or failure to act by the Collateral Agent to maintain possession of certificates representing securities pledged under the Pledge Agreement;

      (l) any Loan Document shall not for any reason be, or shall be asserted by any Loan Party not to be, in full force and effect and enforceable in all material respects accordance with its terms;

      (m) all or any material part of the assets of PGH or the Borrower, or all or substantially all of the assets of any of their respective Significant Subsidiaries, is seized, nationalized, expropriated or compulsorily acquired by, or by the order of, any Governmental Authority;

      (n) (i) the Secretary of State gives notice in writing of the revocation of a License for any reason or a Licence ceases to be in full force and effect in any material respect, in each case except where a similar license(s) is/are granted to PA and/or any of its subsidiaries in its place or where such License is no longer required (by law or regulation) to be held by any Licenseholder in order that it may carry on any business carried on by such Licenseholder on the date hereof;

           (ii) without prejudice to clause (i) of this paragraph (n), any legislation (whether primary or subordinate) removing, reducing or qualifying the duties of the Secretary of State and/or the Director General with regard to the creditors or the ability of the Licenseholder to raise finance under a Licence or of generators of electricity or public electricity suppliers generally is enacted and the enactment has a Material Adverse Effect with respect to PA and its subsidiaries;

           (iii) any amendment is made to the terms and conditions of a License and the amendment has a Material Adverse Effect with respect to PA and its subsidiaries and, if the amendment is required pursuant to a law or regulation applying to the United Kingdom electricity distribution, supply or generation industry as a whole, within 30 days Services and the PA Agent have not agreed new terms for the PA Facility Agreement acceptable to the Majority Banks (as defined in the PA Facility Agreement); or

           (iv) PA or any of its subsidiaries fails to comply with a final order (within the meaning of Section 25 of the Electricity Act) or with a provisional order (within the meaning of such Section) which has been confirmed under such Section (and not since been revoked) or any provisions of the Electricity Act detailing the rights, powers, authorities, obligations and duties of the Secretary of State or the Director General or the manner in or time at which they are to be exercised, are repealed or amended in a manner which has (or is likely to have) a Material Adverse Effect; or

           (o)  there shall have occurred a Change in Control;

then, at any time during the continuance of such event (other than an event described in paragraph (g) or (h) above with respect to PGH or the Borrower), the Paying Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate forthwith the Commitments and
(ii) declare the Loans then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrower accrued hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding; provided that (A) in any event described in paragraph (g) or (h) above with respect to PGH or the Borrower, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrower accrued hereunder and under any other Loan Document, shall automatically become due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding and (B) except as described in the immediately preceding clause (A), during the period commencing with the Closing Date and ending on the Offer Termination Date, the Paying Agent and the Lenders shall not be entitled to terminate the Commitments, rescind this Agreement or prevent any funding of the Offer nor to declare the Loans due and payable in whole or in part or exercise any other right or remedy under any Loan Document or exercise any set off or similar right arising on the basis of misrepresentation or Event of Default or otherwise if to do so would prevent the funding of the Offer in accordance with Section 4.02(a) unless (i) an Event of Default described in clause (g) or (h) of Article VII shall have occurred and be continuing; (ii) any of the representations and warranties set forth in Section 3.01, 3.02 and 3.03, as they relate to the Loan Parties, shall not be true and correct in all material respects on the date of any Credit Event of the type described in Section 4.02 with the same effect as though made on such date or (iii) any of the Offer Conditions Precedent, unless waived in writing by the Required Lenders (such waiver being conclusively evidenced by written notice from the Paying Agent to the Borrower and, in the case of paragraph 1 of such Offer Conditions Precedent, not to be unreasonably withheld or delayed) shall not have been satisfied on the date of any such Credit Event.

     Notwithstanding anything to the contrary in the preceding paragraph, during the Clean-up Period, none of the Paying Agent, the Collateral Agent or any Lender may declare that an Event of Default has occurred, or terminate the Commitments or declare the Loans to be due and payable as a result solely of one or more Defaults described in paragraph (a), (d) (except for a Default in respect of Section 5.07, 6.10, 6.11 or 6.12) or (e) of this Article VII, or paragraph (f)(ii) of this Article VII insofar as it involves Indebtedness of TEG or any of its subsidiaries to the extent such Indebtedness is repaid or refinanced before the end of the Clean-up Period and the lenders thereunder have not accelerated the obligations thereunder and commenced proceedings to enforce the same; provided that the event or circumstance giving rise to such Default, or the result of such Default, (i) directly relates to TEG or any of its subsidiaries (or any of their businesses, assets or liabilities), (ii) is capable of being cured or remedied during the Clean-up Period and (iii) except to the extent it involves Indebtedness of TEG or any of its subsidiaries is repaid or refinanced before the end of the Clean-up Period, was not known by a Responsible Officer of PGH or the Borrower prior to the Closing Date; provided, further, that the Paying Agent, the Collateral Agent and the Lenders shall be entitled to exercise any and all rights and remedies granted to them hereunder and under the Loan Documents with respect to an occurrence or continuation of any such Default or Event of Default after the expiration of the Clean-up Period.


                                     ARTICLE VIII

                      The Paying Agent and the Collateral Agent

     In order to expedite the transactions contemplated by this Agreement, Citibank is hereby appointed to act as Paying Agent on behalf of the Lenders and as the Issuing Bank, and Citicorp USA is hereby appointed to act as Collateral Agent on behalf of the Lenders (for purposes of this Article VIII, the Paying Agent and the Collateral Agent are referred to collectively as the "Agents"). Each of the Lenders and each assignee of any such Lender and the Issuing Bank, hereby irrevocably authorizes the Agents to take such actions on behalf of such Lender or assignee or the Issuing Bank and to exercise such powers as are specifically delegated to the Agents by the terms and provisions hereof and of the other Loan Documents, together with such actions and powers as are reasonably incidental thereto. The Paying Agent is hereby expressly authorized by the Lenders and the Issuing Bank, without hereby limiting any implied authority, (a) to receive on behalf of the Lenders and the Issuing Bank all payments of principal of and interest on the Loans, all payments in respect of L/C Disbursements and all other amounts due to the Lenders hereunder, and promptly to distribute to each Lender or the Issuing Bank its proper share of each payment so received; (b) to give notice on behalf of each of the Lenders to the Loan Parties of any Event of Default specified in this Agreement of which the Paying Agent has actual knowledge acquired in connection with its agency hereunder; and (c) to distribute to each Lender copies of all notices, financial statements and other materials delivered by each Loan Party pursuant to this Agreement or the other Loan Documents as received by the Paying Agent. Without limiting the generality of the foregoing, the Agents are hereby expressly authorized to execute any and all documents (including releases) with respect to the Collateral and the rights of the Secured Parties with respect thereto, as contemplated by and in accordance with the provisions of this Agreement and the Security Documents.

     Neither the Agents nor any of their respective directors, officers, employees or agents shall be liable as such for any action taken or omitted by any of them except for its or his own gross negligence or wilful misconduct, or be responsible for any statement, warranty or representation herein or the contents of any document delivered in connection herewith, or be required to ascertain or to make any inquiry concerning the performance or observance by any Loan Party of any of the terms, conditions, covenants or agreements contained in any Loan Document. The Agents shall not be responsible to the Lenders for the due execution, genuineness, validity, enforceability or effectiveness of this Agreement or any other Loan Documents, instruments or agreements. The Agents shall in all cases be fully protected in acting, or refraining from acting, in accordance with written instructions signed by the Required Lenders and, except as otherwise specifically provided herein, such instructions and any action or inaction pursuant thereto shall be binding on all the Lenders. Each Agent shall, in the absence of knowledge to the contrary, be entitled to rely on any instrument or document believed by it in good faith to be genuine and correct and to have been signed or sent by the proper person or persons. Neither the Agents nor any of their respective directors, officers, employees or agents shall have any responsibility to any Loan Party on account of the failure of or delay in performance or breach by any Lender or the Issuing Bank of any of their respective obligations hereunder or to any Lender or the Issuing Bank on account of the failure of or delay in performance or breach by any other Lender or the Issuing Bank or any Loan Party of any of their respective obligations hereunder or under any other Loan Document or in connection herewith or therewith. Each of the Agents may execute any and all duties hereunder by or through agents or employees and shall be entitled to rely upon the advice of legal counsel selected by it with respect to all matters arising hereunder and shall not be liable for any action taken or suffered in good faith by it in accordance with the advice of such counsel.

     The Lenders hereby acknowledge that neither Agent shall be under any duty to take any discretionary action permitted to be taken by it pursuant to the provisions of this Agreement unless it shall be requested in writing to do so by the Required Lenders.

     Subject to the appointment and acceptance of a successor Agent as provided below, either Agent may resign at any time by notifying the Lenders and the Borrower. Upon any such resignation, the Required Lenders shall have the right to appoint a successor, subject to the prior consent of the Borrower (not to be unreasonably withheld). If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent, subject to the prior consent of the Borrower (not to be unreasonably withheld), which shall be a bank with an office in New York, New York, having a combined capital and surplus of at least $500,000,000 or an Affiliate of any such bank. Upon the acceptance of any appointment as Agent hereunder by a successor bank, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent and the retiring Agent shall be discharged from its duties and obligations hereunder. After the Agent's resignation hereunder, the provisions of this Article and Section 9.05 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Agent.

     With respect to the Loans made by it hereunder, each Agent in its individual capacity and not as Agent shall have the same rights and powers as any other Lender and may exercise the same as though it were not an Agent, and the Agents and their Affiliates may accept deposits from, lend money to and generally engage in any kind of business with PGH or any subsidiary or other Affiliate thereof as if it were not an Agent.

     Each Lender agrees (a) to reimburse the Agents, on demand, in the amount of its pro rata share (based on its Commitments hereunder) of any expenses incurred for the benefit of the Lenders by the Agents, including counsel fees and compensation of agents and employees paid for services rendered on behalf of the Lenders, that shall not have been reimbursed by the Borrower and (b) to indemnify and hold harmless each Agent and any of its directors, officers, employees or agents, on demand, in the amount of such pro rata share, from and against any and all liabilities, taxes, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by or asserted against it in its capacity as Agent or any of them in any way relating to or arising out of this Agreement or any other Loan Document or any action taken or omitted by it or any of them under this Agreement or any other Loan Document, to the extent the same shall not have been reimbursed by the Loan Party; provided that no Lender shall be liable to an Agent or any such other indemnified person for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or wilful misconduct of such Agent or any of its directors, officers, employees or agents. Each Revolving Credit Lender agrees to reimburse the Issuing Bank and its directors, employees and agents to the same extent and subject to the same limitations as provided above for the Agents.

     Each Lender acknowledges that it has, independently and without reliance upon the Agents or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agents or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement or any other Loan Document, any related agreement or any document furnished hereunder or thereunder.

                                      ARTICLE IX

                                    Miscellaneous

   SECTION 9.01. Notices. Notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

           (a) if to any Loan Party, to it at 700 NE Multnomah, Suite 1600, Portland, Oregon 97232, Attention of William E. Peressini-Vice President and Treasurer (Telecopy No. (503) 731-2017), with a copy to Stoel Rives LLP at 700 NE Multnomah, Suite 950, Portland, Oregon 97232, Attention of John M. Schweitzer, Esq. (Telecopy No. (503) 230-1907);

           (b) if to the Paying Agent at its offices in New York, to Citibank, N.A., 399 Park Avenue, New York, New York 10043, Attention of Sandip Sen (Telecopy No. (212) 793-6130);

           (c) if to the Paying Agent at its offices in London, to Citibank International plc, Cottons Center, 5th Floor, Hays Lane, London SE1 2QT, England, Attention of Niels Kirk (Telecopy No. (44-171) 500-2990); and

           (d) if to a Lender, to it at its address (or telecopy number) set forth on Schedule 2.01 or in the Assignment and Acceptance pursuant to which such Lender shall have become a party hereto.

All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt if delivered by hand or overnight courier service or sent by telecopy or on the date five Business Days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section 9.01 or in accordance with the latest unrevoked direction from such party given in accordance with this
Section 9.01.

      SECTION 9.02. Survival of Agreement. All covenants, agreements, representations and warranties made by each Loan Party herein and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Lenders and the Issuing Bank and shall survive the making by the Lenders of the Loans and the issuance of Letters of Credit by the Issuing Bank, regardless of any investigation made by the Lenders or the Issuing Bank or on their behalf, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any Fee or any other amount payable under this Agreement or any other Loan Document is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not been terminated. The provisions of Sections 2.14, 2.16, 2.20 and 9.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Loans, the expiration of the Commitments, the expiration of any Letter of Credit, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Paying Agent, the Collateral Agent or any Lender or the Issuing Bank.

   SECTION 9.03.  Binding Effect.  This Agreement shall become effective
(a) when it shall have been executed by each Loan Party and the Paying Agent and when the Paying Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and (b) when each of the conditions set forth in Section 4.01 shall have been satisfied or waived in writing, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

   SECTION 9.04. Successors and Assigns. (a) Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the permitted successors and assigns of such party; and all covenants, promises and agreements by or on behalf of the Loan Parties, the Paying Agent, the Issuing Bank or the Lenders that are contained in this Agreement shall bind and inure to the benefit of their respective successors and assigns.

      (b) Each Lender may assign to one or more assignees all or a portion of its interests, rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided, however, that (i) except in the case of an assignment to a Lender or an Affiliate of such Lender, (x) the Borrower (unless an Event of Default shall have occurred and is continuing) and the Paying Agent (and, in the case of any assignment of a Revolving Credit Commitment, the Issuing Bank) must give their prior written consent to such assignment (which consent shall not be unreasonably withheld and, in the case of the Borrower, the Issuing Bank and the Swingline Lender, shall be deemed given by such person if the assigning Lender does not receive notice to the contrary within five Business Days after receipt by such person of an executed Assignment and Acceptance) and (y) the amount of the Commitment of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Paying Agent) shall not be less than $5,000,000 (or, if less, the entire remaining amount of such Lender's Commitment), (ii) the parties to each such assignment shall execute and deliver to the Paying Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500 (except for assignments by any Initial Lender or as otherwise agreed to by the Paying Agent) and (iii) the assignee, if it shall not be a Lender, shall deliver to the Paying Agent an Administrative Questionnaire. Upon acceptance and recording pursuant to paragraph (e) of this Section 9.04, from and after the effective date specified in each Assignment and Acceptance, which effective date shall be at least five Business Days after the execution thereof, (A) the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement and (B) the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.14, 2.16, 2.20 and 9.05, as well as to any Fees accrued for its account and not yet paid).

      (c) By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the assignee thereunder shall be deemed to confirm to and agree with each other and the other parties hereto as follows: (i) such assigning Lender warrants that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim and that its Term Loan Commitment and Revolving Credit Commitment, and the outstanding balances of its Term Loans and Revolving Loans, in each case without giving effect to assignments thereof which have not become effective, are as set forth in such Assignment and Acceptance, (ii) except as set forth in (i) above, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto, or the financial condition of PGH or any subsidiary or the performance or observance by PGH or any subsidiary of any of its obligations under this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto; (iii) such assignee represents and warrants that it is legally authorized to enter into such Assignment and Acceptance; (iv) such assignee confirms that it has received a copy of this Agreement, together with copies of the most recent financial statements referred to in Section 3.04 or delivered pursuant to Section 5.04 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (v) such assignee will independently and without reliance upon the Paying Agent, the Collateral Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (vi) such assignee appoints and authorizes the Paying Agent and the Collateral Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Paying Agent and the Collateral Agent, respectively, by the terms hereof, together with such powers as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

      (d) The Paying Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices in The City of New York and in London a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the "Register"). The entries in the Register shall be conclusive and the Borrower, the Paying Agent, the Issuing Bank, the Collateral Agent and the Lenders may treat each person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, the Issuing Bank, the Collateral Agent and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

      (e) Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, an Administrative Questionnaire completed in respect of the assignee (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) above and, if required, the written consent of the Borrower, the Paying Agent and the Issuing Bank to such assignment, the Paying Agent shall
(i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and

(iii) give prompt notice thereof to the Lenders and the Issuing Bank. No assignment shall be effective unless it has been recorded in the Register as provided in this paragraph (e).

      (f) Each Lender may without the consent of the Borrower, the Issuing Bank or the Paying Agent sell participations to one or more banks or other entities in all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided, however, that (i) such Lender's obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the participating banks or other entities shall be entitled to the benefit of the cost protection provisions contained in Sections 2.14, 2.16 and 2.20 to the same extent as if they were Lenders (provided that a participant shall not be entitled to receive any greater payment under Sections 2.14, 2.16 and 2.20 than the applicable Lender would have been entitled to receive with respect to the participation sold to such participant, unless the sale of such participation is made with the Borrower's prior written consent) and (iv) the Borrower, the Paying Agent, the Issuing Bank and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement, and such Lender shall retain the sole right to enforce the obligations of Loan Parties relating to the Loans or L/C Disbursements and to approve any amendment, modification or waiver of any provision of this Agreement (other than amendments, modifications or waivers decreasing any fees payable hereunder or the amount of principal of or the rate at which interest is payable on the Loans, extending any scheduled principal payment date or date fixed for the payment of interest on the Loans or increasing or extending the Commitments).

      (g) Any Lender or participant may, in connection with any assignment or participation or proposed assignment or participation pursuant to this
Section 9.04, disclose to the assignee or participant or proposed assignee or participant any information relating to any Loan Party furnished to such Lender by or on behalf of such Loan Party; provided that, prior to any such disclosure of information designated by such Loan Party as confidential, each such assignee or participant or proposed assignee or participant shall execute an agreement whereby such assignee or participant shall agree (subject to customary exceptions) to preserve the confidentiality of such confidential information on terms no less restrictive than those applicable to the Lenders pursuant to
Section 9.16.

      (h) Any Lender may at any time assign all or any portion of its rights under this Agreement to a Federal Reserve Bank to secure extensions of credit by such Federal Reserve Bank to such Lender; provided that no such assignment shall release a Lender from any of its obligations hereunder or substitute any such Bank for such Lender as a party hereto. In order to facilitate such an assignment to a Federal Reserve Bank, the Borrower shall, at the request of the assigning Lender, duly execute and deliver to the assigning Lender a promissory note or notes evidencing the Loans made to the Borrower by the assigning Lender hereunder.

      (i) None of the Loan Parties shall assign or delegate any of its rights or duties hereunder without the prior written consent of the Paying Agent, the Issuing Bank and each Lender, and any attempted assignment without such consent shall be null and void.

   SECTION 9.05. Expenses; Indemnity. (a) PGH and the Borrower agree, jointly and severally, to pay all reasonable out-of-pocket expenses incurred by the Initial Lenders, the Paying Agent, the Collateral Agent and the Issuing Bank in connection with the arrangement of the credit facilities provided for herein and the preparation and administration of this Agreement and the other Loan Documents and in connection with any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions hereby or thereby contemplated shall be consummated) or incurred by the Initial Lenders, the Paying Agent, the Collateral Agent or (after the occurrence and during the continuance of an Event of Default) any other Lender in connection with the enforcement of its rights in connection with this Agreement and the other Loan Documents or in connection with the Loans made or Letters of Credit issued hereunder, including the reasonable fees, charges and disbursements of Cravath, Swaine & Moore, counsel for the Paying Agent and the Collateral Agent, and, in connection with any such enforcement, the reasonable fees, charges and disbursements of any other counsel for the Paying Agent, the Collateral Agent or any Lender.

      (b) PGH and the Borrower agree, jointly and severally, to indemnify the Initial Lenders, the Paying Agent, the Collateral Agent, each other Lender and the Issuing Bank, each Affiliate of any of the foregoing persons and each of their respective directors, officers, partners, employees and agents (each such person being called an "Indemnitee") against, and to hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including reasonable counsel fees, charges and disbursements, incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of any claim, litigation, investigation or proceeding (whether or not an Indemnitee is a party thereto) relating to (i) the execution or delivery of this Agreement or any other Loan Document or any agreement or instrument contemplated thereby, the performance by the parties thereto of their respective obligations thereunder or the consummation of the Transactions and the other transactions contemplated thereby, the use of the proceeds of the Loans or issuance of Letters of Credit, whether or not any Indemnitee is a party thereto, or (ii) any actual or alleged presence or Release of Hazardous Materials on any property owned or operated by PGH or any of its subsidiaries, or any Environmental Claim related in any way to PGH or its subsidiaries; provided that such indemnity shall not, as to any Indemnitee, be available (x) to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or wilful misconduct of such Indemnitee and (y) in respect of stamp or other documentary taxes in connection with any Assignment and Acceptance.

      (c) The provisions of this Section 9.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Loans, the expiration of the Commitments, the expiration of any Letter of Credit, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Paying Agent, the Collateral Agent, any Lender or the Issuing Bank. All amounts due under this Section 9.05 shall be payable upon written demand therefor.

   SECTION 9.06. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender is hereby authorized at any time and from time to time, except to the extent prohibited by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of PGH or the Borrower against any of and all the obligations of PGH or the Borrower now or hereafter existing under this Agreement and other Loan Documents held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or such other Loan Document and although such obligations may be unmatured.

Promptly after exercising its rights under this Section 9.06, the applicable Lender shall notify the Paying Agent, PGH and the Borrower of the exercise of such rights. The rights of each Lender under this Section 9.06 are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

   SECTION 9.07. APPLICABLE LAW. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (OTHER THAN LETTERS OF CREDIT AND AS EXPRESSLY SET FORTH IN OTHER LOAN DOCUMENTS) SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK. EACH LETTER OF CREDIT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED IN ACCORDANCE WITH, THE LAWS OR RULES DESIGNATED IN SUCH LETTER OF CREDIT, OR IF NO SUCH LAWS OR RULES ARE DESIGNATED, THE UNIFORM CUSTOMS AND PRACTICE FOR DOCUMENTARY CREDITS (1993 REVISION), INTERNATIONAL CHAMBER OF COMMERCE, PUBLICATION NO. 500 (THE "UNIFORM CUSTOMS") AND, AS TO MATTERS NOT GOVERNED BY THE UNIFORM CUSTOMS, THE LAWS OF THE STATE OF NEW YORK.

   SECTION 9.08. Waivers; Amendment. (a) No failure or delay of the Paying Agent, the Collateral Agent, any Lender or the Issuing Bank in exercising any power or right hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Paying Agent, the Collateral Agent, the Issuing Bank and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on any Loan Party in any case shall entitle any Loan Party to any other or further notice or demand in similar or other circumstances.

      (b) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by PGH, the Borrower and the Required Lenders; provided, however, that no such agreement shall (i) decrease the principal amount of, or extend the maturity of or any scheduled principal payment date or date for the payment of any interest on any Loan or any date for reimbursement of an L/C Disbursement, or waive or excuse any such payment or any part thereof, or decrease the rate of interest on any Loan or L/C Disbursement, without the prior written consent of each Lender affected thereby, (ii) change or extend the Commitment or decrease or extend the date for payment of the Commitment Fees of any Lender without the prior written consent of such Lender, (iii) amend or modify the pro rata requirements of the provisions of Section 2.17, amend or modify the provisions of Section 9.04(i), the provisions of this Section, the definition of the term "Required Lenders" or release the Guarantor or all or any substantial part of the Collateral (except for any release expressly permitted by the Loan Documents), without the prior written consent of each Lender or (iv) change any provisions of any Loan Document in a manner that by its terms adversely affects the rights in respect of payments due to Lenders holding Loans of any Class differently than those holding Loans of any other Class, without the written consent of Lenders holding a majority in interest of the outstanding Loans and unused Commitments of each affected Class; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Paying Agent, the Collateral Agent or the Issuing Bank hereunder or under any other Loan Document without the prior written consent of the Paying Agent, the Collateral Agent or the Issuing Bank, as the case may be.

   SECTION 9.09. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan or participation in any L/C Disbursement, together with all Fees, charges and other amounts which are treated as interest on such Loan or participation in such L/C Disbursement under applicable law (collectively the "Charges"), shall exceed the maximum lawful rate (the "Maximum Rate") which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan or participation in accordance with applicable law, the rate of interest payable in respect of such Loan or participation hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan or participation but were not payable as a result of the operation of this
Section 9.09 shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or participation or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

   SECTION 9.10.  Entire Agreement.  This Agreement and the other Loan
Documents constitute the entire contract between the parties relative to the subject matter hereof. Any other previous agreement among the parties with respect to the subject matter hereof is superseded by this Agreement and the other Loan Documents. Nothing in this Agreement or in the other Loan Documents, expressed or implied, is intended to confer upon any party other than the parties hereto and thereto any rights, remedies, obligations or liabilities under or by reason of this Agreement or the other Loan Documents.

   SECTION 9.11.  WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY WAIVES, TO
THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND
(B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11.

   SECTION 9.12. Severability. In the event any one or more of the provisions contained in this Agreement or in any other Loan Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

   SECTION 9.13. Counterparts. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original but all of which when taken together shall constitute a single contract, and shall become effective as provided in
Section 9.03. Delivery of an executed signature page to this Agreement by facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

   SECTION 9.14. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

   SECTION 9.15. Jurisdiction; Consent to Service of Process. (a) Each Loan Party hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceedings shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Paying Agent, the Collateral Agent, the Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or the other Loan Documents against any Loan Party or any of its properties in the courts of any jurisdiction.

      (b) Each Loan Party hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents in any New York State or Federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

      (c) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

   SECTION 9.16. Conversion of Currencies. (a) If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum owing hereunder in one currency into another currency, each party hereto agrees, to the fullest extent that it may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures in the relevant jurisdiction the first currency could be purchased with such other currency on the Business Day immediately preceding the day on which final judgment is given.

      (b) The obligations of each party in respect of any sum due to any other party hereto or any holder of the obligations owing hereunder (the "Applicable Creditor") shall, notwithstanding any judgment in a currency (the "Judgment Currency") other than the currency in which such sum is stated to be due hereunder (the "Agreement Currency"), be discharged only to the extent that, on the Business Day following receipt by the Applicable Creditor of any sum adjudged to be so due in the Judgment Currency, the Applicable Creditor may in accordance with normal banking procedures in the relevant jurisdiction purchase the Agreement Currency with the Judgment Currency; if the amount of the Agreement Currency so purchased is less than the sum originally due to the Applicable Creditor in the Agreement Currency, such party agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Applicable Creditor against such loss. The obligations of the Loan Parties contained in this
Section 9.16 shall survive the termination of this Agreement and the payment of all other amounts owing hereunder.

   SECTION 9.17. Confidentiality. The Paying Agent, the Collateral Agent, the Issuing Bank and each of the Lenders agrees to keep confidential (and to use its best efforts to cause its respective agents and representatives to keep confidential) the Information (as defined below) and all copies thereof, extracts therefrom and analyses or other materials based thereon, except that the Paying Agent, the Collateral Agent, the Issuing Bank or any Lender shall be permitted to disclose Information (a) to such of its respective officers, directors, employees, agents, affiliates and representatives as need to know such Information, (b) to the extent requested by any regulatory authority,
(c) to the extent otherwise required by applicable laws and regulations or by any subpoena or similar legal process (and, in the case of any such subpoena or legal process after notice to the Borrower, if permitted by applicable law or process), (d) in connection with any suit, action or proceeding relating to the enforcement of its rights hereunder or under the other Loan Documents or (e) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section 9.17 or (ii) becomes available to the Paying Agent, any Lender, the Issuing Bank or the Collateral Agent on a nonconfidential basis from a source other than PGH or the Borrower. For the purposes of this Section, "Information" shall mean all financial statements, certificates, reports, agreements and information (including all analyses, compilations and studies prepared by the Paying Agent, the Collateral Agent, the Issuing Bank or any Lender based on any of the foregoing) that are received from PGH or the Borrower and related to PGH or the Borrower, any shareholder of PGH or the Borrower or any employee, customer or supplier of PGH or the Borrower other than any of the foregoing that were available to the Paying Agent, the Collateral Agent, the Issuing Bank or any Lender on a nonconfidential basis prior to its disclosure thereto by PGH or the Borrower, and which are in the case of Information provided after the Closing Date, clearly identified at the time of delivery as confidential. The provisions of this Section 9.17 shall remain operative and in full force and effect regardless of the expiration of this Agreement.

   SECTION 9.18. Margin Regulations. Notwithstanding any other provision contained in this Agreement or the other Loan Documents, including
Section 2.13(b), Section 6.02 and Section 6.05, the pledge or sale of the Shares by PA shall be permitted hereunder until the Depositary Shares have been delisted from the New York Stock Exchange (and the Shares shall not otherwise be "margin stock" as defined in Regulations G and U of the Board); provided that until such time PGH shall use its reasonable efforts to cause PA not to:

           (i) incur any Indebtedness other than (A) its obligations under the Offer, (B) its obligations under the Powercoal/PA Loans, (C) its obligations under or permitted under the PA Facility Agreement and
      (D) intercompany loans between or among PGH and its subsidiaries, in each case to the extent permitted hereby;

           (ii) engage in any business other than (A) acquiring and holding the Shares and (B) engaging in activities reasonably related to the Offer; or

           (iii) sell or otherwise dispose of the Shares, unless (A) such Shares are sold for cash, (B) fair value is received for such Shares and (C) the proceeds of such sale are either held as cash or invested in certificates of deposit, U.S. government securities, commercial paper, other money market instruments that are exempted securities under the United States federal securities laws or Cash Equivalent Investments (as defined in the PA Facility Agreement).

   SECTION 9.19. European Monetary Union. If, as a result of the implementation of European monetary union, (a) any currency ceases to be lawful currency of the nation issuing the same and is replaced by a European common currency, then any amount payable hereunder by any party hereto in such currency shall instead be payable in the European common currency and the amount so payable shall be determined by translating the amount payable in such currency to such European common currency at the exchange rate recognized by the European Central Bank for the purpose of implementing European monetary union, or (b) any currency and a European common currency are at the same time recognized by the central bank or comparable authority of the nation issuing such currency as lawful currency of such nation, then (i) any Loan made at such time shall be made in such European common currency and (ii) any other amount payable by any party hereto in such currency shall be payable in such currency or in such European common currency (in an amount determined as set forth in clause (a)), at the election of the obligor. Prior to the occurrence of the event or events described in clause (a) or (b) of the preceding sentence, each amount payable hereunder in any currency will continue to be payable only in that currency.
The Borrower agrees, at the request of the Required Lenders, at the time of or at any time following the implementation of European monetary union, to enter into an agreement amending this Agreement in such manner as the Required Lenders shall reasonably request in order to avoid any unfair burden or disadvantage resulting from the implementation of such monetary union and to place the parties hereto in the position they would have been in had such monetary union not been implemented, the intent being that neither party will be adversely affected economically as a result of such implementation and that reasonable provisions may be adopted to govern the borrowing, maintenance and repayment of Loans denominated in Sterling or a European common currency after the occurrence of the event or events described in clause (a) or (b) of the preceding sentence.


   IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                                       PACIFICORP GROUP HOLDINGS COMPANY,

                                         by
                                             /s/ William E. Peressini
                                             --------------------------------
                                             Name:  William E. Peressini
                                             Title:  Treasurer

                                       PACIFICORP ENERGYCO,

                                         by
                                             /s/ William E. Peressini
                                             ---------------------------------
                                             Name: William E. Peressini
                                             Title:  Director and Deputy
                                                     Chief Financial
                                                     Officer


                                       CITIBANK, N.A., individually as an
                                       Initial Lender and as Paying Agent,

                                         by
                                             /s/  Thomas W. Ng
                                             ---------------------------------
                                             Name:  Thomas W. Ng
                                             Title:  Attorney-in-Fact


                                       CITICORP USA, INC., as Collateral Agent,

                                         by
                                             /s/  Thomas W. Ng
                                             ---------------------------------
                                             Name:  Thomas W. Ng
                                             Title:  Attorney-in-Fact


                                       GOLDMAN SACHS CREDIT PARTNERS L.P.,
                                       individually as an Initial Lender,

                                         by
                                             /s/  John Winkelried
                                             ---------------------------------
                                             Name:  John Winkelried
                                             Title:  Authorized Signatory


                                       MORGAN GUARANTY TRUST COMPANY OF
                                       NEW YORK, individually as an
                                       Initial Lender,

                                         by
                                             /s/  Kathryn Sayko-Yanes
                                             ---------------------------------
                                             Name:  Kathryn Sayko-Yanes
                                             Title:  Vice President